As filed with the Securities and Exchange Commission on November 12, 1998
                                                           Registration No. 333-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549
                      ------------------------------------


                                    FORM S-1
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                      ------------------------------------


                               AMCOMP INCORPORATED
             (Exact name of Registrant as specified in its charter)

                                    Delaware
                         (State or other jurisdiction of
                         incorporation or organization)
                                      6331
                          (Primary Standard Industrial
                           Classification Code Number)
                                   65-0636842
                                (I.R.S. Employer
                             Identification Number)

                         701 U.S. Highway One, Suite 200
                         North Palm Beach, Florida 33408

   (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

                               AmComp Incorporated
                         701 U.S. Highway One, Suite 200
                         North Palm Beach, Florida 33408
                       Attention: Fred R. Lowe, President
                           (561) 840-7171 (Telephone)
                           (561) 863-2603 (Telecopier)
 (Name, address, including zip code, and telephone number, including area code, of agent of service)

                                   Copies to:


           David J. Adler, Esq.                    Alexander M. Dye, Esq.
         Daniel J. Gallagher, Esq.                 Michael B. Kirwan, Esq.
Olshan Grundman Frome & Rosenzweig LLP    LeBoeuf, Lamb, Greene & MacRae, L.L.P.
            505 Park Avenue                         125 West 55th Street
        New York, New York 10022               New York, New York 10019-5389
         (212) 753-7200 (Telephone)              (212) 424-8000 (Telephone)
         (212) 755-1467 (Telecopier)             (212) 424-8500 (Telecopier)

                            ------------------------

        Approximate date of commencement of proposed sale to the public:
 As soon as practicable after the effective date of this Registration Statement.


         If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. / /

         If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

         If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

         If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

         If delivery of the Prospectus is expected to be made pursuant to Rule 434, please check the following box. / /


                                              CALCULATION OF REGISTRATION FEE
===================================================================================================================================
  Title of each Class of Securities to be         Proposed Maximum Aggregate Offering
                 Registered                                    Price(1)                          Amount of Registration Fee
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock, $.01 par value................                       $50,000,000                                  $13,900
===================================================================================================================================

--------------------
(1) Estimated solely for purposes of calculating the registration fee.



         The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said
Section 8(a), may determine.

================================================================================

We will amend and complete the information in this prospectus. Although we are permitted by US federal securities laws to offer these securities using this prospectus, we may not sell them or accept your offer to buy them until the documentation filed with the SEC relating to these securities has been declared effective by the SEC. This prospectus is not an offer to sell these securities or our solicitation of your offer to buy these securities in any jurisdiction where that would not be permitted or legal.

                     SUBJECT TO COMPLETION NOVEMBER 12, 1998


Prospectus
         , 199


                               AmComp Incorporated

                         _______ Shares of Common Stock


Certain Data on the Company:                                            The Offering:

o     We are the fourth largest provider of workers'                    o     The Company is offering         shares.
      compensation insurance in Florida, based on
      direct premiums written during 1997.

o     AmComp Incorporated                                               o     The underwriters have an option to
      701 U.S. Highway One, Suite 200                                         purchase an additional      shares from
      North Palm Beach, Florida 33408                                         the Company to cover over-allotments.
      (561) 840-7171

o     Proposed Symbol/(Proposed Market):                                o     This is our initial public offering, and
      _____/(NASDAQ National Market)                                          no public market currently exists for
                                                                              our shares.

                                                                        o     We plan to use the proceeds from this offering to
                                                                              increase the capital of our insurance subsidiaries,
                                                                              AmComp Assurance and AmComp Preferred, in order to
                                                                              permit them to underwrite additional insurance.

                                                                        o     Closing              , 199


--------------------------------------------------------------------------------------------------------------------------
                                                          Per Share                       Total
--------------------------------------------------------------------------------------------------------------------------
Public offering price (Estimated):                        $                               $
Underwriting fees:                                        $                               $
Proceeds to Company:                                      $                               $
==========================================================================================================================

     This investment involves risk. See "Risk Factors" beginning on Page 12.



Neither the SEC nor any State securities commission has determined whether this prospectus is truthful or complete. They have not made, nor will they make, any determination as to whether anyone should buy these securities. Any representation to the contrary is a criminal offense.



Donaldson, Lufkin & Jenrette

                                  BT Alex. Brown

                                                      Credit Suisse First Boston

                                TABLE OF CONTENTS

                                                                       Page
Certain Introductory Matters.......................                      5
Prospectus Summary................................                       6
Risk Factors......................................                      12
Forward-Looking Statements
 and Associated Risks..............................                     19
Use of Proceeds....................................                     19
Capitalization.....................................                     20
Dividend Policy....................................                     22
Dilution...........................................                     22
Selected Consolidated Financial Data...............                     23
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations.......................................                     27
Business...........................................                     35
Management.........................................                     53
Certain Relationships and Related Transactions.....                     61
Principal Stockholders.............................                     62
Description of Capital Stock.......................                     64
Shares Eligible For Future Sale....................                     67
Underwriting.......................................                     68
Legal Matters......................................                     70
Experts............................................                     70
Available Information..............................                     70
Index to Financial Statements......................                     F-1


FOR NORTH CAROLINA RESIDENTS: THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE COMMISSIONER OF INSURANCE FOR THE STATE OF NORTH CAROLINA, NOR HAS THE COMMISSIONER OF INSURANCE RULED UPON THE ACCURACY OR THE ADEQUACY OF THIS DOCUMENT.

The Company owns all of the shares of capital stock of two insurance companies domiciled in the State of Florida. The Florida insurance laws require prior approval by the Florida Department of Insurance (the "Florida DOI") of any acquisition of control of a domestic insurance company or of any company which controls a domestic insurance company. "Control" is generally presumed to exist through the ownership of, or the holding of proxies with respect to, 5% or more of the voting securities of a domestic insurance company or of any company which controls a domestic insurance company. Any purchase resulting in such purchaser's holding the power to vote 5% or more of the outstanding shares of Common Stock would require prior approval by the Florida DOI. However, a person who acquires at least 5% but less than 10% of the Common Stock may file with the Florida DOI a disclaimer of affiliation and control and, unless such disclaimer is disallowed by the Florida DOI, such person will not be required to seek prior approval of the Florida DOI for such acquisition.

                          CERTAIN INTRODUCTORY MATTERS

                               Certain Definitions

         Unless otherwise stated, all references in this Prospectus to (a) "AmComp" shall be to AmComp Incorporated, the issuer of the shares of Common Stock in this Offering, (b) "AmComp Preferred" shall be to AmComp Preferred Insurance Company and its predecessors, (c) "AmComp Assurance" shall be to AmComp Assurance Corporation, (d) "Pinnacle Benefits" shall be to Pinnacle Benefits, Inc., (e) "Pinnacle Administrative" shall be to Pinnacle Administrative Company, (f) "Insurance Subsidiaries" shall be to AmComp Preferred and AmComp Assurance and (g) the "Company" shall be to AmComp Incorporated and its subsidiaries.


                        Share and Accounting Information

         Unless otherwise stated, all information in this Prospectus assumes no exercise of the option to purchase additional shares of Common Stock granted to the Underwriters and gives effect to the conversion of all outstanding shares of AmComp's Series A Mandatorily Redeemable Convertible Preferred Stock (the "Series A Preferred Stock") into 6,000,000 shares of Common Stock, which will occur immediately prior to the completion of this Offering (the "Preferred Stock Conversion"). All share and per share data contained in this Prospectus have been restated to give effect to a 5-for-2 split of the Common Stock in the form of a stock dividend distributed in September 1996. Unless otherwise stated, all financial information in this Prospectus is presented in accordance with generally accepted accounting principles ("GAAP").

                               PROSPECTUS SUMMARY

         This Summary highlights information contained elsewhere in this Prospectus. This Summary is not complete and does not contain all of the information that you should consider before investing in the Common Stock offered by this Prospectus. You should read the entire Prospectus carefully, especially the risks of investing in the Common Stock discussed under "Risk Factors."

                                   The Company

         The Company is the fourth largest provider of workers' compensation insurance in Florida, based upon direct premiums written during 1997. The Company underwrites workers' compensation insurance policies for employers involved in a variety of businesses and industries, with an emphasis on small- and medium-sized employers. The Company has written the majority of its premium volume in Florida, but recently has commenced expansion into the Southeast and Midwest. For the 12 months ended June 30, 1998, the Company recorded $107.9 million of gross premiums written, $91.9 million of revenues and net income of $6.7 million. At June 30, 1998, total cash and invested assets were $103.3 million, total assets were $243.3 million and total mandatorily redeemable preferred stock and stockholders' equity was $39.5 million.

         From 1995 to 1997, the Florida workers' compensation market for insurance companies grew substantially as insureds shifted away from self-insurance funds. AmComp Preferred, the Company's principal insurance subsidiary, has capitalized on this growth due to (1) its market position and history as a former Florida self-insurance fund; (2) its strong relationships with local insurance agencies; (3) its ability to lower policyholder loss ratios through the use of managed care and proactive claims management; and (4) its "equity-based" agency compensation plans. In order to maintain growth, in Florida, the Company is developing additional agency relationships, offering new workers' compensation products and increasing premiums written with existing agencies. The Company also is expanding its business outside of Florida. During 1998, the Company opened its first regional office in Indianapolis, Indiana. The Company believes that the factors that allowed it to succeed in the Florida market will make its expansion efforts in other states successful. In addition, while the Company is primarily focused on internal growth opportunities, it may also consider future strategic acquisitions.

         The Company provides "total care management" services in order to reduce the frequency, severity and cost of lost wages and medical claims. Total care management services include loss prevention, early intervention with injured employees, proactive management of claims and emphasis on an early return to work. The Company's focus on loss prevention includes educating policyholders on workplace safety and proper communication with injured workers. Under the Company's early intervention procedures, policyholders are encouraged to notify the Company of a claim within 24 hours of the occurrence. Registered nurses at the Company's offices are responsible for contacting the injured employee, the policyholder and the healthcare provider within 24 hours after notification of a claim. Working with claims adjusters as a team, nurses coordinate the medical component of each indemnity claim from inception to completion to provide quality healthcare to the injured employee, facilitating an early return to work. The Company has concluded that returning an employee to the job quickly is an effective means of controlling indemnity payments for lost wages, typically the largest component of workers' compensation costs, as well as legal and medical expenses.

         The Company offers a range of workers' compensation policies that are designed to fit the needs of its policyholders and employer groups. The Company's basic product is a guaranteed cost policy, under which the premium for a policyholder is set in advance and only varies based upon changes in the policyholder's employee class codes and payroll. The Company also offers a variety of loss sensitive retention programs to policyholders under which a portion of premium may be returned to them in the form of a dividend. As of June 30, 1998, the Company offered its policies through an extensive network of more than 250 independent agencies. It uses financial incentives that include commissions, bonuses and stock options to establish long-term relationships with those independent agencies that actively market its products and services. Certain independent agencies that place insurance with the Company are granted stock options that vest based upon achievement of specific performance criteria.

         The fundamental components of the Company's business strategy are:

         o"Total Care Management." The Company believes that its emphasis on total care management services in its dealings with policyholders, their employees and independent agencies distinguishes it as a provider of workers' compensation insurance products and services. The Company's total care management strategy includes 24-hour first notice of injury reporting, assignment of registered nurse/adjuster teams to each indemnity claim and the use of field service consultants and policyholder education programs. This strategy is designed to provide prompt, frequent and positive contacts with these parties and to expedite the return to work of injured workers. The Company believes that its total care management strategy is an effective means of reducing payments for lost wages as well as for legal and medical expenses.

         oEmphasis on Underwriting Profitability. The Company seeks to achieve consistent underwriting profitability through its emphasis on selective underwriting and appropriate pricing and reserving. The Company also uses reinsurance to manage exposure to severe losses. As a result, AmComp Preferred has reported loss ratios of 56.8%, 59.1% and 60.6% for the developed policy years ended 1995, 1996 and 1997, respectively. In addition, AmComp Preferred has experienced a favorable reserve development in four of the last five years.

         oFocus on Smaller Accounts. The Company's target market is smaller accounts, which the Company defines as accounts of policyholders with annual premiums of less than $100,000, that express active interest in preventing and managing their losses. Of the Company's earned premiums for 1997, approximately 67% was attributable to smaller accounts and of the Company's earned premiums in the first six months of 1998, approximately 94% is attributable to smaller accounts. The Company's average written premium size was $17,700 in 1997 and $14,500 for the six months ended June 30, 1998. The Company believes that these accounts are not subject to the same degree of price competition as large accounts and that they permit generally better pricing per risk.

         oProactive Claims Management. The Company believes that proactive claims management is integral to its ability to minimize overall losses. The Company uses experienced claims adjusters who are each responsible for approximately 100 to 125 indemnity cases. The Company believes that this number of cases is significantly fewer than the number of cases handled by adjusters at many competing companies. The Company assigns a registered nurse and a claims adjuster to each claim. This nurse/adjuster team remains responsible for the claim from the time of the initial injury report to the final disposition of the claim. Early return to the job is achieved in part through frequent and personal contact with the injured employee and by encouraging "modified duty" until an employee is able to return to his or her former job. The Company believes that the amount of attention that its nurse/adjuster teams devote to their claims minimizes attorney involvement and expedites the settlement of valid claims. One year after the end of each of the 1994, 1995 and 1996 policy years, 94.0%, 92.7% and 93.3%, respectively, of the number of claims incurred during such policy years were closed.

         oStrong Distribution Network. The Company relies on its extensive network of independent sales agencies to market and sell its products. By offering its independent agencies a combination of financial incentives, which include commissions, bonuses and stock option grants, the Company seeks to establish long-term relationships with its agencies and to provide them with an interest in the future success of the Company. The vesting of such stock options is subject to the optionee's attaining certain performance goals, including, among other things, growth in written premiums, issuance of new policies and maintenance or replacement of existing policies, maintenance of loss ratios and collection of premiums. Independent agencies that hold stock options issued by the Company produced approximately 62.5% of gross premiums written in 1997.

         o Increased Market Penetration and Geographic Expansion. The Company seeks internal growth by: (1) building relationships with additional independent insurance agencies; (2) enhancing or developing new workers' compensation products and services; and (3) expanding into new states. The Company has already commenced expansion beyond its Florida underwriting base. The Company believes that expansion outside of Florida offers significant opportunities for increased sales and diversification of underwriting risk and plans to continue its expansion into markets in the Southeast and Midwest.

         oExperienced Management Team and Employees. The Company believes that hiring and retaining management and employees with experience in both managed care and insurance are crucial to implementing its total care management strategy. The Company believes that the collective underwriting, claims, care management and other experience of its employees are critical factors in the Company's success. The Company seeks to reduce employee turnover by paying competitive salaries and by providing professional development and advancement opportunities.

                                  The Offering


Common Stock offered.............................................   _____________ shares
Common Stock to be outstanding after the Offering................   _____________ shares(1)
Use of Proceeds..................................................   To increase the capital of the Insurance
                                                                    Subsidiaries to permit them to underwrite
                                                                    additional insurance and for working capital
                                                                    and general corporate purposes.  See "Use of
                                                                    Proceeds."
Proposed Nasdaq National Market symbol...........................   _________


--------------------------
(1) Excludes _______ shares of Common Stock reserved for issuance under (1) AmComp's 1996 Stock Option Plan (the "1996 Plan"), (2) option agreements with certain executive officers of the Company (the "Executive Option Agreements"), (3) AmComp's Directors' Stock Option Plan (the "Directors' Plan"), (4) AmComp's 1996 Stock Option Plan for Agents (the "AmComp Agents Plan") and (5) an outstanding Common Stock purchase warrant issued in connection with the establishment of AmComp's bank credit facility to the lender under such facility (the "Warrant"). Includes 6,000,000 shares of Common Stock issuable upon the Preferred Stock Conversion. See "Management
      - Stock Option Plans" and "Description of Capital Stock - Agent Stock Option Plans."


                                  Risk Factors

      For a discussion of certain factors you should consider before buying shares of Common Stock, see "Risk Factors" on page 12.

                       Summary Consolidated Financial Data

         The following summary historical financial data for AmComp and its subsidiaries should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements included herein. The consolidated income statement data for the years ended December 31, 1995, 1996 and 1997 and the consolidated balance sheet data as of December 31, 1995, 1996 and 1997 are derived from the consolidated financial statements of AmComp and its subsidiaries, which have been audited by Ernst & Young LLP, independent certified public accountants. The consolidated income statement data for the years ended December 31, 1993 and 1994 and for the six months ended June 30, 1997 and 1998 and the consolidated balance sheet data as of December 31, 1993 and 1994 and as of June 30, 1997 and 1998 are derived from the unaudited consolidated financial statements of AmComp and its subsidiaries.

         The Company believes the financial information for the years ended December 31, 1993, 1994 and 1995 is not comparable to the financial information for later periods due to the Company's acquisition of AmComp Preferred in January 1996. Summary financial information for AmComp Preferred as of and for the years ended December 31, 1993, 1994 and 1995 follows the summary financial information for AmComp and its subsidiaries. The income statement and balance sheet data as of and for the year ended December 31, 1995 are derived from the financial statements of AmComp Preferred which have been audited by Ernst & Young LLP, independent certified public accountants. The income statement and balance sheet data as of and for the years ended December 31, 1993 and 1994 are derived from the unaudited financial statements of AmComp Preferred.

         The unaudited financial statements include all adjustments, consisting of normal recurring accruals, which the Company considers necessary for a fair presentation of the financial position and results of operations for these periods. The results of operations of the Company for the six months ended June 30, 1998 are not necessarily indicative of the results to be expected for the entire year ending December 31, 1998.

                             AmComp and Subsidiaries

                                                                                                                    Six Months Ended
                                                            Years Ended December 31,                                    June 30,
                                      -------------------------------------------------------                 ----------------------
                                        1993(1)        1994         1995          1996(2)         1997            1997         1998
                                        -------        ----         ----          -------         ----            ----         ----
                                                                 (Dollars in thousands, except per share data)
INCOME STATEMENT DATA:
Gross premiums written.............        $  -         $  -          $  -         $70,995       $126,782        $92,317     $73,419
Ceded premiums.....................           -            -             -           1,144         23,155            350      20,596
Net premiums written...............           -            -             -          69,851        103,627         91,967      52,823

Net premiums earned................        $  -         $  -          $  -         $58,226       $102,505        $52,988     $36,046
Net investment income..............           7           17            53           3,288          5,113          2,551       2,616
Net realized investment gains......           -            -             -               -             65              -         129
Other income(3)....................       2,877        4,578         6,316             666            870            408         520
                                          -----        -----         -----          ------        -------        -------     -------
Total revenue......................       2,884        4,595         6,369          62,180        108,553         55,947      39,311


Losses and loss adjustment expenses           -            -             -          28,259         64,421         32,228      18,588
Underwriting and acquisition
 expenses.........................        2,027        3,453         5,612          21,396         29,752         16,239      10,794
Interest expense...................           -            -             -               -            806            338         759
                                         ------       ------       -------          ------         ------         ------      ------
Total expenses.....................       2,027        3,453         5,612          49,655         94,979         48,805      30,141

Income before dividends to
  policyholders and income taxes...         857        1,142           757          12,525         13,574          7,142       9,170
Dividends to policyholders.........           -            -             -           3,600          6,080          2,996       3,424
                                          -----       ------        ------          ------         ------          -----       -----
Income before income taxes.........         857        1,142           757           8,925          7,494          4,146       5,746
Income tax expense.................         311          441           270           3,491          2,060          1,282       1,646
                                           ----       ------         -----          ------         ------         ------      ------
Net income.........................        $546         $701          $487          $5,434         $5,434         $2,864      $4,100
Accretion of mandatorily redeemable
  preferred stock syndication costs           -            -             -           (176)          (355)          (178)       (180)
                                          -----        -----         -----         -------        ------         ------      ------
Net income attributable to common
  stockholders.....................        $546         $701          $487          $5,258         $5,079         $2,686      $3,920
Net income per share - basic.......       $0.04        $0.06         $0.04           $0.42          $0.40          $0.21       $0.31
                                          =====       ======         =====          ======         ======         ======      ======
Weighted average shares
  outstanding - basic..............      12,500       12,500        12,500          12,527         12,574         12,563      12,597
Net income per share - diluted.....       $0.04        $0.06         $0.04           $0.35          $0.29          $0.15       $0.22
                                          =====        =====         =====           =====          =====          =====       =====
Weighted average shares
  outstanding - diluted............      12,500       12,500        12,500          15,488         18,639         18,563      18,705


                                                               As of December 31,                                 As of June 30,
                                        --------------------------------------------------                 -----------------------
                                         1993(1)       1994         1995        1996(2)         1997           1997           1998
                                         -------       ----         ----        -------         ----           ----           ----
                                                                            (Dollars in thousands)
BALANCE SHEET DATA:
Total cash and invested assets.......       $268      $1,184         $973      $98,314       $119,719       $103,115       $103,335
Total assets.........................      1,459       1,565        2,680      136,450        222,986        193,695        243,315
Unpaid losses and loss adjustment
   expenses..........................          -           -            -       45,382         86,511         66,956         97,821
Note payable.........................          -           -            -       10,000         20,000         10,000         20,000
Total liabilities....................        613          18          646      107,096        187,553        161,300        203,770
Mandatorily redeemable preferred
   stock(4)..........................          -           -            -       21,745         22,100         21,922         22,280
Total common stockholders' equity....        846       1,547        2,034        7,609         13,333         10,473         17,265
Total mandatorily redeemable preferred
   stock and stockholders' equity....        846       1,547        2,034       29,354         35,433         32,395         39,545


GAAP RATIOS(5):
Loss ratio(6)........................          -           -            -         48.5%          62.9%          60.8%          51.6%
Expense ratio(7).....................          -           -            -         36.8           29.0           30.7           30.0
Policyholder dividend ratio(8).......          -           -            -          6.2            5.9            5.7            9.5
                                                                                  ----           ----           ----           ----
Combined ratio(9)....................          -           -            -         91.5%          97.8%          97.2%          91.1%

                                AmComp Preferred


                                            Years Ended December 31,
                                         1993         1994         1995
                                             (Dollars in thousands)

INCOME STATEMENT
DATA(10):
Gross premiums written...........         $24,714      $30,769     $43,494
Net premiums written.............          24,225       30,079      41,855

Net premiums earned..............         $24,225      $28,828     $32,346
Net investment income............           1,093        1,763       2,492
Other income.....................             496          718         832
                                         --------      -------     ------
Total revenue....................          25,814       31,309      35,670

Losses and loss adjustment
  expenses.......................          16,299       13,757      18,354
Underwriting and acquisition
  expenses.......................           6,528        8,311      14,930
                                         --------      -------      ------
Total expenses...................          22,827       22,068      33,284


Income before dividends to
  policyholders and income
  taxes..........................           2,987        9,241       2,386
Dividends to policyholders.......           1,440        2,229       2,768
                                           ------        -----       -----
Income before income taxes.......           1,547        7,012        (382)
Income tax expense (benefit).....             591        2,643         (50)
                                          -------      -------       ------
Net income (loss)................          $  956      $ 4,369       $(332)
                                          =======      =======       ======


                                                             As of December 31,
                                                   -------------------------------
                                                        1993          1994          1995
                                                        ----          ----          ----
BALANCE SHEET DATA(10):
Total cash and invested assets..................      $26,722       $37,209       $49,993
Total assets....................................       32,379        50,149        67,841
Unpaid losses and loss adjustment
   expenses.....................................       18,881        30,927        36,087
Total liabilities...............................       31,423        44,824        62,806
Total stockholders' equity......................        $ 956       $ 5,325       $ 5,035

GAAP RATIOS(5):
Loss ratio(6)...................................         67.3%         47.7%         56.7%
Expense ratio(7)................................         26.9          28.8          46.2
Policyholder dividend ratio(8)..................          5.9           7.7           8.6
                                                       ------         -----        ------
Combined ratio(9)...............................        100.1%         84.2%        111.5%

---------------------
(1) The combination of Pinnacle Benefits and Pinnacle Administrative by AmComp has been accounted for as reorganization of entities under common control in a manner similar to a pooling of interests. The accounts of all three entities have been combined as if the reorganization occurred on January 1, 1993.
(2) The acquisition of AmComp Preferred has been accounted for as a purchase, effective January 1, 1996.
(3) Other income for 1993, 1994 and 1995 consists primarily of management fees received by the Company for services provided to AmComp Preferred.
(4) In 1996, unrelated investors purchased $24.0 million (gross of syndication expenses of $2.4 million) of mandatorily redeemable preferred stock, which will be converted into 6,000,000 shares of Common Stock at the time of consummation of the Offering.
(5) GAAP ratios are derived from amounts and captions reported in financial statements prepared in accordance with generally accepted accounting principles.
(6)   Losses and loss adjustment expenses divided by net premiums earned.
(7)   Underwriting and acquisition expenses divided by net premiums earned.
(8)   Policyholder dividends incurred divided by net premiums earned.
(9)   Sum of ratios computed in footnotes 6, 7 and 8.
(10) Throughout 1993 and 1994 and the first four months of 1995, AmComp Preferred was a self-insurance fund, converting to an assessable mutual insurance company in 1995. It subsequently became a stock insurance company in January 1996.

                                  RISK FACTORS


         You should carefully consider the following factors and other information in this Prospectus before purchasing Common Stock. Certain statements concerning the Company's future financial condition and performance are forward-looking statements and actual results and developments could be materially different.

Concentration of Business

         The Company offers only workers' compensation insurance. It has no present plans to assume risk on any other type of insurance. Negative developments in regulatory, judicial, economic and competitive conditions affecting workers' compensation insurance could have a material adverse effect on the Company's business, financial condition and results of operations.

         The Company currently writes virtually all of its premiums in Florida. Regulatory, judicial, economic and competitive conditions in Florida therefore have a substantial effect on the revenues and profitability of the Company. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business--Regulation." Although the Company has begun expansion into additional states, it anticipates that, for the foreseeable future, it will continue to write the majority of its premiums in Florida. See "Business--Geographic Expansion."

Highly Competitive Industry

         The market for workers' compensation insurance products is highly competitive. The Company's competitors include, among others, insurance companies, professional employer organizations ("PEOs"), third party administrators, self-insurance funds and state insurance pools. Many of the Company's existing and potential competitors are significantly larger and possess considerably greater financial and other resources than the Company. If any of these competitors offer more competitive dividend or payment plans, services or commissions to independent agencies, the Company could lose market share, which could have an adverse effect on its business and results of operations. See "Business--Competition."

         The Company expects ratings to become an increasingly important factor in establishing its competitive position. Certain independent agencies and purchasers of insurance, particularly in states into which the Company is expanding, look to the ratings assigned by A.M. Best Company, Inc. ("A.M. Best") to assist them in assessing the financial strength and overall quality of insurance companies. The Insurance Subsidiaries are not rated by A.M. Best. When they apply for a rating, the rating they receive may not be favorable to the Company's marketing efforts.

         In July 1998, the Company entered into an arrangement with an insurance carrier that has an A.M. Best rating of "A (Excellent)." Under the arrangement, the carrier issues policies to employers meeting the Company's underwriting guidelines. This permits the Company to compete for rating-sensitive business. The Company reinsures such policies. The carrier receives, in effect, a commission for each policy issued, which makes policies written through this arrangement substantially less profitable to the Company. If this arrangement were terminated, there could be no assurance that a comparable one would be available to the Company on terms acceptable to it. See "Business--Insurance Products" and "--Competition."

Possible Inadequacy of Loss Reserves

         The Insurance Subsidiaries must establish and maintain reserves for their estimated liability for losses and loss adjustment expenses ("LAE"). These reserves are for both reported losses and losses incurred but not reported ("IBNR"). They do not reflect a precise calculation of liabilities. Instead, they are estimates based upon actuarial projections of the expected cost of settlement and administration of claims and are based upon:

                  o        known facts and circumstances
                  o        predictions of future events
                  o estimates of future trends in frequency and severity of claims
                  o        other factors, such as inflation

In addition, certain workers' compensation claims may be paid over a long period of time. Estimating reserves for these claims can be more uncertain than estimating reserves for other lines of insurance with shorter or more definite periods between occurrence of the claim and final determination of the loss.

         The Company believes it has established appropriate loss reserves. Nevertheless, the Company may ultimately incur losses and LAE that exceed its loss reserves. If the Company's reserves are inadequate, the Company will be required to increase them. An increase in reserves would reduce the Company's net income in the period that the reserves are increased. If the increase is substantial, it could have a material adverse effect on the Company's financial condition and results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business--Loss and Loss Adjustment Expense Reserves."

Dependence Upon Reinsurance

         Like other insurers, the Company manages its risk, in part, through excess of loss and quota-share reinsurance agreements. Under excess of loss reinsurance, a reinsurer pays losses and loss expenses over a specific dollar amount up to an agreed limit per occurrence. The Company's excess of loss reinsurers assume liability on each loss exceeding $50,000. The Company's excess of loss reinsurance agreements expire in 2000. Under quota-share reinsurance, a reinsurer assumes a specified portion of net losses and allocated loss adjustment expense ("ALAE") in exchange for a specified portion of policy premiums. The Company's quota-share reinsurers have assumed 25% of the Company's net losses and ALAE (with a specified exception) in exchange for 25% of the Company's gross premiums written. The Company's quota-share reinsurance agreements expire on December 31, 1998.

         The availability, amount and cost of reinsurance are subject to market conditions and to the Company's experience with insured losses. There can be no assurance that the Company's reinsurance agreements can be renewed or replaced prior to expiration upon terms as satisfactory as those currently in effect. If the Company were unable to renew or replace its reinsurance agreements upon such terms (1) its net liability on individual risks would increase; (2) it would have greater exposure to catastrophic losses; (3) its underwriting results would be subject to greater variability; and (4) its underwriting capacity would be reduced.

         The Company bears credit risk with respect to its reinsurers, because the transfer of risk to them does not relieve the Company of liability to its policyholders. The Company reinsures with reinsurers it believes to be financially stable, but a reinsurer's failure to make a significant payment could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business--Reinsurance."

Payment of Policy Dividends

         A majority of the Company's insurance policies are "retention" policies. These policies provide for the potential payment of policy dividends to the policyholders who own them. Each retention policy has a dividend plan agreement that specifies how a policyholder may receive a dividend. Under Florida law, neither the payment of these policy dividends, nor their amount can be guaranteed. Such limitation is stated in the dividend plan agreement with each retention policyholder. Payment of policy dividends is at the discretion of the Board of Directors of the applicable Insurance Subsidiary and is based upon (1) the individual policyholder's loss ratio; (2) the Insurance Subsidiary's overall loss ratio; and (3) the terms of the policyholder's dividend plan agreement.

         At the inception of each policy that is covered by a dividend plan agreement, the Company calculates the maximum potential policy dividend that could be paid to the holder of such policy under the applicable dividend plan agreement. The Company generally furnishes this information to the independent agency (which may, in turn, furnish the information to the policyholder). The applicable Insurance Subsidiary pays policy dividends eight to 20 months after the end of the policy term. While the Company believes that dividends paid by it are comparable to those paid by its competitors, policy dividends paid by the Company in 1998 have been substantially less than maximum potential policy dividends.

         In Florida, where premium rates are fixed by law, the payment of policy dividends is an important competitive factor. If the Insurance Subsidiaries declare policy dividends that fail to meet the expectations of retention policyholders or the Company's independent agencies, this could adversely affect the Insurance Subsidiaries' relationship with them and could have an adverse effect on the Company's business and results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business--Insurance Products."

         Retention policyholders who pay the Company $50,000 or more in annual premiums may defer a portion of their annual premium payments in anticipation of offsetting that payment with policy dividends that are based upon the potential policy dividend. The policyholder secures the deferred premium with a certificate of deposit, a letter of credit or a performance bond. While the policyholders' obligations are secured, the Company's business and results of operations could be materially adversely affected if the actual policy dividend is less than the deferred premium and if these policyholders and the related collateral providers fail to pay a substantial amount of these receivables.

Reliance Upon Independent Insurance Agencies

         The Company markets and sells its insurance products solely through independent, non-exclusive insurance agencies and brokers. During 1997, the Company's top 10 independent agencies accounted for approximately 43% of the Company's premiums written. The loss of the relationship with one or more of these agencies could have a material adverse effect on the Company's business and results of operations. These agencies also sell competitors' products. The Company must offer workers' compensation insurance products that meet the requirements of these agencies and their customers. As the Company expands into additional states, it must establish an effective network of independent agencies in those states.

Management of Growth and Expansion

         The Company has begun to expand into other states. As the Company expands, it will be underwriting policies for insureds in states in which the Company has not previously operated. The Company's insurance experience has been developed in Florida. This experience may not enable the Company to compete successfully in new markets or adequately estimate risks in those markets. In addition, in the initial stages of its expansion, the Company will rely on third party providers to adjust claims and for various administrative matters.

         The Company's future growth and expansion will depend upon the efforts of key management personnel and its ability to attract and retain qualified persons familiar with the Company's markets. If the Company is unable to manage its growth effectively, its business, financial condition and results of operations could be materially adversely affected. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business--Business Strategy."

Regulation

         The Company is subject to extensive regulation by the Florida DOI and the insurance regulatory agencies of other states in which it is licensed. This regulation is designed primarily for the protection of policyholders and their employees, rather than stockholders of AmComp. Changes in such regulation could materially adversely affect the Company's financial condition and results of operations. Regulations vary from state to state, but typically address:

                  o        licensing
                  o        payment of dividends
                  o        investment criteria
                  o        establishment of premium rates
                  o        policy forms
                  o        changes of control
                  o        capital requirements
                  o        reserve requirements
                  o        market conduct

         The Florida DOI generally fixes the premium rates that insurers may charge for workers' compensation insurance. Other states allow premium rates to be based upon market forces and other factors. The Florida legislature may, as early as 1999, consider legislative proposals to permit workers' compensation insurers to compete on the basis of price. A change in Florida's rating system could result in increased competition from larger, national insurance companies, which could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business--Regulation."

Holding Company Structure and Restrictions on Dividends and Other Payments

         AmComp is a holding company. It relies upon payments from its subsidiaries to meet its obligations. It currently receives dividend payments solely from Pinnacle Administrative and Pinnacle Benefits. These dividend payments are funded by fee payments under service and management agreements entered into by Pinnacle Administrative and Pinnacle Benefits with each of the Insurance Subsidiaries. Under the service agreements, Pinnacle Administrative and Pinnacle Benefits provide certain administrative, marketing, accounting, human resource, claims and other services to the Insurance Subsidiaries in return for fees. AmComp has in the past purchased surplus notes from the Insurance Subsidiaries. The Insurance Subsidiaries are required to make interest and principal payments on the surplus notes to AmComp. Fee payments under the service agreements are subject to Florida DOI review. Interest and principal payments under the surplus notes are subject to the Florida DOI's prior approval. The inability of the Insurance Subsidiaries to make these payments or a material reduction in the amount of these payments would have a material adverse effect on AmComp's liquidity. AmComp's existing bank credit facility prohibits the payment of cash dividends on the Common Stock. See "Dividend Policy" and "Business--Regulation."

Reliance Upon Key Personnel

         The Company's success is largely dependent on the efforts of Fred R. Lowe, its President and Chief Executive Officer, and Debra Cerre-Ruedisili, its Executive Vice President and Chief Operating Officer. Each of them is a party to an employment agreement with the Company containing confidentiality and restrictive covenant provisions. The loss of the services of Mr. Lowe or Ms. Cerre-Ruedisili could have a material adverse effect on the Company's business and results of operations. See "Management."

Disability and Guaranty Funds

         The Company is subject to assessment by disability and guaranty funds. One fund, Florida's Special Disability Trust Fund (the "SDTF"), reimburses employers and insurance carriers for workers' compensation benefits paid to employees who are injured and whose disability is increased by a prior work-related injury. Workers' compensation insurers fund the SDTF through annual assessments based upon workers' compensation net written premiums. The Company's assessments were $3.2 million in 1996 and $4.6 million in 1997. The SDTF currently has significant unfunded liabilities and no reserves currently exist to satisfy future claims.

         The Company submits covered claims to the SDTF for recovery. Because collection is uncertain, the Company records SDTF recoveries only when received and, accordingly, does not accrue for future recoveries. The Company received SDTF recoveries of approximately $0.8 million in 1996 and approximately $0.5 million in 1997.

         Current law caps future SDTF assessments at 4.52% of net written premiums and no recoveries can be made for claims arising from accidents occurring on or after January 1, 1998. The SDTF is currently scheduled to expire in 2000, unless it is recreated by the Florida legislature. Changes in SDTF's operations (or the operations of any successor to the SDTF) that decrease the availability of recoveries from the SDTF or increase SDTF assessments payable by the Company could have a material adverse effect on the Company's business and results of operations. See "Business--Regulation."

         Most states have established one or more insurance guaranty funds or associations to pay claims of policyholders of insolvent companies. All insurance companies must participate in guaranty associations in the states where they write policies. They are assessed for the associations' operating costs, including the costs of paying policyholder or covered employees' claims against an insolvent insurer. In Florida, maximum assessment is currently 2% of gross premiums written (to be increased to 3.5% effective July 1, 1999). The Company's financial performance could be adversely affected by guaranty association assessments resulting from the insolvency of unrelated insurers or self-insurance funds. See "Business--Regulation."

Control by Management and Existing Stockholders

         Following the completion of this Offering, directors, officers and existing stockholders of AmComp will own approximately ____% of the outstanding Common Stock (____% if the option granted to the Underwriters is exercised in full). These persons will be able to elect the entire Board of Directors of AmComp and to direct all of the affairs of the Company. See "Management" and "Principal Stockholders."

Lack of Prior Public Market; Determination of Offering Price

         There has been no public market for the Common Stock. The Company will list the Common Stock on the Nasdaq National Market. The Company does not know whether a regular trading market will develop or, if developed, will be sustained for the Common Stock. Because there has been no public market for the Common Stock, the initial public offering price of the Common Stock will be determined by negotiation between the Company and the Underwriters. See "Underwriting" for information relating to the factors that the Company and the Underwriters will be considering in determining the initial public offering price. The trading price of the Common Stock may be significantly higher or lower than the initial public offering price in response to quarterly variations in operating results, new regulations or interpretations of regulations, the announcement of material acquisitions by the Company or its competitors, or other factors. General political, economic and market conditions may also affect the market price of the Common Stock. See "Description of Capital Stock."

Dilution

         All of the currently outstanding Common Stock was issued at prices substantially lower than the price of the Common Stock offered by this Prospectus. If you purchase Common Stock you will experience immediate and substantial dilution of $_______ per share in net tangible book value with respect to your shares. In contrast, the net tangible book value of Common Stock held by the existing stockholders will increase by $____ per share. See "Dilution."

Shares Eligible for Future Sale

         The market price of the Common Stock could fall if large numbers of shares are offered for sale or if investors believe that large numbers of shares will be offered for sale. Upon completion of the Offering, there will be ____________ shares of Common Stock outstanding. Of these shares, the ________ shares of Common Stock sold in the Offering will be freely tradeable, except if held by "affiliates" of the Company, as defined in Rule 144 under the Securities Act of 1933, as amended (the "Securities Act"). The remaining ______ shares of Common Stock will be "restricted securities," as that term is defined in Rule
144. These shares may only be sold under a registration statement under the Securities Act or an applicable exemption from registration, including pursuant to Rule 144. The Company, its senior management and its principal stockholders have agreed not to sell Common Stock (subject, in the case of the Company, to an exception for the exercise of options granted under the Company's stock option plans and agreements), for a period of 180 days after the date of this Prospectus, without the consent of Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ"), on behalf of the Underwriters. See "Shares Eligible for Future Sale."

Year 2000 Risks

         Like other companies, the Company could be adversely affected if computer systems used by it or any of its major service providers do not properly process and calculate date-related information and dates from and after January 1, 2000. This is commonly known as the Year 2000 Issue. The issue, in general terms, is that many existing computer systems and microprocessors with date functions (including those in non-information technology equipment and systems) use only two digits to identify a year in the date field, with the assumption that the first two digits of the year are always "19." Consequently, on January 1, 2000, computers that are not Year 2000 compliant may read the year as 1900. Systems that calculate, compare or sort using the incorrect date may malfunction.

         Because the Company is dependent upon the proper functioning of its computer systems, a failure of its systems to be Year 2000 compliant could have a material adverse effect on the Company. Failure of this kind could, for example, cause policies or claims not to be processed, lead to incomplete or inaccurate accounting, result in generation of erroneous results or give rise to uncertainty about the Company's need for liquidity. If not remedied, potential risks include business interruption, financial loss, regulatory actions, reputational harm and legal liability.

         In addition, the Company depends upon the proper functioning of third-party computer and non- information technology systems. These parties include reinsurers, insurance agencies and commercial banks, as well as providers of telecommunications services and other utilities. The Company has initiated communications with parties with whom it has important financial or operational relationships to determine the extent to which they are vulnerable to the Year 2000 Issue. The Company has not yet received sufficient information from all parties about their remediation plans to predict the outcome of their efforts.

         If third parties with whom the Company deals have Year 2000 problems that are not remedied, the following problems could result: (1) in the case of vendors, in disruption of important services upon which the Company depends, such as telecommunications and electrical power; (2) in the case of third-party data providers, in the receipt of inaccurate or out-of-date information that would impair the Company's ability to perform critical data functions; (3) in the case of banks and other lenders, in the disruption of capital flows potentially resulting in liquidity stress; and (4) in the case of customers, in financial and accounting difficulties for those parties that expose the Company to increased credit risk and lost business.

         The Company is implementing a plan to prepare its computer systems to be Year 2000 compliant and expects to complete this process with respect to its systems prior to January 1, 2000. The Company can give no assurance that its Year 2000 program will be effective or that its estimates about the timing and cost of completing its program will be accurate. See "Management's Discussion and Analysis of Financial Condition and Results of Operation--Year 2000."

                 FORWARD-LOOKING STATEMENTS AND ASSOCIATED RISKS


         This Prospectus contains forward-looking statements, including statements regarding the Company's expected financial position, business and financing plans. These forward-looking statements reflect the Company's views with respect to future events and financial performance. The words "believe," "expect," "plans" and "anticipate" and similar expressions identify forward-looking statements. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. Important factors that could cause actual results to differ materially from such expectations (the "Cautionary Statements") are disclosed in this Prospectus, including, without limitation, in conjunction with the forward-looking statements included in this Prospectus and under "Risk Factors." All subsequent written and oral forward-looking statements attributable to the Company, its subsidiaries or persons acting on the Company's behalf are expressly qualified in their entirety by the Cautionary Statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this Prospectus. The Company undertakes no obligations to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.


                                 USE OF PROCEEDS

         The net proceeds to AmComp from the sale of the shares of Common Stock offered by it hereunder (based on an assumed initial public offering price per share of $_____ and after deducting the underwriting discount and estimated offering expenses) are expected to be approximately $____ million (approximately $_____ million if the Underwriters' over-allotment option is exercised in full). Approximately $_______ million of the net proceeds of the Offering will be contributed to the capital of the Insurance Subsidiaries to permit them to underwrite additional insurance. The balance, if any, of the net proceeds of the Offering will be used for working capital and general corporate purposes. See "Business--Business Strategy." Pending their application, the net proceeds of the Offering will be invested in short-term investment grade securities.

                                 CAPITALIZATION


         The following table sets forth the total capitalization of the Company
(1) as of June 30, 1998, (2) as adjusted to give effect to the Preferred Stock Conversion and (3) as further adjusted to give effect to the consummation of the Offering (based on an assumed initial public offering price per share of $_____ and after deducting the underwriting discount and estimated offering expenses) and the application of the estimated net proceeds therefrom. This table should be read in conjunction with "Selected Consolidated Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and notes thereto included elsewhere in this Prospectus.


                                                                              June 30, 1998
                                                     -----------------------------------------------------------------------

                                                                                                         As Further
                                                               Actual            As Adjusted(1)           Adjusted(1)(2)
                                                           -------------     --------------------     --------------------
                                                                             (Dollars in thousands)
Notes payable.......................................           $20,000                $20,000                  $20,000
                                                               =======                =======                  =======

Series A Mandatorily Redeemable Convertible
   Preferred Stock, $1.00 par value, 2,400,000
   shares authorized;  2,400,000 shares issued
   and outstanding actual; no shares issued and
   outstanding, as adjusted and as further
   adjusted(3)......................................            22,280                      0                        0
                                                                ======                =======                  =======
Series B Mandatorily Redeemable
   Nonconvertible 10% Cumulative Preferred
   Stock, $1.00 par value; 1,000,000 shares
   authorized, no shares issued and outstanding.....               ---                    ---                      ---
                                                              ========               ========                 ========
Stockholders' equity(4):............................
Common Stock, $.01 par value;  22,300,000
   shares  authorized,  12,596,664 issued and
   outstanding actual; 18,596,664 shares issued
   and outstanding, as adjusted and ________
   as further adjusted..............................               126                    186
Warrants............................................                75                     75                       75
Additional paid-in capital(3).......................               450                 22,670
Retained earnings...................................            16,166                 16,166                   16,166
Net unrealized appreciation of available for sale
   securities.......................................               448                    448                      448
                                                             ---------            -----------               ----------
Net stockholders' equity............................            17,265                 39,545
                                                             =========             ==========               ==========
   Total capitalization.............................           $59,545                $59,545                $
                                                             =========             ==========               ==========

--------------------------
(1) Gives effect to the Preferred Stock Conversion, resulting in the issuance of 6,000,000 shares of Common Stock.
(2) Gives effect to the sale by the Company of the shares of Common Stock offered by it hereunder and the receipt of the net proceeds therefrom.
(3) The Company is accreting the Series A Preferred Stock syndication costs of $2.4 million ($1,120,000 at June 30, 1998), using the interest method, through January 31, 2003, the date of mandatory redemption.

(4) Excludes _______ shares of Common Stock reserved for issuance under (1) the 1996 Plan, (2) the Executive Option Agreements, (3) the Directors' Plan, (4) the AmComp Agents Plan and (5) the Warrant, which was issued in connection with the establishment of AmComp's bank credit facility to the lender under such facility. Includes 6,000,000 shares of Common Stock issuable upon the Preferred Stock Conversion. See "Management--Stock Option Plans" and "Description of Capital Stock--Agent Stock Option Plans."

                                 DIVIDEND POLICY


         AmComp has never declared or paid cash dividends on its Common Stock. It currently intends to retain earnings, if any, to finance the growth and development of its business and does not anticipate paying any cash dividends in the foreseeable future. Any future determination to pay cash dividends and the amounts thereof will be at the discretion of the Board of Directors and will depend upon the Company's earnings, financial condition, capital requirements, plans for expansion, contractual restrictions, restrictions imposed by applicable law and regulation and other factors deemed relevant by the Board of Directors. See "Business--Regulation." AmComp is prohibited from paying cash dividends on its Common Stock pursuant to the terms of its existing bank credit facility. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."


                                    DILUTION


         Purchasers of the shares offered hereby will experience an immediate and substantial dilution in the net tangible book value of their investment. At June 30, 1998, the net tangible book value of the Company (after giving effect to the Preferred Stock Conversion) was $37.5 million, or $ per share. Net tangible book value per share is equal to the Company's total tangible assets less its total liabilities, divided by the total number of shares of Common Stock outstanding. After giving effect to the sale of __________ shares of Common Stock offered by the Company hereunder at an assumed initial public offering price of $______ per share and the initial application of the net proceeds therefrom, the pro forma net tangible book value of the Company at June 30, 1998 would have been approximately $_____ million or $______ per share. This represents an immediate increase in pro forma net tangible book value of $___ per share to existing stockholders and an immediate dilution of $_____ per share to new investors purchasing shares at the public offering price, as illustrated in the following table:


Initial public offering price..................................                          $_____
   Net tangible book value per share as of June 30, 1998.......                  $____
   Increase per share attributable to new investors............                   ____
Estimated pro forma net tangible book value per share after the
      Offering.................................................                           _____
Dilution per share to new investors(1).........................                           $
                                                                                          =====


         The following table summarizes, on a pro forma basis as of June 30, 1998, the number of shares purchased from AmComp, the total cash consideration paid and the average price per share paid by existing stockholders and the new investors (based upon, in the case of new investors, an assumed initial public offering price of $_____ per share):


                                       Shares Purchased                 Total Consideration
                                -------------------------------  ----------------------------------
                                                                                                          Average
                                                                                                         Price Per
                                    Number          Percent           Amount           Percent             Share
                                --------------  ---------------  ----------------   --------------     -----------

Existing stockholders(1).....                              %        $                         %              $
New investors................     ----------          -----         ----------           ------
     Total...................                         100.0%        $                    100.0%
                                  ==========          ======        ===========          ======

--------------------
(1) Excludes _____ shares of Common Stock reserved for issuance under (1) the 1996 Plan, (2) the Executive Option Agreements, (3) the Directors' Plan, (4) the AmComp Agents Plan and (5) the Warrant. Includes 6,000,000 shares of Common Stock issuable upon the Preferred Stock Conversion. See "Management--Stock Option Plans" and "Description of Capital Stock--Agent Stock Option Plans."

                      SELECTED CONSOLIDATED FINANCIAL DATA


         The following selected historical financial data for AmComp and its subsidiaries should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements included herein. The consolidated income statement data for the years ended December 31, 1995, 1996 and 1997 and the consolidated balance sheet data as of December 31, 1995, 1996 and 1997 are derived from the consolidated financial statements of AmComp and its subsidiaries, which have been audited by Ernst & Young LLP, independent certified public accountants. The consolidated income statement data for the years ended December 31, 1993 and 1994 and for the six months ended June 30, 1997 and 1998 and the consolidated balance sheet data as of December 31, 1993 and 1994 and June 30, 1997 and 1998 are derived from the unaudited consolidated financial statements of AmComp and its subsidiaries.

         The Company believes the financial information for the years ended December 31, 1993, 1994 and 1995 is not comparable to the financial information for later periods due to the Company's acquisition of AmComp Preferred in January 1996. Selected financial information for AmComp Preferred as of and for the years ended December 31, 1993, 1994 and 1995 follows the selected financial information for AmComp and its subsidiaries. The income statement and balance sheet data as of and for the year ended December 31, 1995 are derived from the financial statements of AmComp Preferred which have been audited by Ernst & Young LLP, independent certified public accountants. The income statement and balance sheet data as of and for the years ended December 31, 1993 and 1994 are derived from the unaudited financial statements of AmComp Preferred.

         The unaudited financial statements include all adjustments, consisting of normal recurring accruals, which the Company considers necessary for a fair presentation of the financial position and results of operations for these periods. The results of operations of the Company for the six-months ended June 30, 1998 are not necessarily indicative of the results to be expected for the entire year ending December 31, 1998.

                             AmComp and Subsidiaries

                                                                                                      Six Months Ended
                                                    Years Ended December 31,                              June 30,
                                 --------------------------------------------------------        ------------------------
                                  1993(1)       1994        1995        1996(2)        1997          1997          1998
                                  -------       ----        ----        -------        ----          ----          ----
                                                        (Dollars in thousands, except per share data)
INCOME STATEMENT
DATA:
Gross premiums written.........      $  -        $  -         $  -       $70,995      $126,782       $92,317       $73,419
Ceded premiums.................         -           -            -         1,144        23,155           350        20,596
Net premiums written...........         -           -            -        69,851       103,627        91,967        52,823

Net premiums earned............      $  -        $  -         $  -       $58,226      $102,505       $52,988       $36,046
Net investment income..........         7          17           53         3,288         5,113         2,551         2,616
Net realized investment gains..         -           -            -             -            65             -           129
Other income(3)................     2,877       4,578        6,316           666           870           408           520
                                    -----       -----        -----       -------       -------       -------       -------
Total revenue..................     2,884       4,595        6,369        62,180       108,553        55,947        39,311

Losses and loss adjustment
  expenses.....................         -           -            -        28,259        64,421        32,228        18,588
Underwriting and acquisition
  expenses.....................     2,027       3,453        5,612        21,396        29,752        16,239        10,794
Interest expense...............         -           -            -             -           806           338           759
                                   ------      ------      -------       -------        ------        ------        ------
Total expenses.................     2,027       3,453        5,612        49,655        94,979        48,805        30,141

Income before dividends to
  policyholders and income
  taxes........................       857       1,142          757        12,525        13,574         7,142         9,170
Dividends to policyholders.....         -           -            -         3,600         6,080         2,996         3,424
                                   ------     -------       ------        ------        ------         -----         -----
Income before income taxes.....       857       1,142          757         8,925         7,494         4,146         5,746
Income tax expense.............       311         441          270         3,491         2,060         1,282         1,646
                                     ----      ------        -----        ------        ------        ------        ------

                                                                                                      Six Months Ended
                                                    Years Ended December 31,                              June 30,
                                 --------------------------------------------------------        ------------------------
                                  1993(1)       1994        1995        1996(2)        1997          1997          1998
                                  -------       ----        ----        -------        ----          ----          ----
                                                        (Dollars in thousands, except per share data)
Net income.....................      $546        $701         $487        $5,434        $5,434        $2,864        $4,100
Accretion of mandatorily
  redeemable preferred stock
  syndication costs............         -           -            -         (176)         (355)         (178)         (180)
                                    -----       -----        -----       -------       ------        ------        ------
Net income attributable to
  common stockholders..........      $546        $701         $487        $5,258        $5,079        $2,686        $3,920
                                     ====        ====         ====        ======        ======        ======        ======
Net income per share -
  basic........................     $0.04       $0.06        $0.04         $0.42         $0.40         $0.21         $0.31
                                    =====       =====        =====         =====         =====         =====         =====
Weighted average shares
  outstanding - basic..........    12,500      12,500       12,500        12,527        12,574        12,563        12,597
Net income per share - diluted.     $0.04       $0.06        $0.04         $0.35         $0.29         $0.15         $0.22
                                    =====       =====        =====         =====         =====         =====         =====
Weighted average shares
  outstanding - diluted........    12,500      12,500       12,500        15,488        18,639        18,563        18,705


                                                           As of December 31,                                  As of June 30,
                                    ----------------------------------------------------                   --------------------
                                     1993(1)        1994          1995         1996(2)        1997          1997           1998
                                     -------        ----          ----         -------        ----          ----           ----
                                                                        (Dollars in thousands)
BALANCE SHEET DATA:
Total cash and invested assets......     $268        $1,184          $973      $98,314      $119,719      $103,115        $103,335
Total assets........................    1,459         1,565         2,680      136,450       222,986       193,695         243,315
Unpaid losses and loss
   adjustment expenses..............        -             -             -       45,382        86,511        66,956          97,821
Note payable........................        -             -             -       10,000        20,000        10,000          20,000
Total liabilities...................      613            18           646      107,096       187,553       161,300         203,770
Mandatorily redeemable
   preferred stock(4)...............        -             -             -       21,745        22,100        21,922          22,280
Total stockholders' equity..........      846         1,547         2,034        7,609        13,333        10,473          17,265
Total mandatorily redeemable
   preferred stock and
   stockholders' equity.............      846         1,547         2,034       29,354        35,433        32,395          39,545

GAAP RATIOS(5):
Loss ratio(6).......................        -             -             -         48.5%         62.9%         60.8%           51.6%
Expense ratio(7)....................        -             -             -         36.8          29.0          30.7            30.0
Policyholder dividend ratio(8)......        -             -             -          6.2           5.9           5.7             9.5
                                                                                 -----         -----         -----           -----
Combined ratio(9)...................        -             -             -         91.5%         97.8%         97.2%           91.1%

                                AmComp Preferred


                                              Years Ended December 31,
                                       -----------------------------------------
                                        1993             1994             1995
                                        ----             ----             ----
                                              (Dollars in thousands)

INCOME STATEMENT
DATA(10):
Gross premiums written...........        $24,714         $30,769         $43,494
Net premiums written.............         24,225          30,079          41,855

Net premiums earned..............        $24,225         $28,828         $32,346
Net investment income............          1,093           1,763           2,492
Other income.....................            496             718             832
                                         -------          ------          ------
Total revenue....................         25,814          31,309          35,670

Losses and loss adjustment
  expenses.......................         16,299          13,757          18,354
Underwriting and acquisition
  expenses.......................          6,528           8,311          14,930
                                        --------         -------        --------
Total expenses...................         22,827          22,068          33,284


Income before dividends to
  policyholders and income
  taxes..........................          2,987           9,241           2,386
Dividends to policyholders.......          1,440           2,229           2,768
                                          ------           -----           -----
Income before income taxes.......          1,547           7,012           (382)
Income tax expense (benefit).....            591           2,643            (50)
                                        --------          ------         -------
Net income (loss)................        $   956          $4,369         $ (332)
                                         =======          ======         =======




                                                 As of December 31,
                                       ----------------------------------------
                                        1993             1994             1995
                                        ----             ----             ----
                                                (Dollars in thousands)
BALANCE SHEET DATA(10):
Total cash and invested assets           $26,722         $37,209        $49,993
Total assets........................      32,379          50,149         67,841
Unpaid losses and loss
  adjustment expenses...............      18,881          30,927         36,087
Note payable........................           -               -              -
Total liabilities...................      31,423          44,824         62,806
Total stockholders' equity..........     $   956         $ 5,325        $ 5,035

GAAP RATIOS(5):
Loss ratio(6).......................        67.3%           47.7%          56.7%
Expense ratio(7)....................        26.9            28.8           46.2
Policyholder dividend ratio(8)......         5.9             7.7            8.6
                                           -----            ----           ----
Combined ratio(9)...................       100.1%           84.2%         111.5%

-------------------
(1) The combination of Pinnacle Benefits and Pinnacle Administrative by AmComp has been accounted for as reorganization of entities under common control in a manner similar to a pooling of interests. The accounts of all three entities have been combined as if the reorganization occurred on January 1, 1993.
(2) The acquisition of AmComp Preferred has been accounted for as a purchase, effective January 1, 1996, resulting in negative goodwill of $6.0 million.

(3) Other income for 1993, 1994 and 1995 consist primarily of management fees received by the Company for services provided to AmComp Preferred.
(4) In 1996, unrelated investors purchased $24.0 million (gross of syndication expenses of $2.4 million) of mandatorily redeemable preferred stock which will be converted into 6,000,000 shares of Common Stock at the time of the consummation of the Offering.
(5) GAAP ratios are derived from amounts and captions reported in financial statements prepared in accordance with generally accepted accounting principles.
(6)    Losses and loss adjustment expenses divided by net premiums earned.
(7)    Underwriting and acquisition expenses divided by net premiums earned.
(8)    Policyholder dividends incurred divided by net premiums earned.
(9)    Sum of ratios computed in footnotes 6, 7 and 8.
(10) Throughout 1993 and 1994 and the first four months of 1995, AmComp Preferred was a self-insurance fund, converting to an assessable mutual insurance company in 1995. It subsequently became a stock insurance company in January 1996.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

         The following discussion and analysis should be read in conjunction with the consolidated financial statements and the accompanying notes appearing elsewhere herein.

Overview

         AmComp Preferred (the Company's principal Insurance Subsidiary) is the successor to a self-insurance fund that commenced operations in 1982. In April 1995, the self-insurance fund became an assessable mutual insurance company. In December 1995, AmComp was formed and in the following month the stock of each of Pinnacle Administrative and Pinnacle Benefits was contributed to AmComp. Pinnacle Administrative and Pinnacle Benefits were organized to provide marketing, underwriting, loss control, claims management and other policy services to AmComp Preferred and its predecessors. The combination of these companies was accounted for as a reorganization of entities under common control in a manner similar to a pooling of interests.

         Upon approval of the Florida DOI in January 1996, AmComp acquired all of the issued and outstanding stock of AmComp Preferred in exchange for eliminating the assessability under policies written by AmComp Preferred while a self-insurance fund and an assessable mutual insurance company. The acquisition of these companies was accounted for as a purchase that resulted in the Company reporting $5.7 million of negative goodwill, which is being amortized over 10 years.

         In October 1997, the Company acquired an inactive property and casualty insurer licensed in 21 states, which was renamed AmComp Assurance. The acquisition was accounted for as a purchase. The Company recorded $2.1 million of goodwill, which is being amortized over 10 years.

         The Company's insurance operations were entirely concentrated in Florida through the end of 1997. Changes in Florida law (the "New Florida Workers' Compensation Law"), effective January 1, 1994, modified the underwriting environment for workers' compensation insurance in the following significant areas: (1) limiting certain benefits that must be provided; (2) eliminating wage loss benefits in favor of a system of benefits based upon a schedule of impairment ratings plus supplemental benefits; (3) allowing settlement of medical claims; (4) encouraging employers to rehire injured workers; (5) adopting new procedures for dispute resolution designed to reduce litigation costs; and (6) redefining permanent impairment. In addition, effective January 1, 1997, the New Florida Workers' Compensation Law mandated that insured employers participate in managed care arrangements. The Florida DOI permitted insurers to offer premium credits of up to 10% from January 1, 1994 through December 31, 1996 to insured employers that voluntarily elected to participate in an approved managed care arrangement. The changes also included authorization of premium credits for insured employers that participated in safety and drug-free workplace programs. Coinciding with these changes, the Florida DOI ordered a 10.6% overall rate decrease effective January 1, 1994 and an additional 11.2% overall workers' compensation insurance rate reduction on policies written or renewing on and after January 1, 1997.

         The New Florida Workers' Compensation Law also eliminated the residual market assessment that was levied against insurance companies to support the involuntary workers' compensation market and replaced it with a self-funded joint underwriting association. As a result, the financial obligation of funding deficits in the residual market mechanism was shifted from traditional insurance entities to certain employers that are insured by the joint underwriting association. The impact to date of these changes has been the transfer of coverage from some of the self-insured groups to traditional insurance entities, a more competitive workers' compensation market and the re-entry into the Florida market of many major insurance carriers.

         AmComp Preferred and its predecessors have shown significant premium growth in recent years. Gross premiums written have grown from approximately $25 million at the end of 1993 to approximately $127 million at the end of 1997. This growth has resulted in the need for additional capital and for reinsurance programs to maintain appropriate statutory surplus to premium ratios. The Company borrowed $10 million in each of December 1996 and December 1997. Certain of its existing investors purchased $10 million of Series A Preferred Stock in December 1996. The Company also entered quota-share reinsurance agreements in October 1997 that effectively ceded 35% of unearned and new written business to its reinsurers. While such reinsurance agreements enable the Insurance Subsidiaries to underwrite a larger amount of gross premiums than they could otherwise write, the ceding of a percentage of premiums to the reinsurers results in reduced net premium revenue to the Company. However, the Company incurs a proportionate reduction in claims and receives a ceding commission related to the quota-share reinsurance agreements, which is reflected as a reduction of underwriting and acquisition expense. In March 1998, the Company entered into an excess of loss agreement, which reinsures claims over $50,000 through $500,000. In April 1998, the Company's quota-share reinsurance was reduced from 35% to 25%. The excess of loss agreement supplemented an existing excess of loss agreement providing coverage for claims in excess of $500,000 in effect since 1996.

         Florida's SDTF reimburses employers and insurance carriers for workers' compensation benefits paid to employees who are injured and whose disability is increased by a prior work-related injury. The SDTF is funded through annual assessment against workers' compensation insurers based upon a percentage of net workers' compensation premiums written. The Company's assessments (equal to 4.52% of net written premiums) of $3.2 million and $4.6 million have been charged against earnings in 1996 and 1997, respectively. While the Company submits claims to the SDTF for recovery of applicable claims paid on behalf of its insureds, it has elected to record the related reserves gross of any potential recovery. Actual recoveries are recorded as received as an offset against losses and LAE incurred in the period received. The Company received SDTF payments of approximately $0.8 million and $0.5 million in the years ended December 31, 1996 and 1997, respectively. Under current law, future assessments are capped at 4.52% of net written premiums, but no additional recoveries can be made for losses incurred after January 1, 1998. The Company's actuaries have estimated that at December 31, 1997 the Company was eligible to receive in excess of $7.0 million in future SDTF recoveries. However, there can be no assurance that any of such recoveries will actually be received. See "Risk Factors--Disability and Guaranty Funds."

Results of Operations

Year ended December 31, 1995 compared to year ended December 31, 1996

         The Company's results of operations for periods beginning after January 1, 1996 are not comparable to its results of operations for periods ending prior to such date due to the acquisition of AmComp Preferred in January 1996. For the year ended December 31, 1995, the Company's revenues consisted of $6.3 million of fees charged for management services provided to AmComp Preferred when it was organized as a self-insurance fund and an assessable mutual insurance company. The management fees were determined in accordance with a management agreement. In addition, the Company reported net investment income of $53,000 consistent with the relatively small amount of investments held by the Company in 1995. Expenses of $5.6 million consisted of those expenses necessary to serve as the administrator of AmComp Preferred and consisted largely of personnel salaries and wages and other general and administrative expenses.

Year ended December 31, 1996 compared to year ended December 31, 1997

         Premiums. Gross premiums written increased from $71.0 million for the year ended December 31, 1996 to $126.8 million for the comparable period in 1997. This increase resulted from the continued transfer of coverage from self-insurance funds to traditional insurance entities due in part to the New Florida Workers' Compensation Law and the Company's success in strengthening agency relationships. Net premiums written increased from $69.8 million in 1996 to $103.6 million in 1997. Premiums written ceded to reinsurers in 1996 was $1.1 million, compared to $23.2 million in 1997. The premium ceded to reinsurers in 1996 primarily reflects premium associated with the excess of loss over $500,000 reinsurance agreement. In October 1997, the Company entered quota-share reinsurance agreements which effectively ceded 35% of unearned and new written business and accounts for the increase in ceded premiums in that year. Net premiums earned increased from $58.2 million in 1996 to $102.5 million in 1997 and followed the growth in gross and net premiums written.

         Net investment income. Net investment income in 1996 was $3.3 million, compared to $5.1 million in 1997. The increased investment income resulted from growth in cash and invested assets associated with increased premium, proceeds of borrowings of $10 million and the issuance of Series A Preferred Stock for $10 million in December 1996. The average annual yield on investments decreased from 5.1% in 1996 to 4.9% in 1997. Cash and invested assets were $98 million and $120 million at December 31, 1996 and 1997, respectively.

         Net realized investment gains. The Company recognized $0.1 million in realized investment gains in 1997. There were no sales of investments in 1996.

         Other income. Other income, which represents primarily policy service fees and amortization of negative goodwill, increased from $0.7 million in 1996 to $0.9 million in 1997. Policy service fees were $0.1 million for 1996 and $0.2 million for 1997. The Company amortized negative goodwill of $0.5 million in 1996 and $0.6 million in 1997 resulting from the acquisition of AmComp Preferred in 1996.

         Losses and loss adjustment expenses. Losses and LAE incurred for the year ended December 31, 1996 were $28.3 million, compared to $64.4 million for the comparable period in 1997. Losses and LAE are established as the best estimate of the ultimate losses and LAE in each year or period, but are subject to change in future years or periods as additional information becomes known. Changes in any given year or period are then reflected as an adjustment to earnings and unpaid loss and LAE in the year or period in which the changes are made. The 1996 year included favorable development from prior years of $3.2 million. The 1997 year included adverse development of $1.4 million and was the first year in the prior five years in which AmComp Preferred reported adverse development. The loss and LAE ratio, including the prior years' development, was 48.5% and 62.9% for 1996 and 1997, respectively. The loss and LAE ratio (excluding prior years' development) was 54.0% and 61.5% for 1996 and 1997, respectively.

         Underwriting and acquisition expenses. The Company's underwriting and acquisition expenses increased from $21.4 million for the year ended December 31, 1996 to $29.8 million for the comparable period in 1997. The increase reflects the increase in premiums written. The expense ratio (as a percentage of net premiums earned) was 36.8% for 1996 compared to 29.0% in 1997. The improved expense ratio is primarily the result of improved bad debt allowances and increased operating efficiency.

         Interest expense. The Company had no interest expense in 1996. Borrowings of $10.0 million at the end of each of 1996 and 1997 resulted in interest expense of $0.8 million in 1997.

         Dividends to policyholders. Dividends to policyholders for the years ended December 31, 1996 and 1997 were $3.6 million and $6.1 million, respectively. The increased policy dividends in 1996 and 1997 reflect the increasing volume and proportion of retention policies written by the Company. The retention business written in 1996 was $41.8 million or 45.1% of premiums written, compared to $79.0 million or 67.3%, in 1997.

         Income tax expense. Income tax expense decreased from $3.5 million for the year ended December 31, 1996 to $2.1 million for the comparable period in 1997. These tax provisions represent 39% and 27% of pre-tax income for the years ended December 31, 1996 and 1997. The reduction in the effective tax rate is primarily associated with the shift to tax-exempt investments in 1997.

         Net income. Net income for each of the years ended December 31, 1996 and 1997 was $5.4 million.

Six months ended June 30, 1997 compared to six months ended June 30, 1998

         Premiums. Gross premiums written decreased from $92.3 million for the six months ended June 30, 1997 to $73.4 million for the comparable period in 1998. The decrease is the result of increasing competition, the reunderwriting of the Company's entire book of business leading to the loss of policyholders, and the effect of payment of less than the maximum potential policy dividend on retention account renewals. The corresponding net premiums written decreased from $92.0 million for the six months ended June 30, 1997 to $52.8 million for the comparable period in 1998. Premiums written ceded to reinsurers for the six months ended June 30, 1997 was $0.3 million compared to $20.6 million for the comparable period in 1998. The premium ceded to reinsurers for the six months ended June 30, 1997 primarily reflects premium associated with the excess of loss over $500,000 reinsurance treaty. The premium ceded for the six months ended June 30, 1998 includes premium ceded to quota-share reinsurers and to the reinsurer associated with the $450,000 excess of $50,000 treaty in addition to premium ceded under the Company's excess of loss over $500,000 excess treaty. Net premiums earned decreased from $53.0 million for the six months ended June 30, 1997 to $36.0 million for the comparable period in 1998 and is consistent with the decrease in gross premiums written and the increase in ceded premium.

         Net investment income. Net investment income was $2.6 million for each of the six months ended June 30, 1997 and 1998. The average annual yield on investments was 5.0% for the six months ended June 30, 1997 compared to 4.7% for the comparable period in 1998.

         Net realized investment gains. The Company recognized $0.1 million in realized investment gains for the six months ended June 30, 1998. There were no sales of investments in the six months ended June 30, 1997.

         Other income. Other income increased from $0.4 million for the six months ended June 30, 1997 to $0.5 million for the comparable period in 1998. Policy service fees were $0.1 million for the six months ended June 30, 1997 and $0.2 million for the comparable 1998 period. Amortization of negative goodwill was $0.3 million for each of the 1997 and 1998 periods.

         Loss and loss adjustment expenses. Losses and LAE incurred for six months ended June 30, 1997 were $32.2 million compared to $18.6 million for the comparable period in 1998. The decrease in the loss and LAE expenses reflects losses ceded to the reinsurers. The six months ended June 30, 1997 included adverse development of loss and LAE reserves for prior periods of $0.7 million. The six months ended June 30, 1998 included adverse development of $0.1 million for prior periods. The loss and LAE ratio, including the previous periods' development, was 60.8% and 51.6% for the six months ended June 30, 1997 and 1998, respectively. The loss and LAE ratio excluding any prior period development was 59.4% and 51.2% for the six months ended June 30, 1997 and 1998, respectively. The improvement in the loss and LAE ratio reflects the change in the Company's excess of loss reinsurance agreements.

         Underwriting and acquisition expenses. The Company's underwriting and acquisition expenses decreased from $16.2 million for the six months ended June 30, 1997 to $10.8 million for the comparable period in 1998. Underwriting and acquisition expenses for the 1998 period included $0.1 million of amortization relating the acquisition of AmComp Assurance. The expense ratio (as a percentage of net premiums earned) was 30.6% for the six months ended June 30, 1997 compared to 29.9% for the six months ended June 30, 1998. The improvement in the expense ratio is the result of lower net premium volume and the change in the Company's reinsurance agreements.

         Interest expense. Interest expense increased from $0.3 million for the six months ended June 30, 1997 to $0.8 million for the comparable 1998 period. The increase is the result of the expense related to the additional $10 million borrowed at the end of 1997.

         Dividends to policyholders. Dividends to policyholders for the six months ended June 30, 1997 and 1998 were $3.0 million and $3.4 million, respectively. The dividend provision gross of ceded dividends from the quota-share agreements of $1.4 million for the six months ended June 30, 1998 is $4.8 million and exceeds the dividend provision for the six months ended June 30, 1997 of $3.0 million by $1.8 million. The increase is the result of an anticipated higher payout rate of policy dividends for 1998.

         Income tax expense. Income tax expense increased from $1.3 million for the six months ended June 30, 1997 to $1.6 million for the comparable period in 1998. These tax provisions represent 30% and 29% of pre-tax income for the six months ended June 30, 1997 and 1998, respectively. The decrease in the effective tax rate is the result of increasing the proportion of tax-exempt investments in 1998.

         Net income. Net income increased 41.4% from $2.9 million for the six months ended June 30, 1997 to $4.1 million for the comparable period in 1998.

Liquidity and Capital Resources

         AmComp is a holding company. It relies upon payments from its subsidiaries to meet its obligations. It currently receives dividend payments solely from Pinnacle Administrative and Pinnacle Benefits. These dividend payments are funded by fee payments under Service Agreements between Pinnacle Administrative and Pinnacle Benefits and the Insurance Subsidiaries. Fee payments under the Service Agreements are subject to Florida DOI review.

         AmComp has historically met its cash requirements and financed its growth principally from operations, the proceeds of borrowings and the sale of its Series A Preferred Stock. AmComp incurred debt of $10 million in late December 1996 and a further $10 million in late December 1997 under its credit agreement. Interest is payable at the 30 day LIBOR rate plus a margin and maturities begin in 1999 at $1 million per quarter with a final payment of the remaining balance in December 2001. The credit agreement contains various restrictive covenants generally pertaining to levels of indebtedness, prohibitions on payment of dividends and limitations on incurrence of capital expenditures. Additionally, the Insurance Subsidiaries must comply with financial covenant restrictions, including ratios of leverage, debt service, current maturity coverage, net premiums written to surplus and risk based capital. Of the proceeds from such debt incurrence, $15 million was contributed to the Insurance Subsidiaries. In connection with the transfer of funds, the Insurance Subsidiaries executed surplus notes payable to AmComp, which bear interest, in the case of $10 million principal amount, at an annual rate of 1% in excess of the prime rate and, in the case of $5 million principal amount, at an annual rate of 9 1/2%. These interest payments and future principal repayments require prior approval of the Florida DOI.

         The primary source of cash flow for Pinnacle Benefits and Pinnacle Administrative is service fees paid by the Insurance Subsidiaries. The cash requirements of these administrative subsidiaries are primarily for the payment of salaries, employee benefits and other operating expenses.

         The Insurance Subsidiaries' primary sources of cash flows are premiums, investment income and the proceeds from the sale or maturity of invested assets. The cash requirements of the Insurance Subsidiaries are primarily for the payment of losses and LAE, guaranty fund and SDTF assessments, commissions, reinsurance premiums, premium taxes, services fees, interest on the surplus notes and purchase of investment securities. Due to the uncertainty regarding the timing and amount of settlement of unpaid losses, the liquidity requirements of the Insurance Subsidiaries vary and the Insurance Subsidiaries have adjusted their investment portfolio to take into account historical payout patterns. The Insurance Subsidiaries have historically purchased excess reinsurance to mitigate the effects of large losses and to help stabilize liquidity. Beginning in 1998, the Insurance Subsidiaries' excess of loss reinsurance coverage was expanded to include claims over $50,000 through $500,000 per occurrence, which will build further predictability in the cash flows. This new agreement requires initial outlays of reinsurance premiums, based on premiums written, which is in advance of premiums paid, and the reinsurers reimburse the Company after loss and LAE payments are paid to the insured.

         For the years ended December 31, 1996 and 1997, net cash provided by operations was $15.8 million and $15.1 million, respectively, while net cash used in investing activities was $4.7 million and $42.4 million, respectively. Financing activities in 1996 and 1997 provided additional cash in the amounts of $31.8 million and $10.2 million, respectively. The financing activities in 1996 represent the issuance of Series A Preferred Stock and the proceeds from the issuance of debt. The $10.2 million in 1997 primarily represent the addition $10 million proceeds from the issuance of debt. The net cash used by operations for the six months ended June 30, 1998 was $15.4 million, which reflects large reinsurance payments related to the new quota-share reinsurance program, which began on October 1, 1997.

         The Company believes its future cash flow generated by operations, its cash and investment balances and the net proceeds from this Offering will be sufficient to fund continuing operations, service its outstanding obligations and provide for required capital expenditures for at least the next 12 months.

         The Company's Insurance Subsidiaries are required to maintain certain minimum amounts of capital as established by the Florida DOI pursuant to the risk-based capital standards of the National Association of Insurance Commissioners (the "NAIC"). These standards require the computation of a risk-based capital amount, which is then compared to the Insurance Subsidiaries' actual total adjusted capital. This computation involves applying various financial factors to address four primary risks: asset risk, insurance underwriting risk, credit risk and off-balance sheet risk. These standards provide for regulatory intervention when the percentage of total adjusted capital to authorized control level risk-based capital is below certain levels. For the years ended December 31, 1997 and 1996, the Company's Insurance Subsidiaries exceeded the risk-based capitalization levels required by regulators.

         The Insurance Subsidiaries are subject to statutory insurance laws and regulations that limit the amount of dividends or distributions that may be paid by an insurance company to its shareholders. Pursuant to the Florida Insurance Code, the Insurance Subsidiaries may not, without the prior approval of the Florida DOI, pay to their shareholders dividends or other distributions of cash or property, the total fair market value of which exceeds generally the lesser of 10% of surplus or net income, excluding realized capital gains, plus a two year carryback. No dividends were paid during 1997 or 1996. As of June 30, 1998, the amount available for shareholder dividends from the Insurance Subsidiaries without prior approval was approximately $4.7 million.

Year 2000

         The Company has developed a plan to address its exposure to Year 2000 issues (the "Y2K Action Plan"). The Y2K Action Plan is designed to mitigate Year 2000 risks arising from (1) the Company's internal systems, including both information technology ("IT") items, such as hardware, software and personal computers, and non IT items, such as any non-computer system or device that contain embedded technology or micro controllers and (2) similar systems for the material third parties upon whom the Company relies.

         Assessment. The Y2K Action Plan requires the Company to assess not only the Year 2000 issues from the Company's systems but also from the material third parties upon whom the Company relies. To date, the Company has identified and contacted all software, hardware and embedded systems vendors to receive a statement of compliance, implementation of a testing and remediation strategy, and development of a detailed project plan to manage and track progress.

         The Company is now surveying and assessing the Year 2000 compliance of the material third parties who are not IT vendors and upon whom it relies. The Company is also devoting resources to follow-up, encourage and achieve Year 2000 compliance by these parties. In the insurance industry, independent agencies market the Company's products to individual policyholders. Therefore, there is potential risk associated with their individual state of Year 2000 readiness. To assess the Company's risk, it is developing a survey to determine its agencies' Year 2000 compliance status, as well as compliance by these agencies' system vendors.

         Remediation. The Company uses four major IT systems for its current day-to-day business operations: (1) a legacy claims management system ("CompStar"), (2) a legacy policy issuance system ("FMS"), (3) an integrated claims management and policy issuance system ("POINT") and (4) an accounting application system ("SQL Financial"). SQL Financial is Year 2000 compliant and as part of the Y2K Action Plan the Company implemented this system in the second quarter of 1998. Under the Y2K Action Plan, the Company's claims management and policy issuance systems will convert to the POINT system. In addition, the Company will implement a data warehouse and retire the FMS and CompStar applications prior to January 1, 2000. The Company has received and installed Year 2000 associated upgrades to the POINT system and has obtained a statement of compliance for the POINT system. Under the Y2K Action Plan, most of the Company's recent IT efforts have been devoted to the implementation of the POINT system. The Company started writing new business on the POINT system in May 1998, and is scheduled to add all renewals effective January 1, 1999. The Company is planning to complete historical conversion by the fourth quarter of 1999, which will allow it to retire legacy applications in 1999.

         Testing. In the third quarter of 1998, the Company established a Quality Assurance department within the IT department. The Company's Quality Assurance department is conducting additional Year 2000 testing of the POINT system. All testing, including integration testing, will be completed by September 30, 1999. In addition to the testing already completed by third party vendors, the Company has developed a testing strategy that will verify that dates are calculated and stored properly and recognize dates into the year 2000 and leap year calculations. The operations staff of the Company will be defining critical functionality and prioritizing this critical functionality by potential risk and the Quality Assurance department will perform its testing in this order, reducing the potential risk for the Company.

         Current Readiness. To date, the Company has replaced three devices that were not Year 2000 compliant. The planned date of completion of the Y2K Action Plan is the fourth quarter of 1998. Presently, substantially all hardware components are Year 2000 compliant and the Company is current in the Y2K Action Plan.

         Costs. The Company has estimated and included in its IT budget approximately $200,000 for the future costs associated with the Y2K Action Plan. The Company has incurred approximately $75,000 in costs associated with the Y2K Action Plan.

         Risks. All companies are faced with certain unknown and unexpected risks arising from Year 2000 issues that could impact them negatively. The Company's Y2K Action Plan has been designed to mitigate the Company's risks from Year 2000 issues. Nevertheless, the Company recognizes the possibility of some negative impact on it. The Company believes that the most reasonable likely worst case Year 2000 scenarios would arise from: (1) the failure to correct a material Year 2000 problem; (2) the Year 2000 non-compliance of one or more of the material third parties upon whom the Company relies, such as agencies, financial institutions, energy providers, telecommunications providers and regulatory agencies; and (3) the turnover of systems personnel and the historical challenge of securing sufficient programming personnel with experience in Year 2000 remediation. The result of any of these scenarios occurring could cause an interruption in certain normal business activities or operations. At this time, the Company is assessing its potential estimated lost revenue, if any, in the event one or more of these worst case scenarios occurs. See "Risk Factors -- Year 2000 Risks."

         Contingency Plans. If full implementation of the POINT system and the data warehouse is not accomplished by the end of the first quarter 1999, the Company will proceed with assessing and implementing one or more of its contingency options. These options include (1) making the FMS system Year 2000 compliant and upgrading to the Year 2000 compliant version of CompStar or some other claims management system, or (2) hiring resources to accommodate additional workload associated with manual processing in the event of a Year 2000 system issue. To supplement the Company's internal resources, it has two dedicated computer-specialists at Policy Management Services Corp., the vendor of the POINT system, which should minimize the impact of any unanticipated employee turnover and/or difficulty in hiring experienced replacements. The estimated cost of additional resources and Year 2000 compliant software replacement for CompStar is $150,000. In addition, the Company is prepared to replace non-compliant hardware. In the event that a material third party does not achieve Year 2000 compliance, the Company will implement remediation actions on a case-by-case basis.

                                    BUSINESS


Overview

         The Company is the fourth largest provider of workers' compensation insurance in Florida, based upon direct premiums written during 1997. The Company underwrites workers' compensation insurance policies for employers involved in a variety of businesses and industries, with an emphasis on small- and medium-sized employers. The Company has written the majority of its premium volume in Florida, but recently has commenced expansion into the Southeast and Midwest. For the 12 months ended June 30, 1998, the Company recorded $107.9 million of gross premiums written, $91.9 million of revenues and net income of $6.7 million. At June 30, 1998, total cash and invested assets were $103.3 million, total assets were $243.3 million and total mandatorily redeemable preferred stock and stockholders' equity was $39.5 million.

         From 1995 to 1997, the Florida workers' compensation market for insurance companies grew substantially as insureds shifted away from self-insurance funds. AmComp Preferred, the Company's principal insurance subsidiary, has capitalized on this growth due to (1) its market position and history as a former Florida self-insurance fund; (2) its strong relationships with local insurance agencies; (3) its ability to lower policyholder loss ratios through the use of managed care and proactive claims management; and (4) its "equity-based" agency compensation plans. In order to maintain growth, in Florida, the Company is developing additional agency relationships, offering new workers' compensation products and increasing premiums written with existing agencies. The Company also is expanding its business outside of Florida. During 1998, the Company opened its first regional office in Indianapolis, Indiana. The Company believes that the factors that allowed it to succeed in the Florida market will make its expansion efforts in other states successful. In addition, while the Company is primarily focused on internal growth opportunities, it may also consider future strategic acquisitions.

         The Company provides "total care management" services in order to reduce the frequency, severity and cost of lost wages and medical claims. Total care management services include loss prevention, early intervention with injured employees, proactive management of claims and emphasis on an early return to work. The Company's focus on loss prevention includes educating policyholders on workplace safety and proper communication with injured workers. Under the Company's early intervention procedures, policyholders are encouraged to notify the Company of a claim within 24 hours of the occurrence. Registered nurses at the Company's offices are responsible for contacting the injured employee, the policyholder and the healthcare provider within 24 hours after notification of a claim. Working with claims adjusters as a team, nurses coordinate the medical component of each indemnity claim from inception to completion to provide quality healthcare to the injured employee, facilitating an early return to work. The Company has concluded that returning an employee to the job quickly is an effective means of controlling indemnity payments for lost wages, typically the largest component of workers' compensation costs, as well as legal and medical expenses.

         The Company offers a range of workers' compensation policies that are designed to fit the needs of its policyholders and employer groups. The Company's basic product is a guaranteed cost policy, under which the premium for a policyholder is set in advance and only varies based upon changes in the policyholder's employee class codes and payroll. The Company also offers a variety of loss sensitive retention programs to policyholders under which a portion of premium may be returned to them in the form of a dividend. As of June 30, 1998, the Company offered its policies through an extensive network of more than 250 independent agencies. It uses financial incentives that include commissions, bonuses and stock options to establish long-term relationships with those independent agencies that actively market its products and services. Certain independent agencies that place insurance with the Company are granted stock options that vest based upon achievement of specific performance criteria.

Business Strategy

         The fundamental components of the Company's business strategy are:

         "Total Care Management." The Company believes that its emphasis on total care management services in its dealings with policyholders, their employees and independent agencies distinguishes it as a provider of workers' compensation insurance products and services. The Company's total care management strategy includes 24-hour first notice of injury reporting, assignment of registered nurse/adjuster teams to each indemnity claim and the use of field service consultants and policyholder education programs. This strategy is designed to provide prompt, frequent and positive contacts with these parties and to expedite the return to work of injured workers. The Company believes that its total care management strategy is an effective means of reducing payments for lost wages as well as for legal and medical expenses.

         oEmphasis on Underwriting Profitability. The Company seeks to achieve consistent underwriting profitability through its emphasis on selective underwriting and appropriate pricing and reserving. The Company also uses reinsurance to manage exposure to severe losses. As a result, AmComp Preferred has reported loss ratios of 56.8%, 59.1% and 60.6% for the developed policy years ended 1995, 1996 and 1997, respectively. In addition, AmComp Preferred has experienced a favorable reserve development in four of the last five years.

         oFocus on Smaller Accounts. The Company's target market is small accounts, which the Company defines as accounts of policyholders with annual premiums of less than $100,000, that express active interest in preventing and managing their losses. Of the Company's earned premiums for 1997, approximately 67% was attributable to smaller accounts and of the Company's earned premiums in the first six months of 1998, approximately 94% is attributable to smaller accounts. The Company's average written premium size was $17,700 in 1997 and $14,500 for the six months ended June 30, 1998. The Company believes that these accounts are not subject to the same degree of price competition as large accounts and that they permit generally better pricing per risk.

         oProactive Claims Management. The Company believes that proactive claims management is integral to its ability to minimize overall losses. The Company uses experienced claims adjusters who are each responsible for approximately 100 to 125 indemnity cases. The Company believes that this number of cases is significantly fewer than the number of cases handled by adjusters at many competing companies. The Company assigns a registered nurse and a claims adjuster to each claim. This nurse/adjuster team remains responsible for the claim from the time of the initial injury report to the final disposition of the claim. Early return to the job is achieved in part through frequent and personal contact with the injured employee and by encouraging "modified duty" until an employee is able to return to his or her former job. The Company believes that the amount of attention that its nurse/adjuster teams devote to their claims minimizes attorney involvement and expedites the settlement of valid claims. One year after the end of each of the 1994, 1995 and 1996 policy years, 94.0%, 92.7% and 93.3%, respectively, of the number of claims incurred during such policy years were closed.

         oStrong Distribution Network. The Company relies on its extensive network of independent sales agencies to market and sell its products. By offering its independent agencies a combination of financial incentives, which include commissions, bonuses and stock option grants, the Company seeks to establish long-term relationships with its agencies and to provide them with an interest in the future success of the Company. The vesting of such stock options is subject to the optionee's attaining certain performance goals, including, among other things, growth in written premiums, issuance of new policies and maintenance or replacement of existing policies, maintenance of loss ratios and collection of premiums. Independent agencies that hold stock options issued by the Company produced approximately 62.5% of gross premiums written in 1997.

         o Increased Market Penetration and Geographic Expansion. The Company seeks internal growth by: (1) building relationships with additional independent insurance agencies; (2) enhancing or developing new workers' compensation products and services; and (3) expanding into new states. The Company has already commenced expansion beyond its Florida underwriting base. The Company believes that expansion outside of Florida offers significant opportunities for increased sales and diversification of underwriting risk and plans to continue its expansion into markets in the Southeast and Midwest.

         oExperienced Management Team and Employees. The Company believes that hiring and retaining management and employees with experience in both managed care and insurance are crucial to implementing its total care management strategy. The Company believes that the collective underwriting, claims, care management and other experience of its employees are critical factors in the Company's success. The Company seeks to reduce employee turnover by paying competitive salaries and by providing professional development and advancement opportunities.

Workers' Compensation System

         Workers' compensation is a statutory system under which an employer is required to pay for its employees' costs of medical care and other specified benefits for work-related injuries or illnesses. Most employers comply with this requirement by purchasing workers' compensation insurance. The principal concept underlying workers' compensation laws is that an employee injured in the course of his employment has only the legal remedies available under workers' compensation law and does not have any other claims against his or her employer. Generally, workers are covered for injuries that occur in the course and within the scope of their employment. The obligation to pay such compensation does not depend on any negligence or wrongdoing on the part of the employer and exists even for injuries that result from the negligence or wrongdoings of another person, including the employee.

         Workers' compensation insurance policies obligate the carrier to pay all benefits that the insured employer may become obligated to pay under applicable workers' compensation laws. Each state has a regulatory and adjudicatory system that quantifies the level of wage replacement to be paid, determines the level of medical care required to be provided and the cost of permanent impairment and specifies the options in selecting healthcare providers available to the injured employee or the employer. State laws generally require two types of benefits for injured employees: (1) medical benefits, which include expenses related to diagnosis and treatment of the injury, as well as any required rehabilitation and (2) indemnity payments, which consist of temporary wage replacement, permanent disability payments and death benefits to surviving family members. To fulfill this mandated financial obligation, virtually all employers are required to purchase workers' compensation insurance or, if permitted by their state, to self-insure. These employers may purchase workers' compensation insurance from a private insurance carrier, a state-sanctioned assigned risk pool or a self-insurance fund (an entity that allows employers to obtain workers' compensation coverage on a pooled basis, typically subjecting each employer to joint and several liability for the entire fund).

         In Florida, workers' compensation premiums are determined by the payroll generated by employers and the specific type of work that each employee performs. Class codes are established by the Florida DOI, which categorizes the types of tasks performed by employees. Each class code is then assigned a specific dollar rate depending on the propensity of an individual performing that job function to be injured at work. The more likely it is that an individual will be injured at work, based upon the hazards associated with performing that work, the higher the rate and thus the higher the premiums chargeable will be. Other states have implemented systems where premium rates are based upon market forces and insurance companies are permitted to compete on the basis of price in workers' compensation insurance.

         According to A.M. Best, gross insurance premiums written by private insurers for workers' compensation insurance in the United States in 1997 were approximately $26.1 billion. Information published by A.M. Best indicates that private insurance carriers in Florida accounted for approximately $1.7 billion of such premiums.

Insurance Products

         The Company's products and rating plans encompass a variety of options designed to fit the needs of its policyholders and employer groups. The Company's basic product is a guaranteed cost policy, under which the premium for a policyholder is set in advance and only varies based upon changes in the policyholder's employee class codes and payroll. In return for payment of premium, the Company agrees to assume statutorily imposed obligations of the policyholder to provide workers' compensation benefits to its employees.

         The Company also offers a variety of loss sensitive retention programs to policyholders whose annualized premium is $10,000 or more. Under these programs, a portion of premium may be returned to them in the form of a dividend. Payment of policy dividends is at the discretion of the Board of Directors of the applicable Insurance Subsidiary and is based upon (1) the individual policyholder's loss ratio; (2) the Insurance Subsidiary's overall loss ratio; and (3) the terms of the applicable dividend plan agreement. The initial premium for policyholders in these programs is calculated on the same basis as a guaranteed cost policy and eligibility for such programs varies based upon the nature of the policyholder's operations, value of premium generated, loss experience and controls in place as they relate to minimizing workers' compensation claims and costs.

         Most of the Company's individual retention programs require policyholders to pay the Company the entire annualized premium through the policy period with an opportunity to receive a potential policy dividend eight to 20 months after the policy period expires. A specific evaluation date is established for each of these policies to determine whether or not a policyholder is eligible to receive a dividend. Policyholder dividends are recognized over the effective period of the related policies and are subject to the approval of the Board of Directors of the applicable Insurance Subsidiary.

         One type of retention program offered by the Company permits a policyholder who pays the Company $50,000 or more in annual premiums to defer a portion of its annual premium in anticipation of offsetting that payment with policy dividends that are based upon the potential policy dividend. The policyholder secures the deferred premium with a certificate of deposit, a letter of credit or a performance bond. Policy dividends are paid eight to 20 months after the end of the policy term. In the event that the policyholder qualifies for a dividend and the applicable Insurance Subsidiary's Board of Directors declares a dividend, the policyholder will receive the difference between the dividend and the amount of premium that was deferred. If the deferred amount exceeds the dividend amount, the policyholder will be obligated to pay the Company the difference.

         The Company also offers a group retention program, which is available to active members of specific trade associations or other employer groups. Under this type of retention plan, the premium and loss experience of the participants is combined to determine if the group qualifies for a dividend.

         The Company has the ability to offer policies on a retrospective rating plan. Retrospective rating is a method of determining an individual policyholder's premium based on the policyholder's losses during the policy period. The premium is determined by a retrospective premium formula. By contract, any returned or additional premiums to or from the policyholder are determined by the retrospective formula and are not subject to discretion of an insurance company's board of directors. Although the Company has retrospective rating plan policies available, the Company has not sold any of these policies and does not focus its marketing efforts on such products.

         The Company offers numerous premium payment options to its policyholders. These include an estimated pay option in which the policyholder pays one-twelfth of its premium monthly based upon estimated payrolls for the course of the policy period. Under the monthly self-reporting option, a policyholder's monthly premium payments are calculated by the policyholder using its monthly payroll figures. The Company also offers an electronic fund transfer option, in which it automatically withdraws from the policyholder's account the monthly premium payment.

         Guaranteed cost policies and retention policies accounted for 32.7% and 67.3%, respectively, of the Company's written premiums in 1997 and 33.8% and 66.2%, respectively, of such premiums during the six month period ended June 30, 1998.

         In July 1998, the Company entered into an arrangement with an insurance carrier that has an A.M. Best rating of "A (Excellent)." Under the arrangement, the carrier issues policies to employers meeting the Company's underwriting guidelines. This permits the Company to compete for rating-sensitive business. The Company reinsures such policies. The carrier receives, in effect, a commission for each policy issued, which makes policies written through this arrangement substantially less profitable to the Company. In Florida, the availability of policies issued by an "A"-rated issuer will permit the Company to write United States Longshoremen and Harborworkers ("USL&H") coverage and to continue coverage to construction trades subcontractors who are required to secure policies from "A"-rated insurers. In the Midwest, "A"-rated paper is an important competitive factor, and its unavailability would impede the Company's expansion efforts.

Marketing and Distribution

         The Company markets and sells its insurance products through more than 250 non-exclusive independent insurance agencies. The Company seeks to establish and maintain long-term relationships with the principals, producers and customer service representatives of independent agencies that will actively market the Company's products and services by emphasizing superior service and offering financial incentives that include commissions, bonuses and stock option grants.

         All of the Company's marketing efforts directed at agencies are implemented by its field underwriters. The Company's field underwriters work with the independent agencies in making sales presentations to potential customers. The Company currently employs 11 field underwriters, eight of whom are located in the Company's Florida offices and the remainder of whom are located in the Company's Indianapolis regional office. The Company believes that its field underwriters play a significant role in the Company's ability to obtain new and retain existing business.

         A substantial portion of the Company's policies are written by smaller independent agencies not affiliated with national insurance brokerage companies. The decision by these agencies to place business with an insurer is, among other things, dependent upon the quality and breadth of services offered to the agencies and policyholders as well as the insurer's expertise and dedication to a particular line of business. The Company believes that its exclusive focus on workers' compensation insurance allows it to offer services and expertise that permit it to compete effectively with much larger insurers.

         The Company maintains a stock option plan for independent agencies of AmComp Preferred and will shortly adopt a stock option plan for independent agencies of AmComp Assurance, which will be substantially similar to the AmComp Preferred plan. Vesting of stock options granted under these plans is subject to the optionee's attaining certain performance goals including, among other things, growth in written premiums, issuance of new policies and maintenance or replacement of existing policies, maintenance of loss ratios and collection of premiums. See "Description of Capital Stock--Agent Stock Option Plans."

         The Company believes that the stock options available for grant to its independent agencies serve as a unique and meaningful incentive. Independent agencies that hold stock options under the AmComp Plan produced approximately 62.5% of the Company's premiums written in 1997.

Underwriting

         Every policy application submitted for consideration to the Company is reviewed by the field underwriter assigned to the agency submitting the application. Subject to guidelines based on the specific experience of the field underwriters and the nature of the risk, the field underwriters have binding authority to approve the issuance of policies. Selected independent agencies are also granted limited binding authority for small accounts that have specific risk characteristics determined by the Company.

         In assessing a risk, the field underwriter considers, among other factors, each employer's prior loss experience, safety record, credit history, operations, location and types of jobs within employment classifications. The Company seeks to provide quotes within 24 hours after receipt of a completed application. The Company's underwriting strategy focuses on smaller policy sizes, which averaged $17,700 in annual premiums during 1997 and $14,500 for the six months ended June 30, 1998. As part of the Company's expansion strategy, all of the Company's prospective policyholders outside Florida are visited by Company representatives prior to policy issuance.

         Although the Company reviews its existing policies at renewal time and when circumstances otherwise warrant, the Company reunderwrote all of its existing policies during 1998. The Company's Underwriting Review Team, composed of senior Company executives, meets twice monthly to review policy renewals with loss ratios in excess of 60% and to formulate and revise policy. The Underwriting Review Team evaluates all aspects of a particular policyholder's operations, including financial stability, management control and claims history. Recommendations as to risk improvement are made by the Underwriting Review Team and are conveyed to the policyholder through the field underwriter and field service consultant assigned to the policyholder.

         The Company does not emphasize any one industry in underwriting its policies. The following table sets forth the percentage of AmComp Preferred's written premium by industry classification and loss ratios by year:


   Industry Classification                        1993          1994         1995          1996        1997
----------------------------                      ----          ----         ----          ----        ----
    Construction                                   10.4%         32.3%        43.6%          22.1%      23.7%
    Concrete/Tile Work                              4.5           3.2          0.0            4.4       11.8
    Manufacturing                                  13.8           5.7          7.8            8.9       10.1
    Hospitality                                     1.1           1.7          5.9            7.4        7.8
    Electrical                                     13.9           4.3          0.5            7.3        5.9
    Retail                                          3.0           3.8          4.0            4.5        4.3
    Roofing                                         2.9           0.0          0.0            0.7        3.4
    HVAC                                           13.8          13.5          9.9            4.6        3.2
    Other                                          36.6          35.5         28.3           40.1       29.9

    Loss Ratio By Accident Year(1)                 50.2%         36.3%        56.8%          59.1%      60.6%

-------------------
(1) Calculated as the best estimate of ultimate losses and LAE for the respective accident years as determined by the Company's consulting actuary as of June 30, 1998 divided by premiums earned in the corresponding accident year.

Field Services

         The Company employs 10 full-time field service consultants. The field services consultants are the cornerstone of the Company's loss control strategy. They help implement the Company's proactive approach to preventing losses and containing costs once claims occur. The field service consultants are trained in the details of workers' compensation practices as well as the functions of all of the Company's departments. The responsibilities of the field service consultants include (1) providing policyholder education on loss prevention practices, including claims management, care management, employee hiring and screening, employee indoctrination/education and safety program design, implementation and monitoring; (2) ongoing evaluation of risks and continuing insurability of existing policyholders; (3) evaluation of prospective policyholders for insurance eligibility; and (4) working with the policyholder to offer modified duty to injured workers.

Claims Management and Managed Care

         The Company believes that a proactive claims management strategy is integral to its ability to minimize overall losses. The Company implements its strategy through the use of registered nurses and claims adjusters who are experienced in the workers' compensation system. The Company's nurse/adjuster teams are responsible for claims from the time of the initial injury report to final disposition. The Company believes that its claims adjusters generally handle fewer cases than adjusters at competing companies and that its claims handling procedures result in reduced insurance losses and lower litigation expenses. A part of the Company's total care management approach is to minimize attorney involvement. The Company has reported loss ratios of 56.8%, 59.1% and 60.6% for each of the developed policy years ended 1995, 1996 and 1997, respectively. In addition, AmComp Preferred has experienced favorable reserve development in four of the last five years.

         The Company's claims department consists of 36 licensed claims adjusters based at the Company's North Palm Beach, Florida headquarters and its Maitland, Florida office. The Company emphasizes the prompt resolution of claims. One year after the end of each of the 1994, 1995 and 1996 policy years, 94.0%, 92.7% and 93.3%, respectively, of the number of claims incurred during such policy years were closed. Claims adjusters electronically track the progress of claims filed and issue regular reviews on the status of cases. On a bi-monthly basis, claims personnel review selected cases for changes in status and adjustments to case-specific reserves. Registered nurses at the Company's offices are responsible for contacting the injured employee, the policyholder and the healthcare provider within 24 hours after notification of an initial claim. Working with a claims adjuster as a team, nurses direct medical care and coordinate the medical component of an indemnity claim from inception to completion in order to provide quality healthcare to the injured employee, facilitating a return to work as quickly as possible. Inpatient and outpatient utilization management is used to evaluate the appropriateness and necessity of medical treatment.

         In Florida, the Company directs injured employees to healthcare providers that are part of the Company's customized managed care network. The Company has contracted with CorVel Corporation, giving the Company access to physicians within the CorCare provider network selected by the Company. The CorCare provider network consists of hospitals, primary care coordinators (physicians), specialists and ancillary providers. The network is certified in all of Florida's 67 counties by the Florida Agency for Health Care Administration (the "AHCA"). Network physicians diagnose an employee's injuries and monitor treatment. Working with registered nurses headquartered at the Company's offices, network physicians develop treatment plans and coordinate specialty referrals. Specially designated primary care physicians and hospitals provide urgent and emergency care. Network physicians are compensated on average below the Florida Department of Workers Compensation fee schedule on a fee-for-service basis.

Geographic Expansion

         While the Company plans to continue its growth in its historic Florida market base, the Company also plans to expand its business into other states. With the acquisition of AmComp Assurance in 1997 as its platform for this expansion, the Company has commenced initial start-up operations in Alabama, Georgia, Indiana, Kentucky, Tennessee and Wisconsin. The Company has not yet written a significant amount of premiums in these states. The Company believes that a positive reception in new states depends, in large part, on its ability to: (1) communicate the strengths of its total care management strategy to potential policyholders and agencies; (2) establish strong relationships with local independent agencies; and (3) deliver a high level of service to policyholders. The Company's Midwest expansion policy contemplates establishment of regional offices covering a defined geographic area, with out-of-state branch offices reporting to the local regional offices. The Company opened its first regional office in Indianapolis, Indiana in December 1997, which serves Illinois, Indiana, Kentucky, Tennessee and Wisconsin. From March 1, 1998 through June 30, 1998, the Company wrote $0.3 million of premium outside Florida.

         Until a regional network and infrastructure have been developed, the Company plans to use Company field underwriters while relying on third party claims administrators and nurses. Once the local regional network has reached a critical size, hiring of in-house claims staffs and nurses will commence. In addition, the Company will contract for, and may ultimately establish its own, medical care networks in such states as it deems appropriate.

Loss and Loss Adjustment Expense Reserves

         Loss and loss adjustment expense reserves are estimates of what an insurer expects to pay on all claims to injured employees. The Company is required to maintain reserves for payment of estimated loss and loss adjustment expense for both reported claims and IBNR. The Company's ultimate liability may be materially more or less than current reserve estimates.

         Reserves for reported claims are established on a case-by-case basis. Case-by-case reserve amounts are determined by claim examiners, based on the examiner's judgment and experience, and on the Company's reserving practices, which take into account the type of risk, the circumstances surrounding the claim or policy provisions relating to type of loss and historical paid loss and loss adjustment expense data for similar claims. Case-by-case reserves are not established for unallocated loss adjustment expenses, and the entire reserve for unallocated loss adjustment expenses is established primarily based upon the Company's historical paid data. The Company's management, its consulting actuaries and other outside review organizations regularly monitor reserve adequacy for losses that have occurred and been reported and the Company adjusts such reserves as necessary.

         Loss and loss adjustment expense reserves for IBNR are estimated based on many variables, including historical and statistical information, inflation, legal developments, the regulatory environment, benefit levels, economic conditions, judicial administration of claims, general frequency and severity trends, medical costs, and other factors affecting the adequacy of loss reserves. Changes in the Company's operations and management philosophy also may cause actual developments to vary from the past. The adoption of new data processing systems, shifts to underwriting more or less hazardous risk classifications, the hiring of new claims personnel and changes in claims servicing vendors and third party administrators may all change rates of reserve development, payments, and claims closings, increasing or decreasing claims severity and closing rates.

         Adjustments in aggregate reserves are reflected in the operating results of the period during which such adjustments are made. Although claims for which reserves are established may not be paid for several years or more, the reserves are not discounted.

         The following table provides a reconciliation of the beginning and ending loss and loss adjustment expense reserves since the acquisition of AmComp Preferred in 1996 for the two year period ended December 31, 1997 and the six months ended June 30, 1998.

       Reconciliation of Liability for Losses and Loss Adjustment Expense


                                                                                                      Six Months
                                                                                Year Ended               Ended
                                                                               December 31,            June 30,
                                                                              1996         1997          1998
                                                                             ------       ------        -----
                                                                                    (Dollars in thousands)
Unpaid losses and LAE, net of reinsurance, beginning of period..........          --     $41,307        $67,872
Add unpaid losses and LAE, net of reinsurance, acquired in purchase of
    AmComp Preferred....................................................     $31,723

Losses and loss adjustment expenses, net of reinsurance, incurred in:
    Current year........................................................      31,499      62,991         18,448
    Prior years.........................................................     (3,240)       1,430            140
                                                                            --------      ------         ------
Total losses and loss adjustment expenses incurred......................      28,259      64,421         18,588

Deduct payments for losses and loss adjustment expenses, net of reinsurance occurring in:
    Current year........................................................       8,808      16,863          3,081
    Prior years.........................................................       9,867      20,993         18,425
                                                                             -------      ------         ------
Total payments for losses and loss adjustment expenses..................      18,675      37,856         21,506
                                                                             -------      ------         ------
Ending unpaid losses and loss adjustment expenses, net of reinsurance...      41,307      67,872         64,954
Reinsurance recoverable on unpaid losses and loss adjustment expenses..        4,075      18,639         32,867
                                                                             -------      ------         ------
Ending unpaid losses and loss adjustment expenses, gross of reinsurance.     $45,382     $86,511        $97,821
                                                                             =======     =======        =======

         During the year ended December 31, 1996, AmComp Preferred experienced favorable development of $3.2 million from prior years. Management believes this favorable development is the result of emphasis on early claim settlement when appropriate and the benefits from the New Florida Workers' Compensation Law. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Overview." In 1997, the Company experienced adverse development resulting from the rapid growth in AmComp Preferred's premiums during the prior two years and the resultant increase in case loads per adjuster. The positive effects of the workers' compensation legislation of 1994 also reached a plateau and began to level off. The Company opened a second claim office in 1997 to address its recent growth. At June 30, 1998, the Company had returned to its historical claim count of approximately 100 to 125 open indemnity claims per adjuster.

         The following table shows changes in the historical loss and LAE reserves for AmComp Preferred for the six years ended December 31, 1997. Prior to 1995, AmComp Preferred reported its reserves net of anticipated SDTF recoveries. At the beginning of 1995, AmComp Preferred changed its reserving methodology to record its reserves for unpaid losses and LAE gross of anticipated SDTF recoveries. For comparability purposes, all amounts in the following table are stated gross of SDTF recoverables. The top line shows the reserve recorded at each year-end. Such amount represents an estimate of unpaid losses and LAE occurring in that year as well as future payments on claims occurring in prior years. The upper portion of the table (cumulative paid) presents the cumulative amounts paid during subsequent years on those losses for which reserves were carried as of each specific year. The lower portion (reserves re-estimated) shows the re-estimated amounts of the previously recorded reserve based on experience as of the end of each succeeding year. The re- estimate changes as more information becomes know about the actual losses for which the initial reserve was carried. An adjustment to the carrying value of unpaid losses for a prior year will also be reflected in the adjustments for each subsequent year. For example, an adjustment made in the 1994 year will be reflected in the re-estimated ultimate net loss for each of the years thereafter. The cumulative redundancy (deficiency) line represents the cumulative change in estimates since the initial reserve was established. It is equal to the difference between the initial reserve and the latest re-estimated reserve amount.


                                                                                   December 31,
                                            ----------------------------------------------------------------------------------------
                                                  1992           1993           1994           1995          1996           1997
                                                  ----           ----           ----           ----          ----           ----
                                                                              (Dollars in thousands)
Unpaid losses and loss adjustment
    expenses (net of reinsurance
    recoverable on unpaid losses and loss
    adjustment expenses)                            $12,928       $19,799         $25,796      $31,723        $41,307        $67,872

Liability re-estimated as of:
One year later                                       11,760        19,457          17,829       28,483         42,737              -
Two years later                                      13,157        14,379          18,025       29,451
Three years later                                     9,755        15,445          16,648
Four years later                                     11,130        14,817
Five years later                                     10,560

Cumulative (redundancy) deficiency                  (2,367)       (4,981)         (9,148)      (2,272)          1,430            -
                                                    =======       =======         =======      =======          =====         ====

Cumulative amount paid, net of
    reinsurance, as of:
One year later                                        5,147         5,995           5,777       13,586         22,591              -
Two years later                                       7,142         8,447           9,530       19,517
Three years later                                     7,391        10,702          11,142
Four years later                                      8,457        11,393
Five years later                                      8,802

Unpaid losses and loss adjustment
    expenses (net of reinsurance
    recoverable on unpaid losses and loss
    adjustment expenses)                                                                        31,723         41,307         67,872
Reinsurance recoverables on unpaid losses
    and loss adjustment expenses at balance
    sheet date                                                                                   4,364          4,075         18,639
                                                                                               -------        -------         ------
Unpaid losses and loss adjustment expenses
    at balance sheet date                                                                      $36,087        $45,382        $86,511
                                                                                               =======        =======        =======

Reinsurance

         Like other insurers, the Company manages its risks, in part, through excess of loss and quota-share reinsurance agreements. Reinsurance is used principally (1) to reduce its net liability on individual risks; (2) to provide protection for catastrophic losses; (3) to stabilize its underwriting results; and (4) to increase its underwriting capacity.

         The Company currently has in effect excess of loss reinsurance agreements with Reliance Insurance Company ("Reliance") and Continental Casualty Company. Under such agreements, the reinsurers have agreed to pay losses and LAE on successive portions of each loss exceeding $50,000. Such agreements expire in 2000. The Company believes that its excess reinsurance agreements limit its exposure not only to catastrophic claims but also to any increased frequency of claims of intermediate severity that may result from economic, legal, regulatory or social changes. See "Risk Factors--Dependence on Reinsurance."

         The Company has entered into quota-share reinsurance agreements with Everest Reinsurance Company and Underwriters Reinsurance Company under which the reinsurers have assumed an aggregate of 25% of the net losses and ALAE until the Company's loss ratio (defined as net losses plus ALAE incurred divided by net earned premiums) equals 65%. The Company retains 100% of all losses in a loss ratio corridor between 65% and 70%. If the loss ratio exceeds 70%, the Company cedes 25% of net losses (net of excess of loss reinsurance) under the quota-share agreement. In exchange for such assumption, the reinsurers receive approximately 25% of the Company's gross premiums written and pay the Company a 35% ceding commission. The quota-share reinsurance also allows a credit for the Company's excess of loss coverage and shares pro rata in policyholder dividends. These quota-share agreements expire on December 31, 1998.

         Reinsurance does not legally relieve an insurer from its liability under the workers' compensation policies it issues, but it does make the assuming reinsurer liable to the insurer for the reinsurance ceded. Therefore, the Company is subject to credit risk with respect to the obligations of its reinsurers. The Company regularly performs internal reviews of the financial strengths of its reinsurers. However, if a reinsurer is unable to meet any of its obligations to the Insurance Subsidiaries under the reinsurance agreements, the Insurance Subsidiaries would be responsible for the payment of all claims and claims expenses which the Company has ceded to such reinsurer. See "Risk Factors--Dependence Upon Reinsurance."

         The availability, amount and cost of reinsurance are subject to market conditions and to the Company's experience with insured losses. There can be no assurance that the Company's reinsurance agreements can be renewed or replaced prior to expiration upon terms as satisfactory as those currently in effect. If the Company were unable to renew or replace its reinsurance agreements upon such terms (1) its net liability on individual risks would increase; (2) it would have greater exposure to catastrophic losses; (3) its underwriting results would be subject to greater variability; and (4) its underwriting capacity would be reduced.

         Certain information regarding the Company's total reinsurance recoverable is provided in the following table:


                                                                                      As of December 31, 1997
                                                                    --------------------------------------------------------
                                                                                     (Dollars in thousands)
                                                                         Paid                Unpaid
        Reinsurance Carrier                    Rating(1)                Losses               Losses               Total
-------------------------------------       ----------------        --------------       --------------       --------------

Continental Casualty Company                       A                        $225               $8,327               $8,552
Everest Reinsurance Company                        A                         182                3,841                4,023
General Reinsurance Corporation                   A++                          4                  578                  582
National Union Fire Insurance
    Company                                       A++                         --                2,086                2,086
PCA Property & Casualty
    Insurance Company(2)                           E                         174                1,246                1,420
Underwriters Reinsurance
    Company                                        A+                        121                2,561                2,682
Health Care Indemnity, Inc.                        A-                         12                   --                   12
                                                                    --------------       --------------       --------------
     Total.........................                                        $ 718              $18,639             $ 19,357
                                                                    ==============       ==============       ==============

---------------------------------------

(1) A.M. Best defines "A++" and "A+" rated insurance companies as "superior," "A" and "A-" rated insurance companies as "excellent," "B++" and "B+" rated insurance companies as "very good," "B" and "B-" rated insurance companies as "fair," "C++" and "C+" rated insurance companies as "marginal," "C" and "C-" rated insurance companies as "weak," "D" rated insurance companies as "poor" and "E" rated insurance companies as "under regulatory supervision."

(2) PCA Property & Casualty Insurance Company was acquired by Humana, Inc., a national managed care provider, in September 1997. The Company is currently negotiating with management of that company toward a commutation of that reinsurance agreement that would eliminate any future exposure.

         The Company has not experienced any material difficulties in collecting reinsurance recoverables from any of its reinsurers. However, no assurance can be given as to the future ability of any of the Company's reinsurers to meet their obligations.

Investments

         The Insurance Subsidiaries employ an investment strategy that emphasizes asset quality and the matching of maturities of their fixed maturity investments to their anticipated claim payments and expenditures or other liabilities. The amount and types of investments that may be made by the Insurance Subsidiaries are regulated under the Florida Insurance Code and the rules and regulations promulgated by the Florida DOI. The Insurance Subsidiaries' investments are primarily managed by Trade Street Investment Associates, Inc. ("Trade

Street"), based upon guidelines and strategies approved by their respective boards of directors. As of December 31, 1997, the Insurance Subsidiaries' combined portfolio consisted almost entirely of fixed-income securities. The Insurance Subsidiaries' bond portfolio is heavily weighted toward short- to intermediate-term, investment- grade securities rated "A" or better, with approximately 97% rated "AA" or better. The Insurance Subsidiaries employ Trade Street to act as their independent investment advisor pursuant to the terms of a written agreement with Trade Street and the Insurance Subsidiaries' written investment guidelines. The Insurance Subsidiaries have no investments in common stocks (other than AmComp Preferred's investment in AmComp Assurance), preferred stocks or derivative securities.

         Trade Street has discretion to enter into investment transactions within the Insurance Subsidiaries' investment guidelines. In practice, this discretion is generally exercised only with respect to the reinvestment of maturing securities in similar securities. In the case of sales of securities prior to maturity, or the acquisition of securities which differ from the types of securities already present in the portfolio, Trade Street routinely consults with the Insurance Subsidiaries' Chief Financial Officers, who reports regularly to the Insurance Subsidiaries' investment committees. Trade Street's fee is based on the amount of assets in the portfolio and is not dependent upon investment results or portfolio turnover.

         The table below contains information concerning the composition of the Company's investment portfolio at June 30, 1998:


                                                                                         As of
                                                                                     June 30, 1998
                                                               ----------------------------------------------------

                                                                                (Dollars in thousands)
                                                                        Carrying                       Market
                                                                        Amount(1)                       Value
Bonds:(2)
U.S. government and agencies (AAA/Aaa rated)................                $27,698                      $28,861
AA/Aa rated.................................................                 54,341                       53,507
    A rated.................................................                    ---                          ---
BBB/Baa rated...............................................                  4,229                        4,229
BB/Ba rated.................................................                    ---                          ---
                                                                           --------                     --------
    Total Bonds.............................................                $86,268                     $ 86,597
                                                                            -------                     --------
Cash and cash equivalents and short-term investments........               $ 16,847                     $ 16,847
                                                                           --------                     --------
    Total...................................................               $103,115                     $103,444
                                                                           ========                     ========

-------------------
(1) Carrying amount is amortized cost for bonds held to maturity and short-term investments. Market value is used for bonds held for sale and common stocks.

(2) Standard & Poor's Corporation ("S&P") defines "AAA" rated securities as "highest rating, extremely strong security," "AA" rated securities as "very strong security," "A" as "strong security," "BBB" as "adequate security," and "BB" as "low quality." Moody's Investors Service, Inc. ("Moody's") defines "Aaa" rated securities as "best quality," "Aa" as "high quality, "A" as "strong security, "Baa" as adequate security," and "Ba" as "low quality."

         The table below reflects investments and interest earned thereon and average annual yield on investments for each year in the five years ended December 31, 1997 and for the six-month period ended June 30, 1998.


                                                                                                                 Six Months
                                                                                                               Ended June 30,
                                                               Year Ended December 31,                              1998
                                           -------------------------------------------------                 -----------------
                                              1993          1994         1995         1996         1997
                                              ----          ----         ----         ----         ----
                                                               (Dollars in thousands)
Average total invested assets(1)........          $250         $726       $1,079      $64,553     $103,619              $110,792
Net investment income (before
   taxes)(2)............................             7           17           53        3,288        5,113                 2,616
Average annual yield on investment                 2.8%         2.3%         4.9%         5.1%         4.9%                  4.7%(5)
   portfolio (before taxes)(3)..........
Average annual after tax yield(4).......           1.8%         1.5%         3.2%         3.9%         4.1%                  4.3%(5)

---------------------------------------

(1) Average calculated based upon an average of the beginning and end of period total investments for purposes of this calculation, investment balances were at cost (fixed income securities as amortized cost). When calculating the average total invested assets, the ending balances were reduced by $20 million and $10 million in 1996 and 1997 respectively. These adjustments were needed due to the investment increases relating to the investor contribution of $10 million in December 1996 and the loan proceeds of $10 million in both December 1996 and December 1997. These proceeds had no interest earnings in the year in which they were received. The average balance for 1996 was adjusted to include the $49.9 million of investments acquired in the purchase of AmComp Preferred in January 1996.
(2)      Net investment income includes investment expenses.
(3) Pre-tax yield is calculated as net investment income dividend by average total invested assets.
(4) In 1996 and continuing into 1997, the Company adopted a policy of re-investing a portion of its long-term portfolio in non-taxable bonds in order to offset the tax liability in a period of rising profits.
(5)      Annualized rate of return.

         The Company maintains cash reserves to meet current outstanding loss, loss adjustment and administrative expenses. These short term funds amounted to $43.9 million at December 31, 1996, $26.9 million at December 31, 1997 and $23.5 million at June 30, 1998. These funds are deposited in SunTrust Bank and the Bank of New York in non-taxable interest bearing accounts at annual rates that vary between 2.5% and 2.8%.

         The Company monitors its assets and the matching of maturities of its investments to the Company's anticipated claim payments, expenditures and other liabilities. As of June 30, 1998, the investments under the Company's management (excluding cash and cash equivalents) had an average duration of three years and seven months.

         The table below sets forth the maturity profile of the Company's bond portfolio at market value as of June 30, 1998:


                                                                            As of June 30, 1998
                                       ---------------------------------------------------------------------------------------------
                                                                              Bonds Rated(1)
                                       ---------------------------------------------------------------------------------------------

                                               AAA/Aaa           AA/Aa           A            BBB/Baa          BB/Ba          Total
                                                                  (Dollars in thousands)
1 year or less......................            $2,551          $1,002                                                        $3,553
More than 1 year, through 3 years...            24,362          20,701                         $2,022                         47,085
More than 3 years, through 5 years..             1,822          15,212                                                        17,034
More than 5 years, through 10
   years............................               126          15,068                          2,207                         17,401
More than 10 years, through 15
   years............................                             1,013                                                         1,013
More than 15 years..................                               511                                                           511
                                             ---------        --------       -----           --------       ------         ---------
Total...............................           $28,861         $53,507           -             $4,229            -           $86,597

---------------------------------------

(1) S&P defines "AAA" rated securities as "highest rating, extremely strong security," "AA" rated securities as "very strong security," "A" as "strong security," "BBB" as "adequate security," and "BB" as "low quality." Moody's defines "Aaa" rated securities as "best quality," "Aa" as "high quality," "A" as "strong security," "Baa" as adequate security," and "Ba" as "low quality."

Competition

         The market for workers' compensation insurance products is highly competitive. The Company's competitors include, among others, insurance companies, PEO's, third party administrators, self-insurance funds and state insurance pools. Many of the Company's existing and potential competitors are significantly larger and possess considerably greater financial and other resources than the Company and can offer their services nationwide. After a period of absence from the market in Florida, traditional national insurance companies have re-entered that market, thereby increasing competition. Their presence in the Company's current market, and in markets that the Company might consider for expansion, will likely create greater competition for acquisitions of workers' compensation businesses, making it more difficult for the Company to grow by acquisition of new business.

         Competitive factors in the workers' compensation insurance field include pricing (either through premium rates or dividends), levels of service, A.M. Best ratings, levels of capitalization, quality of care management services, the ability to reduce loss ratios through total care management strategy, loss prevention and the ability to reduce claims expenses. The Company believes that its products and services are competitively priced. In Florida, premium rates are fixed by the Florida DOI and are not a competitive factor. Insurers in Florida compete principally based upon policyholder dividends and the availability of premium payment plans. The Company also believes that its level of service and its ability to reduce claims through its total care management strategy are strong competitive factors that have enabled it to retain existing clients and attract new clients. See "Risk Factors--Highly Competitive Industry."

         Historically, Florida workers' compensation insurers, many of whom were self-insurance funds, paid all or a very substantial proportion of the potential dividends on retention policies. In recent years, as a result of loss experience and the increased share of the Florida market underwritten by stock corporations and other for-profit entities, some workers' compensation insurers, including the Company, have paid substantially less than all potential dividends. To the extent that dividends on retention policies declared by the Company fail to meet the expectations of the retention policyholders or the Company's independent agencies, such failure could adversely affect the Company's relationship with each of them and could have a material adverse effect on the Company's business and results of operations.

         In 1994, Florida ceased requiring carriers doing business in Florida to pay residual market assessments to support the involuntary workers' compensation markets. The Company believes that such action has had the effect of increasing competition in Florida.

         The Company expects ratings to become an increasingly important factor in establishing its competitive position. Certain independent agencies and purchasers of insurance, particularly in states into which the Company is expanding, use the ratings assigned by A.M. Best and other nationally recognized rating agencies to assist them in assessing the financial strength and overall quality of the companies with which they are considering doing business. The Insurance Subsidiaries have not been rated by a rating agency. The Company believes that the absence of an A.M. Best rating has not seriously affected its ability to compete for business in Florida. In the Midwest United States, the favorable rating of a workers' compensation insurer is an important competitive factor and its unavailability would impede the Company's expansion efforts. See "--Insurance Products."

Regulation

         General. Workers' compensation and managed healthcare programs are subject to various laws and regulations. Both the nature and degree of applicable government regulation vary greatly depending upon the specific activities involved. Generally, parties that actually provide or arrange for the provision of managed care or workers' compensation programs assume financial risk related to the provision of those programs, or undertake direct responsibility for making payment or payment decisions for those services, and are subject to a number of complex regulatory schemes that govern many aspects of their conduct and operations. The managed healthcare field is a rapidly expanding and changing industry; it is possible that the applicable regulatory frameworks will expand to have an even greater impact upon the conduct and operation of the Company's business.

         The Company's business is subject to state-by-state regulation of workers' compensation insurance and workers' compensation insurance management services. Under the workers' compensation system, employer insurance or self-funded coverage is governed by individual laws in each of the 50 states and by certain federal laws. Such regulation is primarily for the benefit and protection of covered employees and policyholders and not for the benefit of insurance companies or their stockholders. Changes in individual state regulation of workers' compensation or managed healthcare may create a greater or lesser demand for some or all of the Company's products and services, or require the Company to develop new or modified services in order to meet the needs of the marketplace and to compete effectively in that marketplace. In addition, many states limit the maximum amount of dividends and other payments that may be paid in any year by insurance companies to their stockholders and affiliates. This may limit the amount of distributions that may be made by the Company's Insurance Subsidiaries. See "Risk Factors--Regulation."

         Premium Rate Restrictions. In general, state regulations governing workers' compensation systems and the insurance business impose restrictions and limitations on the Company's business operations that are not imposed on unregulated businesses. Among other matters, state laws regulate not only the amounts and types of workers' compensation benefits that must be paid to injured workers, but also the premium rates that may be charged by the Company to insure employers for those liabilities.

         Florida Rates and Benefits. In Florida, the Florida DOI approves "manual" premium rates for each of the approximately 650 employment classification codes prepared and filed by the National Council on Compensation Insurance. Although Florida law authorizes the Florida DOI to permit rate deviations under certain conditions, the Florida DOI has not routinely permitted carriers operating in Florida to deviate from these approved rates, and competition is, therefore, primarily related to the return of premiums to employers with favorable loss experience, service, the ability to improve the insured's experience ratings through loss prevention and effective claims management and premium payment plans. Levels of benefit payments to injured employees are regulated by the Florida Department of Labor and Employment Security.

         Statutory Accounting and Solvency Regulations. State regulation of insurance company financial transactions and financial condition are based on statutory accounting principles ("SAP"). SAP differs in a number of ways from GAAP, which govern the financial reporting of most other businesses. In general, SAP financial reports are more conservative than GAAP financial reports, reflecting lower asset values, higher liability values and lower equity.

         State insurance regulators closely monitor the financial condition of insurance companies reflected in SAP financial statements and can impose significant financial and operating restrictions on an insurance company that becomes financially impaired. Regulators generally have the power to impose restrictions or conditions on the following kinds of activities of a financially impaired insurance company: transfer or disposition of assets, withdrawal of funds from bank accounts, extension of credit or making loans and investment of funds.

         Financial and Investment Restrictions. Insurance company operations are subject to financial restrictions that are not imposed on other businesses. State laws require insurance companies to maintain minimum surplus balances and place limits on the amount of insurance a company may write based on the amount of the company's surplus. These limitations may restrict the rate at which the Company's insurance operations can grow. As of the date of this Prospectus, the Company meets relevant state minimum capital and surplus requirements.

         State laws also require insurance companies to establish reserves for payments of policyholder liabilities and impose restrictions on the kinds of assets in which insurance companies may invest. These restrictions may require the Company to invest its assets more conservatively than it would if it were not subject to the state law restrictions and may prevent the Company from obtaining as high a return on its assets as it might otherwise be able to realize. See "--Investments" and "Risk Factors--Regulation."

         In addition, under Florida law, without regulatory approval an insurance company may not pay to its shareholders within a 12-month period dividends or other distributions of cash or property, the total fair market value of which exceeds generally the lesser of 10% of surplus or 100% of its prior year's net income, not including realized capital gains. This may limit the amount of dividends that may be paid by the Insurance Subsidiaries to AmComp, which in turn may limit the amount of capital available to AmComp for debt service, expansion, dividend payments to shareholders, if any, and other purposes. At December 31, 1997, the Insurance Subsidiaries were authorized to pay up to $4.7 million in dividends without additional regulatory approval.

         Many states, including Florida, have adopted risk-based capital standards to determine the capital requirements of an insurance carrier based upon the risks inherent in its operations. These standards require the computation of a risk-based capital amount which is then compared to a carrier's actual total adjusted capital. The computation addresses four primary risks: asset risk, insurance underwriting risk, credit risk and off-balance sheet risk. These standards provide for regulatory intervention when the percentage of total adjusted capital to authorized control level risk-based capital is below certain levels. The Insurance Subsidiaries exceed such risk- based capitalization levels.

         Florida also utilizes the NAIC Insurance Regulatory Information System ("IRIS"). IRIS identifies 12 ratios for property/casualty insurance companies. IRIS specifies a range of "usual values" for each ratio. Departure from the "usual value" range on four or more ratios may lead to increased regulatory oversight from individual state insurance commissioners. In 1997, AmComp Preferred had two ratios outside of their usual values, the net writing ratio and the investment yield ratio. This was caused by AmComp Preferred's significant increase in premium writing and the Company's strategy of switching to tax-free bonds thus reducing its income tax liability. AmComp Assurance had three ratios outside of their usual values in 1997. Two of these ratios (the two-year operating results ratio and the change in surplus ratio) were outside their usual value because AmComp Assurance had been inactive prior to its purchase by the Company in October 1997. The third ratio, the investment yield ratio, was lower than its usual range due to AmComp Assurance's having a higher mix of tax-exempt bonds in its portfolio. The Company is not aware of any increased regulatory scrutiny as a result of the Insurance Subsidiaries' 1997 IRIS values.

         Florida Special Disability Trust Fund. Florida operates the SDTF, which reimburses employers and insurance carriers for workers' compensation benefits paid to employees who are injured and whose disability is increased by a prior work-related injury. The SDTF is funded through annual assessments of workers' compensation insurers based upon workers' compensation net premiums written. The Company's SDTF recoveries, recorded as a reduction to losses and LAE incurred, were approximately $0.8 million and $0.5 million for the fiscal years ended December 31, 1996 and 1997, respectively. The Company's SDTF assessments were approximately $3.2 million and $4.6 million for the fiscal years ended December 31, 1996 and 1997, respectively.

         The SDTF has not prefunded its claims liability and no reserves currently exist to satisfy future claims. Under Florida law, the SDTF is currently scheduled to expire in 2000, unless it is recreated by the Florida legislature. Under current law, claims arising from accidents occurring on or after January 1, 1998 cannot be accepted for reimbursement by the SDTF. The SDTF is liable for reimbursement for subsequent injuries that occurred prior to January 1, 1998. SDTF assessments continue for funding purposes and are capped under current law at 4.52% of net written premiums.

         With respect to collection patterns, the SDTF reviews reimbursement requests on a claim-by-claim basis, with actual collection payments tied to the paid loss development over a claim's life. The payments are not made ratably or in any other predictable pattern. A prior actuarial review of the SDTF indicated the average time frame for collection of a claim made to the SDTF is 6 to 8 years. Because collection of SDTF recoveries is uncertain, unlike most of its domestic competitors, the Company records SDTF recoveries only when received and does not accrue for future recoveries. The Company's actuaries have estimated that at December 31, 1997 the Company was eligible to receive in excess of $7.0 million in future SDTF recoveries.

         Florida Agency For Health Care Administration. Florida is currently the only state that mandates that workers' compensation carriers offer managed care to policyholders. The Company is subject to regulation by AHCA, the Florida regulatory agency that oversees the administration of workers' compensation managed care arrangements. The managed care arrangements offered by workers' compensation carriers are subject to AHCA's periodic reviews, audits and approvals. AHCA has the ability to impose fines for deficient operations.

         Participation in State Guaranty Fund. Most states have established one or more insurance guaranty funds or associations that are charged by state law to pay claims of policyholders insured by a company that becomes insolvent. All insurance companies must participate in the guaranty associations in the states where they write insurance and are assessable for the associations' operating costs, including the cost of paying policyholder claims against an insolvent insurer. In Florida, in 1997 the Florida Workers' Compensation Insurance Guaranty Association ("FWCIGA") assessed the Company 1.5% of gross premiums written in 1997 and there is currently a statutory cap on annual assessments of 2.0% of gross premiums written. Effective July 1, 1999, the statutory cap on annual assessments will be increased to 3.5% of gross premiums written. The Company's financial performance could be adversely affected by increases in FWCIGA assessments.

         Holding Company Act. In addition to the regulatory oversight of the Insurance Subsidiaries, AmComp will also be subject to regulation under the provisions of the Florida Insurance Code relating to insurance holding company systems, defined as two or more companies, one or more of which is an insurance company. Such provisions contain certain reporting requirements, including those requiring the ultimate parent of a Florida insurance company to file information relating to its capital structure, ownership and financial condition and the general business operations of its insurance subsidiary. Such holding company laws contain special reporting and prior approval requirements with respect to transactions among affiliates.

         The Insurance Subsidiaries have entered into service agreements with Pinnacle Administrative and Pinnacle Benefits to provide certain administrative, marketing, accounting, human resource, claims and other services to the Insurance Subsidiaries in return for fees. AmComp has in the past contributed capital to the Insurance Subsidiaries. The Insurance Subsidiaries are required to pay interest and principal on the surplus notes, evidencing the obligations to repay these capital contributions. Fee payments under the service agreements are subject to Florida DOI review. Interest and principal payments under the surplus notes are subject to the Florida DOI's prior approval.

         Possible Future Regulation. State legislatures and the federal government have considered and are considering a number of cost containment and healthcare reform proposals. The Company believes it may benefit from some proposals that favor the growth of managed care. However, no assurance can be given that the state or federal government will not adopt future healthcare reforms that would adversely affect the Company.

         The Florida DOI fixes the premium rates that insurers may charge for various types of coverage, including workers' compensation insurance. Other states have implemented systems under which premium rates are based upon market forces and other factors. The Florida legislature may, as early as 1999, consider legislative proposals to permit workers' compensation insurers to compete on the basis of price. Among the proposals which may be considered is a system in which premium rates would be established with little or no regulatory intervention.

         In recent years, the state insurance regulatory framework has come under increased federal scrutiny, and certain state legislatures have considered or have enacted laws that altered and, in many cases, increased state authority to regulate insurance companies and insurance holding companies. Further, the NAIC and state insurance regulators are re-examining laws and regulations, specifically focusing on investment laws for insurers, modifications to holding company regulations, codification of statutory accounting practices, risk-based company regulations, codification of statutory accounting practices, risk-based capital guidelines, interpretations of existing laws and the development of new laws. In addition, Congress and certain federal agencies are investigating the current condition of the insurance industry in the United States to determine whether to impose federal regulation. The Company cannot predict with certainty the effect any proposed or future legislation or NAIC initiatives may have on the conduct of the Company's business or results of operations of the Company. See "Risk Factors--Regulation."

Legal Proceedings

         The Company is periodically a party to routine litigation incidental to the Company's business. The Company does not believe that it is a party to any pending legal proceeding that is likely to have a material adverse effect on the Company's business, financial condition or results of operations.

Employees

         As of June 30, 1998, the Company had 175 employees, eight of whom were executive officers.

Facilities

         The Company's principal executive offices are located in North Palm Beach, Florida and consist of approximately 26,000 square feet of office space under a lease that expires December 21, 2001. In addition, the Company maintains a branch office in Maitland, Florida consisting of approximately 8,300 square feet of office space under a lease that expires June 30, 2003, and a regional office in Indianapolis, Indiana consisting of approximately 1,900 square feet of office space under a lease that expires November 30, 2000. The Company believes that there is sufficient office space available at favorable leasing terms in and outside Florida and in the areas targeted for expansion to satisfy the additional needs of the Company that may result from future expansion.

                                   MANAGEMENT

Executive Officers and Directors

         The following table provides information regarding the executive officers and directors of the Company.

         Name                      Age    Position
         ----                      ---    --------
         Sam A. Stephens            62    Chairman of the Board
         Fred R. Lowe               63    President, Chief Executive Officer and
                                          Director
         Debra Cerre-Ruedisili      43    Executive Vice President, Chief
                                          Operating Officer and Director
         Donald L. Johnson          51    Senior Vice President, Chief Financial
                                          Officer and
                                          Treasurer
         Alan N. Duggan             56    Senior Vice President
         Marshall N. Gordon         55    Senior Vice President
         Dale E. Hanson             41    Senior Vice President, Secretary and
                                          Director
         Antonio Faillaci           52    Vice President, Midwest Region
         David Stegall              43    Vice President, Underwriting
         Richard Kroon(1)           56    Director
         Andrew M. Paul(2)          42    Director
         Paul B. Queally(1)(2)      34    Director
         Daniel J. Thomas (2)       39    Director


---------------------------------------

(1)      Member of Compensation Committee.
(2)      Member of Audit Committee.

         Sam A. Stephens has served as Chairman of AmComp since December 1996 and as a Director of AmComp Preferred, Pinnacle Benefits and Pinnacle Administrative since June 1996. Mr. Stephens served as President of AmComp from December 1995 to February 1997. Mr. Stephens co-founded (with Fred R. Lowe) Florida Administrators, Inc. (now known as Pinnacle Administrative) and founded the Florida Air Conditioning Contractors Association-Self Insurers Fund ("FACCA"), a predecessor of AmComp Preferred. Mr. Stephens holds a B.A. degree in Economics from the University of Florida and is a licensed property and casualty agent.

         Fred R. Lowe has served as President, Chief Executive Officer and a Director of AmComp since February 1997. Mr. Lowe co-founded (with Sam A. Stephens) Florida Administrators, Inc. Mr. Lowe has also served as President and a Director of AmComp Assurance since November 1997 and as Vice President of Pinnacle Administrative and Pinnacle Benefits since December 1996. From 1989 to 1992, Mr. Lowe held various executive positions with several financial service companies. From 1992 until February 1997, Mr. Lowe served as an independent consultant, which work included providing consulting services to Florida Administrators, Inc. from 1994 to 1997. Mr. Lowe assisted in the conversion of FACCA into a capitalized insurance company.

         Debra Cerre-Ruedisili has served as Senior Vice President of AmComp since April 1997, as Executive Vice President and Chief Operating Officer of AmComp since March 1998 and as a Director of AmComp since September 1998. Ms. Cerre-Ruedisili has served as a Director of AmComp Assurance since September 1998. Prior to joining the Company, Ms. Cerre-Ruedisili has served as Co-Chief Executive Officer and Chief Operating Officer of MedView Services Incorporated ("MedView"), a managed care provider, from 1987 to 1997 and as the Risk Manager of Kmart Corporation from 1984 to 1987. Previously, Ms. Cerre-Ruedisili was an attorney in private practice specializing in the defense of workers' compensation claims and also was a workers' compensation claims adjuster and claims manager for Transamerica Insurance Group. Ms. Cerre-Ruedisili is a member of the Board of Governors of the Florida Workers' Compensation Joint Underwriting Association. Ms. Cerre-Ruedisili earned her J.D. degree from the University of Detroit.

         Donald L. Johnson has served as Treasurer of AmComp since March 1998 and as Senior Vice President and Chief Financial Officer of Pinnacle Administrative and Pinnacle Benefits since 1996. From 1994 to 1996, Mr. Johnson served as Vice President and Controller of Vik Brothers' Insurance Group ("Vik Brothers'"), a multi-line property and casualty company. Prior to working at Vik Brother's, Mr. Johnson served for 18 years as Vice President and Controller of Durham Corporation and for two years as Vice President - Sales of its successor, Providian Corporation. Mr. Johnson is a Certified Public Accountant, Chartered Life Underwriter, a Chartered Financial Consultant and a Fellow, Life Management Institute. He received his B.S. degree from Campbell University and completed the Executive Program at the University of North Carolina.

         Alan N. Duggan has served as Senior Vice President of AmComp since April 1998 and of its predecessor companies since November 1991, as a Director of Pinnacle Benefits since June 1996 and as Vice President and Secretary of Pinnacle Benefits from December 1992 to September 1998. Mr. Duggan joined Pinnacle Assurance Corporation (the predecessor of AmComp Preferred) in November 1991 as its Vice President of Claims. Mr. Duggan's professional insurance experience spans over 25 years in claims, subrogation, second injury fund, rehabilitation, reinsurance and judicial hearings and appeals.

         Marshall N. Gordon has served as Senior Vice President of AmComp since April 1998 and as a senior executive officer of its predecessor companies since April 1994. Mr. Gordon joined the Company in 1994 as the Director of Marketing for Pinnacle Administrative. Prior to joining the Company, Mr. Gordon served as the Director of Marketing for Paymaster from June 1993 to April 1994 and as Vice President of Alexsis, a third-party administrator. While at Alexsis, Mr. Gordon also served as the Administrator of the Florida Restaurant Worker's Compensation Trust Fund. He is a licensed property and casualty agent.

         Dale E. Hanson has served as Senior Vice President and Secretary of AmComp since April 1998 and as a Director of AmComp since January 1996. He has been a Director of AmComp Preferred since June 1996 and its Secretary and Treasurer since February 1995. He has served as a Director, Vice President of Operations and Secretary of Pinnacle Benefits since December 1992. Prior to joining the Company, he served from 1986 to 1988 as Vice President and from 1988 to 1990 as President of Florida Roofing, Sheet Metal and Air Conditioning Contracting Services Corporation. Mr. Hanson received his B.A. degree in accounting and computer science from the University of Central Arkansas and is a member of the Risk and Insurance Management Society.

         Antonio Faillaci has served as Vice President, Midwest Region, since March 1998 and has served as President of the Company's Midwest division since June 1997. Mr. Faillaci served as First Vice President of Reliance National Insurance Company from September 1996 to May 1997. From February 1995 to September 1996, Mr. Faillaci served as Vice President and Division Manager for Fremont Insurance Company and from 1993 to 1995 he served as President of Casualty Insurance Company of Indiana (which was acquired by Fremont Insurance Company). From 1984 to 1993, Mr. Faillaci served as Vice President of Marketing for Casualty Insurance Company. Prior to 1984, Mr. Faillaci held various underwriting and marketing positions with Syre and Toso Excess and Surplus Lines Co., AETNA Insurance Company and Maryland Casualty Co.

         David Stegall has served as Vice President, Underwriting of AmComp since March 1998. Mr. Stegall served as Insurance Executive, Vice President of Willis Corroon Corporation from January 1994 to 1997, and as Sales and Marketing Manager of ManagedComp from 1992 to December 1993. Mr. Stegall has been employed in the insurance industry since 1977. He has received his Chartered Property & Casualty Underwriter designation in 1988 and his Associate of Risk Management designation in 1991.

         Richard Kroon has served as a director of AmComp since March 1996. Mr. Kroon has been the managing partner of the Sprout Group ("Sprout"), a venture capital firm that is a division of Donaldson, Lufkin & Jenrette Securities Corporation, since 1981. He is also a director of Quest Education Corp., a post-secondary education provider and Loehmann's, Inc., an apparel retailer, and several privately-held companies.

         Andrew M. Paul has served as a director of AmComp since January 1996. Mr. Paul has been a general partner of Welsh, Carson, Anderson & Stowe, a leveraged buyout firm, since September 1984. He is also a director of Centennial HealthCare Corporation, a healthcare services provider, Lincare, Inc., a healthcare services and equipment provider, and Accredo Health, Incorporated, a specialized contract pharmacy provider.

         Paul B. Queally has served as a director of AmComp since March 1996. Mr. Queally has been a general partner of Welsh, Carson, Anderson & Stowe since 1996. Mr. Queally joined Sprout in September 1986 holding various positions, most recently a general partner until February 1996. Mr. Queally is a director of New America Healthcare Corporation, an acute care hospital operator, and several privately-held companies.

         Daniel J. Thomas has served as a director of AmComp since May 1998. He has been principally employed as Chief Executive Officer of Concentra Managed Care, Inc., a managed care provider, since September 1, 1998, as President and Chief Operating Officer of such corporation since January 1998, and as an Executive Vice President and President of Practice Management Services of such corporation from August 1997 to January 1998. From 1993 to August 1997, Mr. Thomas served initially as Executive Vice President and Chief Operating Officer and then as President and Chief Operating Officer of OccuSystems, Inc., a managed care provider.

Other Significant Employees

         The following information is provided regarding certain other significant employees of the Company.

         Clyde Barber, 43, has served as Vice President, Accounting of AmComp since January 1998. Prior to joining AmComp, Mr. Barber was the senior financial officer of IRM, a national reinsurance pool. Mr. Barber received his B.S. in Business Administration from the University of North Carolina. Mr. Barber is a member of the American Institute of Certified Public Accountants. He is also a Chartered Financial Consultant and a Chartered Property and Casualty Underwriter.

         Melody Misiaszek, 42, has served as Vice President, Regulatory Reporting and Compliance of AmComp since February 1997. Ms. Misiaszek served from 1994 to 1997 as Director, Risk Services and from 1993 to 1994 in the policy service department of Pinnacle Administrative. Prior to Ms. Misiaszek's employment with Pinnacle Administrative, from 1987 to 1993 she was employed in the independent insurance agency industry in various positions as office manager, agent and customer service representative where she gained experience in personal, commercial and marine insurance. Ms. Misiaszek earned her B.S. degree in merchandising and marketing from Kent State University. Ms. Misiaszek is a licensed property and casualty agent. She holds the designations of Associate in Risk Management, Certified Insurance Counselor and Certified Professional Insurance Women. She has been an active member at a state and local level of the National Association of Insurance Women since 1990.

         Laura Newstead, 38, has served as Vice President, Human Resources of AmComp since April 1998. Prior to joining AmComp, Ms. Newstead was the Manager of Human Resource Operations at The MEDSTAT Group, where she was responsible for all aspects of the administration of human resources and payroll. Prior to The MEDSTAT Group, Ms. Newstead served as the Director of Human Resources for MedView for five years. Ms. Newstead was responsible for the start-up of the human resources department at MedView, which supported seven regional offices. Ms. Newstead has 12 years of human resource experience, of which, the last six years were in healthcare and worker's compensation managed care. Ms. Newstead is a member of the Society of

Human Resource Management, the American Compensation Association, the American Society of Employers and the Human Resource Association of Palm Beach County. She received her B.A. degree from Western Michigan University and her Masters of Administration & Human Resources from Central Michigan University.

         Marina Popovetsky, 42, has served as Vice President, Information Technology of AmComp since November 1997. From 1996 to October 1997, Ms. Popovetsky served as Managing Director, Business Outsourcing operations for Computer Science Corporation where she managed 250 employees in 12 different locations. From 1989 to April 1996, Ms. Popovetsky served as Director of Information Technology for MedView. Ms. Popovetsky has 18 years of information technology experience, 15 of which involved management positions in the fields of health care, managed care and software development. Ms. Popovetsky earned her MBA degree from the University of Michigan.

         Valerie Wilson, 43, has served as Vice President, Managed Care, of AmComp since September 1997. From 1988 to June 1997, Ms. Wilson was employed by MedView, serving as Vice President of Operations from 1993 through 1997. Ms. Wilson has 20 years of health care experience, eight in hospital and home care nursing, nine in group health, automotive and workers compensation managed care and two with PCS, a third-party prescription drug administrator.

Committees of the Board of Directors

         Stock Option and Compensation Committee

         AmComp's Stock Option and Compensation Committee (the "Compensation Committee") consists of Paul B. Queally and Richard Kroon. The Compensation Committee grants options under the Company's stock option plans and recommends to the Board of Directors the compensation of the Company's executive officers and key employees.

         Audit Committee

         The Audit Committee consists of Paul B. Queally, Andrew M. Paul and Daniel J. Thomas. The Audit Committee (1) selects independent public accountants to audit the books, records and accounts of the Company, (2) reviews all recommendations made by the Company's independent public accountants to the Board of Directors with respect to accounting methods and the system of internal control followed by the Company and advises the Board of Directors with respect thereto and (3) examines and makes recommendations to the Board of Directors with respect to the scope of audits conducted by the Company's independent public accountants.

Executive Compensation

         The following table sets forth information with respect to compensation earned by and/or paid to the Chief Executive Officer and the four most highly compensated executive officers other than the Chief Executive Officer (collectively, the "Named Executive Officers") of the Company for each of the Company's last three completed fiscal years.

                           SUMMARY COMPENSATION TABLE


                                             Annual Compensation(1)
                         ------------------------------------------------------------

                                                                                          Securities
   Name and Principal                                                     Other Annual  Underlying Options   All Other
      Position(1)             Year          Salary           Bonus        Compensation     Granted (#)    Compensation
-----------------------  -------------- --------------- --------------- --------------- ---------------   ---------------
Sam A. Stephens, Chairman     1997             $130,688              --       $52,859(2)       --                  --
                              1996              132,580              --        48,012(3)       --                  --
                              1995              130,000      907,976(4)        39,078(5)       --          $75,000(6)



Fred R. Lowe, President and   1997              123,179              --               --     500,000               --
Chief Executive Officer       1996                   --              --               --       --          500,000(7)
                              1995                   --              --               --       --                  --

Debra Cerre-Ruedisili,        1997              102,681          15,000               --     75,000         61,845(8)
Executive Vice President and  1996                   --              --               --       --                  --
Chief Operating Officer       1995                   --              --               --       --                  --

Donald L. Johnson, Senior     1997              147,696          20,000               --       --           57,000(8)
Vice President, Chief Financia1996                9,134          25,000               --     75,000                --
Officer and Treasurer         1995                   --              --               --       --                  --

Dale E. Hanson, Senior Vice   1997              125,313          20,000        36,712(9)       --                  --
President and Secretary       1996              112,634          10,000       32,492(10)       --                  --
                              1995              105,975           2,302       14,788(11)       --          20,000(12)

---------------------------------------
(1) Excludes certain perquisites the value of which do not exceed the lesser of $50,000 or 10% of the named individual's aggregate salary and bonus.
(2) Includes directors fees of $18,000 paid by AmComp Preferred and payments in respect of a leased automobile of $14,949.
(3) Includes directors fees of $19,500 paid by AmComp Preferred and life insurance premiums with a value of $24,245 paid by the Company.
(4) Represents a one-time bonus paid in respect of services rendered during several preceding years.
(5) Includes directors fees of $16,500 paid by AmComp Preferred and life insurance premiums with a value of $18,612 paid by the Company.
(6)      Represents a dividend paid by the administrative subsidiaries.
(7) Represents an advisory fee paid to Mr. Lowe in the capacity of independent consultant in connection with the formation and funding of AmComp and the transfer to it of the stock of AmComp Preferred, Pinnacle Administrative and Pinnacle Benefits.
(8)      Represents a relocation bonus.
(9) Includes directors fees of $18,000 paid by AmComp Preferred and payments in respect of a leased automobile of $11,140.
(10) Includes directors fees of $13,500 paid by AmComp Preferred and payments in respect of a leased automobile of $11,923.
(11)     Includes payments in respect of a licensed automobile of $10,568.
(12)     Represents a dividend paid by the administrative subsidiaries.

         The following table sets forth certain information regarding stock option grants made to the Named Executive Officers during the fiscal year ended December 31, 1997.

          OPTION GRANTS DURING THE MOST RECENTLY COMPLETED FISCAL YEAR


                                 Individual Grants
-------------------------------------------------------------------------------

                                                           Market Value
                                                           of Securities            Potential Realizable Value at Assumed
                                  % of Total                Underlying             Annual Rates of Stock Price Appreciation
                      Securities    Options                 Options on                       for Option Term(2)
                        Under      Granted to  Exercise or  the Date of
                       Options   Employees in  Base Price      Grant     Expiration
      Name(1)         Granted(#)  Fiscal Year  (Security)   (Security)      Date          5%          10%        0%(3)
-------------------  -----------  -----------  ----------- ------------  ----------- -----------  ----------  -----------


Fred R. Lowe,
 President and Chief
 Executive Officer..   500,000       76.3%        $6.00        $4.00      12/31/06

Debra Cerre-Ruedisili
 Executive Vice
 President and Chief
 Operating Officer.. ,  75,000       11.5%        $6.00        $4.00       4/15/02



         The following table sets forth certain information regarding stock options held by the Named Executive Officers as of December 31, 1997.

                        FISCAL YEAR-END OPTION VALUES(1)


                                          No. of Common Shares Underlying         Value(2) of Unexercised in the
                                        Unexercised Options at Fiscal Year-      Money Options at Fiscal Year-End
Name                                     End (#) Exercisable/Unexercisable        ($) Exercisable/Unexercisable
--------------------------------------  -------------------------------------  ------------------------------------

Fred R. Lowe                                             0/500,000
Debra Cerre-Ruedisili                                     0/75,000
Donald L. Johnson                                    15,000/75,000


---------------------------------------
(1) No options were exercised by the Named Executive Officers during the fiscal year ended December 31, 1997.
(2) Represents the total gain that would be realized if all in-the-money options held at December 31, 1997 were exercised, determined by multiplying the number of shares underlying the options by the difference between the per share option exercise price and the initial public offering price of the Common Stock in this Offering. An option is in-the-money if the fair market value of the underlying shares exceeds the exercise price of the option.

Stock Option Plans

1996 Stock Option Plan

         On June 24, 1996, the Board of Directors of AmComp adopted AmComp's 1996 Stock Option Plan (the "1996 Plan"). The 1996 Plan was approved by the stockholders of AmComp on April 18, 1997. The 1996 Plan provides for the grant of incentive stock options, as defined in Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), and non-qualified stock options. The maximum number of shares of Common Stock that may be issued pursuant to options granted under the 1996 Plan is 625,000 shares. Employees, officers, consultants, and advisors of and to the Company are eligible to participate in the 1996 Plan. Unless sooner terminated by the Board, the 1996 Plan terminates on June 23, 2006.

         The 1996 Plan is administered by the Compensation Committee. Grants are made based on the Compensation Committee's judgment of an employee's contribution to the success of the Company's operations. Incentive options granted under the plan must have an exercise price of not less than 100% of the fair market value of the Common Stock on the date of grant (and 110% of such fair market value in the case of incentive stock options granted to holders of more than 10% of the voting power of the Company) and are exercisable, subject to vesting requirements determined by the Board of Directors, for periods of up to 10 years from the date of grant. Non-qualified options granted under the 1996 Plan must have an exercise price of not less than 80% of fair market value on the date of grant. The exercise price of an option may be paid in cash, or, when approved by the Compensation Committee, by surrender of Common Stock with an equivalent fair market value.

         The 1996 Plan also provides for acceleration of the right to exercise options upon the occurrence of certain events, including a merger, liquidation or sale of substantially all the assets of the Company, unless the obligations under outstanding options are assumed, or outstanding options are replaced, by a successor entity. Stock options granted under the 1996 Plan are not transferable, except by will or the laws of descent and distribution. Unless otherwise determined by the Compensation Committee, all rights to exercise options terminate upon termination of employment, provided that except where termination is for cause, the options may be exercised, to the extent exercisable upon termination, for a period ending on the earlier of 30 days thereafter (one year in the case of death) or the time when the options otherwise would have expired. As of June 30, 1998, options to purchase an aggregate of 609,550 shares of Common Stock were outstanding under the 1996 Plan, of which options to purchase 107,910 shares had vested and were exercisable.

Directors' Stock Option Plan

         On March 3, 1997, the Board of Directors of AmComp adopted the Directors' Stock Option Plan (the "Directors' Plan"). The Directors' Plan was approved by the stockholders of AmComp on April 18, 1997. The maximum number of shares of Common Stock that may be issued pursuant to options granted under the Directors' Plan is 200,000 shares. Unless sooner terminated by the Board, the Directors' Plan terminates on March 3, 2007.

         The Directors' Plan is administered by the Board of Directors of AmComp. All members of the Board of Directors who are not employees of AmComp (the "Eligible Directors") are eligible to receive grants of options under the Directors' Plan. Each Eligible Director receives an automatic, nondiscretionary grant of (1) an option to purchase 15,000 shares of Common Stock on the date he is elected to the Board of Directors, and (2) options to purchase 3,000 shares of Common Stock annually on each January 1 thereafter so long as he remains an Eligible Director. In addition, the Board has the authority to make discretionary grants of options under the Plan.

         Options granted under the Directors Plan must have an exercise price equal to the fair market value of the Common Stock on the date of grant and are exercisable, subject to vesting requirements determined by the

Board of Directors of AmComp, for five years from the date of grant. The exercise price of an option may be paid in cash, or, when approved by the Board of Directors of AmComp, by surrender of Common Stock with an equivalent fair market value.

         The Directors' Plan also provides for acceleration of the right to exercise options upon the occurrence of certain events, including a merger, liquidation or sale of substantially all the assets of the Company. Stock options granted under the Directors' Plan are not transferable, except by will or the laws of descent and distribution. If an Eligible Director's membership on the Board of Directors terminates for any reason other than cause, an option held on the date of termination may be exercised within one year after the date of termination (but in no event after the term of the option expires).

         As of June 30, 1998, options to purchase an aggregate of 105,000 shares of Common Stock were outstanding under the Directors' Plan, of which options to purchase 25,000 shares had vested and were exercisable.

Directors' Compensation

         Members of the Board of Directors of AmComp do not receive any compensation for serving as Directors. They are eligible for reimbursement of their reasonable expenses incurred in connection with attendance at such meetings.

Employment Agreements

         AmComp is party to an amended employment agreement with Fred R. Lowe under which he serves as AmComp's President and Chief Executive Officer. In addition to his base salary of $135,000, Mr. Lowe is eligible to receive a bonus in each year of the agreement equal to 3% of AmComp's pre-tax operating income (as defined in the employment agreement) in excess of $8,500,000 (but not in excess of $13,000,000), 5% of such income in excess of $13,000,000 (but not in excess of $18,000,000), and 7% of such income in excess of $18,000,000. The agreement contains covenants restricting Mr. Lowe's ability to engage in activities competitive with those of the Company for a period ending one year after the termination or non-renewal of his employment and provides for payment of severance over such period in an amount equal to his annual base salary. The term of the employment agreement is automatically extended for additional one-year terms after the initial term expires on December 31, 1999, unless either party gives notice of its decision not to renew. In connection with the entry by Mr. Lowe into his employment agreement, he was granted a 10-year option to purchase 500,000 shares of Common Stock at an exercise price of $6.00 per share. The option is exercisable in three equal installments on January 1, 1998, 1999 and 2000, provided, that in the event of a change of control (as defined in the option agreement), the option becomes immediately exercisable in full.

         AmComp is party to amended employment agreements with each of Debra Cerre-Ruedisili, Donald L. Johnson and Dale E. Hanson. The annual salary of Ms. Cerre-Ruedisili and Messrs. Johnson and Hanson under their employment agreements is $200,000, $165,000 and $140,000, respectively. Each employment agreement contains non-competition, severance and renewal provisions identical to those contained in Mr. Lowe's agreement. On May 20, 1998, Ms. Cerre-Ruedisili was granted a 10-year option to purchase 125,000 shares of Common Stock at an exercise price of $6.00 per share. The option is exercisable in three equal installments on May 20, 1999, 2000 and 2001, provided, that in the event of a change of control (as defined in the option agreement), the option becomes immediately exercisable in full.

         In October 1998, AmComp entered into severance agreements with Fred R. Lowe, Debra Cerre- Ruedisili and Donald L. Johnson, that entitle each of the executives to a severance payment and other benefits in the event that their employment is terminated, or certain other events relating to their employment occur, following the occurrence of a change of control (as defined in the severance agreements). The severance amount payable to each executive under his or her severance agreement is equal to the executive's annual base salary in effect immediately prior to the date the severance amount becomes payable by the Company. Unless extended by the Company, each severance agreement terminates on December 31, 2000 in the event that a change of control does not occur on or before such date. If a change of control does occur on or before December 31, 2000, each severance agreement shall continue in effect until the second anniversary of the change of control. The Company is not required to make severance payments after a change of control in the case of termination of employment due to death, disability or for cause (as such term is defined in the severance agreements).

Indemnification of Officers and Directors

         As permitted by the General Corporation Law of the State of Delaware (the "DGCL"), AmComp's Certificate of Incorporation limits the personal liability of a director to AmComp for monetary damages for breach of fiduciary duty of care as a director. Liability is not eliminated for (1) any breach of the director's duty of loyalty to AmComp or its stockholders, (2) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) unlawful payment of dividends or stock purchases or redemptions pursuant to Section 174 of the DGCL or (4) any transaction from which the director derived an improper personal benefit. The Certificate of Incorporation further provides that AmComp shall indemnify directors and executive officers to the fullest extent permitted by DGCL.

         AmComp has entered into indemnification agreements with its directors and executive officers. The indemnification agreements provide that the directors and executive officers will be indemnified to the fullest extent permitted by applicable law against all judgments, fines, penalties, excise taxes and amounts paid in settlement or incurred in defense of any threatened, pending or completed claim, action, suit or proceeding, including any derivative action, on account of their services as a director or officer of AmComp or of any subsidiary of AmComp or of any other company or enterprise in which they are serving at the request of AmComp. Indemnification will be provided in a proceeding or action other than a derivative action unless it is determined that the indemnitee did not act in good faith and for a purpose he reasonably believed to be in the best interests of AmComp, and in the case of a criminal proceeding or action, he had reasonable cause to believe that his conduct was unlawful. Indemnification will be provided in a derivative action under the same standards, except in respect of (1) any claim, issue or matter as to which the indemnitee is adjudged to be liable to AmComp or (2) any pending or threatened action to which he is a party or threatened to be made a party unless an appropriate court shall have determined that in view of the circumstances he is fairly and reasonably entitled to indemnification. To the extent the provisions of the indemnification agreements exceed the indemnification permitted by applicable law, such provisions may be unenforceable or may be limited to the extent they are found by a court of competent jurisdiction to be contrary to public policy.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling AmComp pursuant to the foregoing provisions, AmComp has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.


                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         Sam A. Stephens, Dale E. Hanson, Alan N. Duggan and Fred R. Lowe (each an "Executive" and, together, the "Executives") are parties to a Stockholder Agreement with AmComp and Pinnacle Benefits (the "Original Stockholder Agreement") pursuant to which each Executive has granted Mr. Stephens an option to repurchase the shares of Common Stock owned by him upon his withdrawal from, or termination of his employment by, AmComp. The Original Stockholder Agreement requires that the other Executives vote their Common Stock on any matter presented to the stockholders of AmComp for a vote as they are directed, in writing, by Mr. Stephens, so long as he is an AmComp stockholder. The Original Stockholder Agreement also provides for certain purchase and sale rights in respect of Common Stock owned by the Executives.

         Welsh, Carson, Anderson & Stowe VII, L.P. and certain of its affiliates (collectively, the "WCAS Stockholders"), DLJ Capital Corporation and certain of its affiliates (together with the WCAS Stockholders, the "Purchasers") and the Executives are parties to a Stockholders Agreement with AmComp and Pinnacle Administrators (the "Second Stockholders Agreement"). The Second Stockholders Agreement provides, among other things, for the rights of the Purchasers and Mr. Stephens to designate members of AmComp's Board of Directors, limitations on AmComp's ability to take certain extraordinary actions (e.g., incurrence of debt) and certain cross-purchase and sale rights in respect of Common Stock owned by the Purchasers and the Executives and the Series A Preferred Stock owned by the Purchasers. The Second Stockholders Agreement terminates in its entirety upon the consummation of the Offering.

         The Purchasers and the Executives are parties to a Registration Rights Agreement with AmComp relating to (1) 12,500,000 shares of Common Stock, (2) 6,000,000 shares of Common Stock issuable upon the consummation of the Preferred Stock Conversion and (3) up to an additional 2,500,000 shares of Common Stock issuable upon conversion of Series A Preferred Stock issued subsequent to the original issuances (all such shares of Common Stock being referred to as the "Investment Shares"). The Registration Rights Agreement provides that, upon completion of this Offering, holders representing a majority of the Investment Shares may require AmComp to register such shares for resale. In addition to the foregoing, the Registration Rights Agreement provides each of the Purchasers and the Executives demand registration rights with respect to registrations on Form S-3 promulgated under the Securities Act (if AmComp is entitled to use Form S-3), so long as the reasonably anticipated aggregate price to the public of such offering is at least $1.5 million. Form S- 3 demand registration rights under the Registration Rights Agreement are limited to one registration during every 180 days. Certain other conditions also must be met before AmComp may be required to honor a demand registration request. AmComp is required to pay all expenses of any registration pursuant to the Registration Rights Agreement, subject to certain limitations.

                             PRINCIPAL STOCKHOLDERS

         The following table sets forth certain information regarding the beneficial ownership of Common Stock as of September 30, 1998 (after giving effect to the Preferred Stock Conversion) and as adjusted to reflect the sale of the Common Stock offered hereby, by (1) each director, (2) each of the Named Executive Officers, (3) all directors and executive officers as a group and (4) each person who beneficially owns 5% or more of the Company's Common Stock. Unless otherwise indicated, the address for all of the executive officers, directors and stockholders of the Company named below is c/o AmComp, 701 U.S. Highway One, Suite 200, North Palm Beach, Florida 33408. Except as specified below, the named beneficial owner has sole voting and investment power with respect to the indicated shares of Common Stock.


                                                  Shares                 Percent of Class
                                               Beneficially            Before            After
Name of Beneficial Owner                         Owned(1)             Offering          Offering(2)
------------------------                         --------             --------          -----------

Sam A. Stephens........................        5,626,340               30.3%
Sam A. Stephens Charitable
 Remainder Unitrust....................        1,590,000                8.6
Fred R. Lowe...........................          666,667(3)             3.4
Debra Cerre-Ruedisili..................           15,000(4)            (5)
Donald L. Johnson......................           30,000(6)            (5)
Dale E. Hanson.........................          506,740                2.7

Richard Kroon(7).......................        4,065,000(8)            21.9
Andrew M. Paul(9)......................        5,668,700(10)           30.5
Paul B. Queally(9).....................        5,658,550(11)           30.4
Daniel J. Thomas.......................           22,500               (5)


                                                  Shares                 Percent of Class
                                               Beneficially            Before            After
Name of Beneficial Owner                         Owned(1)             Offering          Offering(2)
------------------------                         --------             --------          -----------

Welsh, Carson, Anderson &
 Stowe VII, L.P.(12)...................        5,648,475               30.4
DLJ Capital Corporation................        4,060,000(13)           21.8
Sprout Growth II, L.P.(14).............        1,735,625                9.3
Sprout Capital VII, L.P.(14)...........        2,122,997               11.4

All directors and executive officers as
group (9 persons)(3)(4)(6)(8)(10)(11)   a     16,611,022               88.2


---------------------------------------

(1) Beneficial ownership has been determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended ("Rule 13d-3"). The percentage of class is calculated in accordance with Rule 13d-3 and includes options or other rights to subscribe that are exercisable within 60 days after September 30, 1998. This table gives pro forma effect to the conversion of the Series A Preferred Stock into 6,000,000 shares of Common Stock.

(2) Gives effect to the sale by the Company of the shares of Common Stock offered by it hereunder.

(3) Includes 166,667 shares of Common Stock issuable upon exercise of options held by Mr. Lowe.

(4) Consists of 15,000 shares of Common Stock issuable upon exercise of options held by Ms. Cerre- Ruedisili.

(5)      Less than 1%.

(6) Consists of 30,000 shares of Common Stock issuable upon exercise of options held by Mr. Johnson.

(7) The address of such stockholder is c/o the Sprout Group, 277 Park Avenue, 21st Floor, New York, New York 10172.

(8) Includes (i) 5,000 shares of Common Stock issuable upon exercise of options held by Mr. Kroon, (ii) 2,122,997 shares of Common Stock held by Sprout Capital VII, L.P. ("Sprout VII"), (iii) 1,735,625 shares of Common Stock held by Sprout Growth II ("Sprout II"), L.P., (iv) 176,719 shares of Common Stock held by DLJ Capital Corporation ("DLJCC") and
         (v) 24,659 shares of Common Stock held by Sprout CEO Fund, L.P. ("Sprout CEO"). Mr. Kroon is the president of DLJCC, which is the general partner of Sprout VII, Sprout II and Sprout CEO. Mr. Kroon disclaims beneficial ownership of the securities held by the above-mentioned entities, except to the extent of his respective equity interest therein.

(9) The address of each stockholder is c/o WCAS, 320 Park Avenue, Suite 2500, New York, New York 10022. The other general partners of WCAS, each of whom may be deemed to have shared investment and voting power with respect to the securities held by WCAS, are Patrick J. Welsh, Russell L. Carson, Bruce K. Anderson, Richard H. Stowe, Anthony DeNicola, Thomas A. McInerney, Robert A. Minicucci, Priscilla Newman, Lawrence Sorrel and Laura Van Buren.

(10) Includes (i) 5,000 shares of Common Stock issuable upon exercise of options held by Mr. Paul and (ii) 5,648,475 shares of Common Stock held by Welsh, Carson, Anderson and Stowe VII, L.P. ("WCAS"), of which Mr. Paul is a general partner. Mr. Paul may be deemed to have shared investment and voting power with respect to the securities held by WCAS. Mr. Paul disclaims beneficial ownership of the securities held by WCAS, except to the extent of his equity interest therein.

(11) Includes (i) 5,000 shares of Common Stock issuable upon exercise of options held by Mr. Queally and (ii) 5,648,475 shares of Common Stock held by WCAS, of which Mr. Queally is a general partner. Mr. Queally may be deemed to have shared investment and voting power with respect to the securities held by

         WCAS. Mr. Queally disclaims beneficial ownership of the securities held by WCAS, except to the extent of his equity interest therein.

(12)     The address of WCAS is 320 Park Avenue, Suite 2500, New York, New York
         10022.

(13) Includes (i) 2,122,997 shares of Common Stock held by Sprout VII, (ii) 1,735,625 shares of Common Stock held by Sprout II and (iii) 24, 659 shares of Common Stock held by Sprout CEO for which DLJCC acts as the general partner. DLJCC disclaims beneficial ownership of such securities except to the extent of its equity interest therein. The address of DLJCC is c/o the Sprout Group, 277 Park Avenue, 21st Floor, New York, New York 10172.

(14) The address for Sprout II and Sprout VII is c/o the Sprout Group, 277 Park Avenue, 21st Floor, New York, New York 10172.


                          DESCRIPTION OF CAPITAL STOCK

General

         AmComp is authorized to issue up to 22,300,000 shares of Common Stock, 2,400,000 shares of Series A Preferred Stock, and 1,000,000 shares of Series B Preferred Stock. As of June 30, 1998, the only shares of capital stock issued and outstanding were 12,596,664 shares of Common Stock and 2,400,000 shares of Series A Preferred Stock. Upon consummation of the Offering, after giving effect to the Preferred Stock Conversion, there will be ____________ shares of Common Stock and no shares of Series A Preferred Stock or Series B Preferred Stock outstanding.

Common Stock

         The holders of Common Stock are entitled to one vote for each share held on all matters to be voted on by such stockholders. There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares voted can elect all of the directors then being elected. Subject to the prior rights of any series of Preferred Stock, which may from time to time be outstanding, the holders of Common Stock are entitled to receive dividends as may from time to time be declared by the Board of Directors out of funds legally available for such purpose. In the event of liquidation, dissolution or winding up of AmComp, the holders of Common Stock are entitled to share ratably in all assets remaining available for distribution to them after payment of liabilities and after provision has been made for any outstanding Preferred Stock and any other class of stock, if any, senior to the Common Stock. Holders of shares of Common Stock, as such, have no redemption, preemptive or other subscription rights, and there are no conversion provisions available to the Common Stock.

Preferred Stock

         Series A Preferred Stock. The Company is authorized to issue 2,400,000 shares of Series A Preferred Stock, which has a liquidation preference of $10 per share and is convertible at any time, at the option of the holders, into 2.5 shares of Common Stock for each share of a Series A Preferred Stock held. The Series A Preferred Stock is subject to mandatory redemption on January 31, 2003 at a redemption price of $10 per share plus accrued dividends. The Series A Preferred Stock shall be automatically converted into Common Stock upon a firm commitment initial public offering of AmComp resulting in proceeds of not less than $30,000,000. The holders of Series A Preferred Stock are entitled to vote together with the holders of Common Stock on all matters to be voted on by stockholders of AmComp on the basis of one vote for each share of Common Stock that would be issuable to such holder upon conversion of all shares of Series A Preferred Stock held by such holder on its applicable record date. As of the date of this Prospectus, there are 2,400,000 shares of Series A Preferred Stock outstanding. Immediately prior to the closing of this Offering, all outstanding shares of Series A

Preferred Stock will be converted automatically into an aggregate of 6,000,000 shares of Common Stock pursuant to the Preferred Stock Conversion.

         Series B Preferred Stock. The Company is authorized to issue 1,000,000 shares of Series B Preferred Stock. The Series B Preferred Stock is entitled to receive cumulative dividends at the rate of $1.00 per share per annum payable when and as declared by the Board of Directors. The Series B Preferred has a liquidation preference of $10 per share and is senior to the Common Stock and the Series A Preferred Stock. The Series B Preferred Stock is subject to mandatory redemption on January 31, 2003 at a redemption price of $10 per share, plus accrued dividends. Subject to certain adjustments, AmComp is authorized to issue 1,000,000 Series B Preferred Stock, which is non-convertible and 10% cumulative. As of the date of this Prospectus, no shares of Series B Preferred Stock are outstanding.

         Issuance of additional shares of Preferred Stock could adversely affect the market price of the Common Stock. AmComp has no present plans to issue any additional shares of Preferred Stock.

Agent Stock Option Plans

         The 1996 Stock Option Plan for Agents of AmComp (the "AmComp Agents Plan"), which is administered by the Compensation Committee, provides for grants of stock options intended to attract, retain and provide equity incentives to agents of AmComp Preferred. Agencies that have entered into an agency agreement with AmComp or any subsidiaries are eligible to receive options under the AmComp Agents Plan. The options vest over a period determined by the Compensation Committee and are exercisable for a price of not less than 100% of fair market value of the Common Stock on the date of the grant. Options issued under the Plan generally vest in 1/3 increments during each of the first three years, with the option expiring, if not exercised, at the end of the fourth year. Vesting is subject to the optionee's attaining certain performance goals including, among other things, growth in written premiums, issuance of new policies and maintenance or replacement of existing policies, maintenance of loss ratios and collection of premiums. The maximum number of shares of Common Stock that may be issued pursuant to options granted under the AmComp Agents Plan is 875,000 shares. As of June 30, 1998, options to purchase 341,862 shares of Common Stock were outstanding under the AmComp Agents Plan, of which 224,606 shares had vested and were exercisable.

         The Board of Directors of AmComp Assurance will adopt the 1998 Stock Option Plan for Agents of AmComp Assurance (the "Assurance Agents Plan"), which will be substantially similar to the AmComp Agents Plan and will provide for the grant of options to purchase up to 5% of the shares of common stock of AmComp Assurance. The Assurance Agents Plan will provide for the exchange of options under the Assurance Agents Plan for options under the AmComp Agents Plan and exchange of AmComp Assurance common stock for shares of Common Stock under certain circumstances, thereby permitting the agent holding an option to enjoy the liquidity anticipated to be provided by the Common Stock. The Assurance Agents Plan will also provide for the mandatory exchange of then outstanding options and shares of AmComp Assurance Common Stock on a specified date.

Certain Provisions of the Company's Certificate of Incorporation and Bylaws and Delaware Law

         Certain provisions of the AmComp's Certificate of Incorporation and Bylaws are intended to enhance the likelihood of continuity and stability in the Board of Directors and in its policies, but might have the effect of delaying or preventing a change in control of AmComp and may make more difficult the removal of incumbent management even if such transactions could be beneficial to the interests of stockholders. Set forth below is a summary description of such provisions:

         Authority to Issue Preferred Stock. AmComp's Certificate of Incorporation authorizes the issuance of shares of Series A Preferred Stock and Series B Preferred Stock.

         Limitation of Director Liability. Section 102(b)(7) of the DGCL ("Section 102(b)") authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breach of director's fiduciary duty of care. Although Section 102(b) does not alter a director's duty of care, it enables corporations to limit available relief to equitable remedies such as injunction or rescission. AmComp's Certificate of Incorporation limits the liability of directors to AmComp or its stockholders to the fullest extent permitted by Section 102(b). Specifically, directors of AmComp will not be personally liable for monetary damages for breach of a director's fiduciary duty as a director, except for liability: (1) for any breach of the director's duty of loyalty to AmComp or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) for unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the DGCL (relating to certain unlawful dividends, stock purchases or stock redemptions) or (4) for any transaction from which the director derived an improper personal benefit.

         Indemnification. To the maximum extent permitted by law, AmComp's Certificate of Incorporation and Bylaws provide for mandatory indemnification of directors, and permit indemnification of officers, employees and agents of AmComp against all expense, liability and loss to which they may become subject or which they may incur as a result of being or having been a director, officer, employee, consultant or agent of AmComp. In addition, AmComp must advance or reimburse directors, and may advance or reimburse officers, employees and agents for expenses incurred by them in connection with indemnifiable claims.

         AmComp is subject to the provisions of Section 203 of the DGCL ("Section 203"). Section 203 generally provides that a stockholder acquiring more than 15 percent of the outstanding voting stock of a corporation (an "Interested Stockholder") but less than 85 percent of such stock (excluding voting stock owned by directors who are also officers or held in employee benefit plans in which the employees do not have a confidential right to tender or vote stock held by the plan) may not engage in certain "Business Combinations" described below with the corporation for a period of three years after the date on which the stockholders became an Interested Stockholder unless
(1) prior to such date, the corporation's board of directors approved either the Business Combination or the transaction in which the stockholder became an Interested Stockholder or (2) the Business Combination is approved by the corporation's board of directors and authorized at a stockholders' meeting by a vote of at least two-thirds of the corporation's outstanding voting stock not owned by the Interested Stockholder. Under Section 203, these restrictions will not apply to certain Business Combinations proposed by an Interested Stockholder following the earlier of the announcement or notification of the Interested Stockholder, during the previous three years or who became an Interested Stockholder with the approval of the corporation's board of directors, if such extraordinary transaction is approved or not opposed by a majority of the directors who were directors prior to any person becoming an Interested Stockholder during the previous three years or were recommended for election or elected to succeed such directors by a majority of such directors. Although
Section 203 permits the stockholders of a corporation to elect not to be governed by its provisions, the stockholders of AmComp to date have not made this election.

         Section 203 defines the term "Business Combination" to include transactions in which the Interested Stockholder receives or could receive a benefit on other than a pro forma basis with other stockholders, such as mergers, certain asset sales, certain issuances of additional shares to the Interested Stockholder, transactions with the corporation which increase the proportionate interest in the corporation directly or indirectly owned by the Interested Stockholder, or transactions in which the Interested Stockholder receives certain other benefits.

         The provisions of Section 203 could delay or frustrate the removal of incumbent directors or a change in control of the Company. The provisions also could discourage, impede or prevent a merger, tender offer or proxy consent.

Transfer Agent and Registrar

         The transfer agent and registrar for the Common Stock is
__________________________.


                         SHARES ELIGIBLE FOR FUTURE SALE

         Upon completion of the Offering, there will be ____________ shares of Common Stock outstanding (based on the number of shares outstanding on _______, 1998 and excluding _______ shares of Common Stock issuable upon exercise of the Underwriters' over-allotment option). Of these shares, the ________ shares of Common Stock sold in the Offering will be freely tradeable. The remaining ______ shares of Common Stock will be "restricted securities," as that term is defined in Rule 144 and may only be sold pursuant to a registration statement under the Securities Act or an applicable exemption from registration thereunder, including pursuant to Rule 144. The Company, its senior management and its principal stockholders have agreed not to sell or otherwise dispose of any shares of Common Stock, or any securities convertible into or exercisable or exchangeable for shares of Common Stock (subject, in the case of the Company, to an exception for the exercise of options granted under the Company's stock option plans), for a period of 180 days after the date of this Prospectus without the consent of DLJ, on behalf of the Underwriters. Commencing ___ days after the date of this Prospectus, and subject to such consent, all but _____ of the _________________ shares outstanding on the date hereof will be immediately eligible for sale in the public market subject to compliance with the volume limitations and other restrictions of Rule 144. No prediction can be made as to the effect, if any, that future sales of shares of Common Stock or the availability of such shares for sale will have on the market price of the Common Stock prevailing from time to time.

         In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated), including persons deemed to be affiliates of the Company, who has beneficially owned shares for at least a one-year period (as computed under Rule 144) is entitled to sell within any three-month period commencing 90 days from the date of this Prospectus a number of shares that does not exceed the greater of (i) 1% of the then outstanding Common Stock (_____________ shares after giving effect to the Offering) or (ii) the average weekly trading volume in the Common Stock during the four calendar weeks preceding filing of notice of such sale, and may only sell such shares through unsolicited brokers' transactions or transactions with a market maker. Sales under Rule 144 are also subject to certain requirements as to the manner of sale, notice and the availability of current public information about the Company. However, a person who has not been an affiliate of the issuer for at least 90 days and who has beneficially owned such shares for at least two years is entitled under Rule 144(k) to sell such shares without regard to the volume of other resale requirements described above. As defined in Rule 144, an "affiliate" of an issuer is a person that directly, or indirectly through the use of one or more intermediaries, controls, is controlled by or is under common control with such issuer.

         The Company is unable to estimate the number of shares of Common Stock that will be sold under Rule 144 or otherwise because this will depend in part on the market price for the Common Stock, the personal circumstances of the sellers and other factors.

         Prior to the Offering, there has been no market for the Common Stock. Sales of substantial amounts of Common Stock in the public market after the Offering could adversely affect the market price of the Common Stock.

                                  UNDERWRITING

         Subject to the terms and conditions of an Underwriting Agreement dated ___________ 199_, (the "Underwriting Agreement") the Underwriters named below, who are represented by Donaldson, Lufkin & Jenrette Securities Corporation, BT Alex. Brown and Credit Suisse First Boston Corporation and BT Alex. Brown (the "Representatives"), have severally agreed to purchase from the Company the respective number of shares of Common Stock set forth opposite their names below:

                                                                 Number of
Underwriter                                                       Shares
-----------                                                      -------
Donaldson, Lufkin & Jenrette Securities Corporation.......
BT Alex. Brown............................................
Credit Suisse First Boston Corporation....................



                                                                 ---------
         Total............................................

         The Underwriting Agreement provides that the obligations of the several Underwriters to purchase and accept delivery of the shares of Common Stock offered hereby are subject to approval by their counsel of certain legal matters and to certain other conditions. The Underwriters are obligated to purchase and accept delivery of all the shares of Common Stock offered hereby (other than those shares covered by the over-allotment option described below) if any are purchased.

         The Underwriters initially propose to offer the shares of Common Stock in part directly to the public at the initial public offering price set forth on the cover page of this Prospectus and in part to certain dealers (including the Underwriters) at such price less a concession not in excess of $__________ per share. The Underwriters may allow, and such dealers may re-allow, to certain other dealers a concession not in excess of $_____ per share. After the initial public offering of the Common Stock, the public offering price and other selling terms may be changed by the Representatives at any time without notice.

         The Underwriters do not intend to confirm sales to any accounts over which they exercise discretionary authority.

         The Company has granted to the Underwriters an option, exercisable within 30 days after the date of this Prospectus, to purchase, from time to time, in whole or in part, up to an aggregate of ___________ additional shares of Common Stock at the initial public offering price less underwriting discounts and commissions. The Underwriters may exercise such option solely to cover overallotments, if any, made in connection with the Offering. To the extent that the Underwriters exercise such option, each Underwriter will become obligated, subject to certain conditions, to purchase its pro rata portion of such additional shares based on such Underwriter's percentage underwriting commitment as indicated in the preceding table.

         The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments that the Underwriters may be required to make in respect thereof.

         Each of the Company, its executive officers and directors and certain stockholders of the Company has agreed, subject to certain exceptions, not to
(i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock or (ii) enter into any swap or other arrangement that transfers all or a portion of the economic consequences associated with the ownership of any Common Stock (regardless of whether any of the transactions described in clause (i) or (ii) is to be settled by the delivery of Common Stock, or such other securities, in cash or otherwise) for a period of _____ days after the date of this Prospectus without the prior written consent of DLJ. In addition, during such period, the Company has also agreed not to file any registration statement with respect to, and each of its executive officers, directors and certain stockholders of the Company has agreed not to make any demand for, or exercise any right with respect to, the registration of any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock without DLJ's prior written consent.

         Prior to the Offering, there has been no established trading market for the Common Stock. The initial public offering price for the shares of Common Stock offered hereby will be determined by negotiation between the Company and the Representatives. The factors to be considered in determining the initial public offering price include the history of and the prospects for the industry in which the Company competes, the past and present operations of the Company, the historical results of operations and the Company, the prospects for future earnings of the Company, the recent market prices of securities of generally comparable companies and the general condition of the securities market at the time of the Offering.

         Application will be made to list the Common Stock on the Nasdaq National Market. In order to meet the requirements for listing the Common Stock on the Nasdaq National Market, the Underwriters have undertaken to sell lots of 100 or more shares to a minimum of 400 beneficial owners.

         Other than in the United States, no action has been taken by the Company or the Underwriters that would permit a public offering of the shares of Common Stock offered hereby in any jurisdiction where action for that purpose is required. The shares of Common Stock offered hereby may not be offered or sold, directly or indirectly, nor may this Prospectus or any other offering material or advertisements in connection with the offer and sale of any such shares of Common Stock be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of such jurisdiction. Persons into whose possession this Prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering of the Common Stock and the distribution of this Prospectus. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any shares of Common Stock offered hereby in any jurisdiction in which such an offer or a solicitation is unlawful.

         In connection with the Offering, the Underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the Common Stock. Specifically, the Underwriters may overallot the Offering, creating a syndicate short position. The Underwriters may bid for and purchase shares of Common Stock in the open market to cover such syndicate short positions or to stabilize the price of the Common Stock. In addition, the underwriting syndicate may reclaim selling concessions from syndicate members if the syndicate repurchases previously distributed Common Stock in syndicate covering transactions, in stabilizing transactions or otherwise. These activities may stabilize or maintain the market price of the Common Stock above independent market levels. The Underwriters are not required to engage in these activities, and may end these activities at any time.

         DLJCC, Sprout VII, Sprout II and Sprout CEO (collectively, the "DLJ Stockholders") are affiliates of DLJ. Prior to consummation of the Offering and upon conversion of the Series A Preferred Stock, the DLJ Stockholders will own, in the aggregate, 21.83% of the outstanding Common Stock of AmComp. Pursuant to the Second Stockholders Agreement, Sprout II has the right to designate one member of AmComp's Board of Directors, the WCAS Stockholders have the right to designate two members of AmComp's Board of Directors, and the DLJ Stockholders, together with the WCAS Stockholders, have the right to designate one member of AmComp's Board of Directors by majority vote, subject to the consent of the Executives. The Second Stockholders Agreement shall terminate in its entirety upon consummation of the Offering. See "Certain Relationships and Related Transactions."

         Under Rule 2720 of the Conduct Rules of the National Association of Securities Dealers (the "NASD") ("Rule 2720"), the Company is considered an affiliate of DLJ. This offering is being conducted in accordance with Rule 2720, which provides that among other things, when an NASD member participates in the underwriting of an affiliate's equity securities the public offering price per share can be no lower than that recommended by a "Qualified Independent Underwriter" meeting certain standards ("QIU"). In accordance with this requirement, BT Alex. Brown has assumed the responsibilities of acting as QIU and will recommend a public offering price for the Common Stock in compliance with the requirements of Rule 2720. In connection with the Offering, BT Alex. Brown is performing due diligence investigations and reviewing and participating in the preparation of this Prospectus and the Registration Statement of which this Prospectus forms a part. As compensation for the services of BT Alex. Brown as QIU, the Company has agreed to pay BT Alex. Brown customary QIU fees.


                                  LEGAL MATTERS

         The validity of the shares of Common Stock offered hereby will be passed upon for the Company by Olshan Grundman Frome & Rosenzweig LLP, New York, New York. Certain legal matters arising in connection with this offering will be passed upon for the Underwriters by LeBoeuf, Lamb, Greene & MacRae, L.L.P., a limited liability partnership including professional corporations, New York, New York.


                                     EXPERTS

         The consolidated financial statements and schedules of AmComp Incorporated and subsidiaries at December 31, 1997 and 1996, and for each of the three years in the period ended December 31, 1997, and the financial statements of AmComp Preferred Insurance Company as of and for the year ended December 31, 1995 appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent certified public accountants, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.


                              AVAILABLE INFORMATION

         Upon completion of the Offering, the Company will be required to file annual, quarterly and current reports, proxy statements and other information with the Commission. You may read and copy any documents filed by the Company at the Commission's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for further information on the public reference room. The Company's filings with the Commission are also available to the public through the Commission's Internet site at http://www.sec.gov. In addition, application will be made to have the Common Stock quoted on the Nasdaq National Market. Reports and other information concerning the Company may be inspected at the offices of the Nasdaq National Market, 1735 Street, N.W., Washington, D.C. 20006. After the Offering, the Company expects to provide annual reports to its stockholders that include financial information audited by its independent public accountants.

         The Company has filed a Registration Statement on Form S-1 with the Commission. This Prospectus is a part of the Registration Statement and does not contain all of the information in the Registration Statement. Whenever a reference is made in this Prospectus to a contract or other document of the Company, please be aware that such reference is not necessarily complete and that you should refer to the exhibits that are a part of the Registration Statement for a copy of the contract or other document. You may review a copy of the Registration Statement at the Commission's public reference room in Washington, D.C. as well as through the Commission's Internet site.

                          INDEX TO FINANCIAL STATEMENTS

                                                                                                 Page

AmComp Incorporated and Subsidiaries
Report of Independent Certified Public Accountants................................................F-2
Consolidated Balance Sheets at December 31, 1997 and 1996.........................................F-3
Consolidated Statements of Income for the years ended December 31, 1997, 1996 and 1995............F-5
Consolidated Statements of Shareholders' Equity at December 31, 1997, 1996 and 1995...............F-6
Consolidated Statements of Cash Flows for the years ended December 31, 1997, 1996 and 1995........F-7
Notes to Consolidated Financial Statements........................................................F-8


AmComp Incorporated and Subsidiaries
Consolidated Balance Sheets at June 30, 1998 (unaudited) and December 31, 1997...................F-33
Consolidated Statements of Income for the six month periods ended
         June 30, 1998 and 1997 (unaudited)......................................................F-35
Consolidated Statements of Comprehensive Income for the six month periods ended
         June 30, 1998 and 1997 (unaudited)......................................................F-36
Consolidated Statements of Cash Flows for the six month periods ended
         June 30, 1998 and 1997 (unaudited)......................................................F-37
Notes to Consolidated Financial Statements (unaudited)...........................................F-38


AmComp Preferred Insurance Company
Report of Independent Certified Public Accountants...............................................F-43
Balance Sheet at December 31, 1995...............................................................F-44
Statement of Operations for the year ended December 31, 1995.....................................F-46
Statement of Changes in Equity at December 31, 1995..............................................F-47
Statement of Cash Flows for the year ended December 31, 1995.....................................F-48
Notes to Financial Statements....................................................................F-50

                      AmComp Incorporated and Subsidiaries

                        Consolidated Financial Statements

                  Years ended December 31, 1995, 1996 and 1997
                       with Report of Independent Auditors

                      AmComp Incorporated and Subsidiaries

                        Consolidated Financial Statements


                  Years ended December 31, 1995, 1996 and 1997




                                    Contents

Report of Independent Certified Public Accountants..........................1

Audited Consolidated Financial Statements

Consolidated Balance Sheets.................................................2
Consolidated Statements of Income...........................................4
Consolidated Statements of Stockholders'Equity..............................5
Consolidated Statements of Cash Flows.......................................6
Notes to Consolidated Financial Statements..................................7

               Report of Independent Certified Public Accountants

Board of Directors and Stockholders
AmComp Incorporated

We have audited the accompanying consolidated balance sheets of AmComp Incorporated and subsidiaries as of December 31, 1996 and 1997, and the related consolidated statements of income, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of AmComp Incorporated and subsidiaries at December 31, 1996 and 1997, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.


/s/ Ernst & Young LLP
March 4, 1998
West Palm Beach, Florida

                      AmComp Incorporated and Subsidiaries

                           Consolidated Balance Sheets


                                                                                          December 31,
                                                                             1996                         1997
                                                                       ---------------------------------------
                                                                                   (In Thousands)
Assets
Cash and invested assets:
 Fixed maturity securities  available-for-sale at fair value
  (amortized cost of $22,923 in 1996 and $65,207 in 1997)                  $  23,030                  $65,896
 Fixed maturity securities held-to-maturity at amortized cost
  (fair value of $30,905 in 1996 and $26,819 in 1997)                         31,329                   26,915
     Cash and cash equivalents                                                43,919                   26,871
     Other invested assets                                                        36                       37
                                                                       ---------------------------------------
Total cash and invested assets                                                98,314                  119,719

Accrued investment income                                                        802                    1,217
Premiums receivable, less allowance of $7,134 in 1996
 and $7,812 in 1997                                                           25,031                   54,188
Reinsurance recoverable:
     On paid losses and loss adjustment expenses                                  40                      718
     On unpaid losses and loss adjustment expenses                             4,075                   18,639
   Prepaid reinsurance premiums                                                    -                   11,145
Deferred policy acquisition costs                                              3,406                      824
Property and equipment                                                         1,128                    2,890
Deferred income taxes                                                          3,233                   10,930
Goodwill, net of amortization of $71                                               -                    2,087
Other assets                                                                     421                      629
                                                                       =======================================
Total assets                                                                $136,450                 $222,986
                                                                       =======================================

See accompanying notes.

                      AmComp Incorporated and Subsidiaries


                                                                                        December 31,
                                                                               1996                      1997
                                                                     -----------------------------------------
Liabilities and stockholders' equity                                                   (In Thousands)
Liabilities:
  Policy reserves and policyholders' funds:
    Unpaid losses and loss adjustment expenses                              $  45,382                $ 86,511
    Unearned and advance premiums                                              24,489                  38,478
    Policyholders' deposits                                                     4,450                   5,147
    Policyholder retention dividends payable                                    7,050                  10,700
                                                                      ---------------------------------------
Total policy reserves and policyholders' funds                                 81,371                 140,836
Reinsurance payable                                                              -                     13,623
Accounts payable and accrued expenses                                           4,701                   6,214
Income taxes payable                                                            5,527                   1,977
Note payable                                                                   10,000                  20,000
Negative goodwill, net of accumulated amortization of
 $335 in 1996 and $840 in 1997                                                  5,365                   4,860
Other liabilities                                                                 132                      43
                                                                      ---------------------------------------
Total liabilities                                                             107,096                 187,553

Mandatorily redeemable convertible preferred stock series A                    21,745                  22,100
Mandatorily redeemable convertible cumulative preferred
 Stock Series B                                                                  -                       -

Commitments and contingencies

Stockholders' equity:
  Common Stock (authorized shares 18,600 in 1996 and 22,300 in 1997
   issued and outstanding 12,563 in 1996 and 12,597 in 1997)                      125                      126
     Common Stock Warrants                                                        -                         75
     Additional paid-in-capital                                                   250                      450
     Retained earnings                                                          7,167                   12,246
     Net unrealized appreciation of available-for-sale securities
      (net  of deferred taxes of $40 in 1996 and $253 in 1997)                     67                      436
                                                                      ----------------------------------------
Total stockholders'equity                                                       7,609                   13,333
                                                                      ----------------------------------------
Total liabilities and stockholders'equity                                    $136,450                 $222,986
                                                                      ========================================

See accompanying notes.

                      AmComp Incorporated and Subsidiaries

                        Consolidated Statements of Income


                                                                                        Years ended December 31,
                                                                             1995                   1996            1997
                                                                          -------------------------------------------------
                                                                                          (In Thousands Except
                                                                                           Per Share Amounts)
Revenue:
     Net premiums earned                                                     $    -             $58,226           $102,505
     Net investment income                                                       53               3,288              5,178
     Administrative and service fee income                                    6,302                   -                  -
     Other income                                                                14                 666                870
                                                                          -------------------------------------------------
Total revenue                                                                 6,369              62,180            108,553

Expenses:
     Losses and loss adjustment expenses                                          -              28,259             64,421
     Underwriting and acquisition expenses                                    5,612              21,396             29,752
      Interest expense                                                            -                   -                806
                                                                          ------------------------------------------------
Total expenses                                                                5,612              49,655             94,979
                                                                          ------------------------------------------------
Income before dividends to policyholders and income taxes                       757              12,525             13,574
Dividends to policyholders                                                        -               3,600              6,080
                                                                          ------------------------------------------------
Income before income taxes                                                      757               8,925              7,494
Income tax expense                                                              270               3,491              2,060
                                                                          ------------------------------------------------
Net income                                                                      487               5,434              5,434
Accretion of mandatorily redeemable preferred stock
  syndication costs
                                                                                  -                (176)              (355)
                                                                          ------------------------------------------------
Net income attributable to common stockholders                                 $487              $5,258             $5,079
                                                                          ================================================


Earnings per common share - basic                                          $    .04              $  .42             $  .40
                                                                          ================================================
Earnings per common share - diluted                                        $    .04              $  .35             $  .29
                                                                          ================================================

See accompanying notes.

                      AmComp Incorporated and Subsidiaries

                 Consolidated Statements of Stockholders' Equity


                                                                                            Net Unrealized
                                                                                             Appreciation
                                                                  Additional                 of Available-          Total
                                           Common                  Paid-In       Retained       for-Sale         Stockholders'
                                           Stock      Warrants     Capital       Earnings      Securities          Equity
                                           -----------------------------------------------------------------------------------
                                                                      (In Thousands)

Balance at January 1, 1995                 $ 50         $ -         $  -         $1,497           $  -             $ 1,547
  Net income                                  -           -            -            487              -                 487
                                           -------------------------------------------------------------------------------
Balance at December 31, 1995                 50           -            -           1,984             -               2,034
  Net income                                  -           -            -           5,434             -               5,434
  Common stock issued                         -           -          250               -             -                 250
  5-to-2 common stock split in the form
    of a stock dividend                      75           -            -             (75)            -                   -
  Accretion of preferred stock
    syndication costs                         -           -            -            (176)            -                (176)
  Net unrealized appreciation                 -           -            -               -            67                  67
                                           --------------------------------------------------------------------------------
Balance at December 31, 1996                125           -          250           7,167            67               7,609
  Net income                                  -           -            -           5,434             -               5,434
  Warrants                                    -          75            -               -             -                  75
  Common stock issued                         1           -          200               -             -                 201
  Accretion of preferred stock
   syndication costs                          -           -            -            (355)            -                (355)
  Net unrealized appreciation                 -           -            -               -           369                 369
                                           ================================================================================
Balance at December 31, 1997               $126         $75         $450         $12,246          $436             $13,333
                                           ================================================================================

See accompanying notes.

                      AmComp Incorporated and Subsidiaries

                      Consolidated Statements of Cash Flows

                                                                                      Year ended December 31,
                                                                            1995                 1996                 1997
                                                                       -----------------------------------------------------
Operating activities                                                                        (In Thousands)
Net income                                                                 $ 487            $  5,434               $  5,434
Adjustments to reconcile net income to net cash provided by
 operating activities:
  Depreciation and amortization                                               91                 252                    198
  Provision for deferred income taxes                                        210              (5,006)                (7,909)
  Net realized gains on investments                                            -                   -                    (64)
  Policy acquisition costs deferred                                            -             (11,356)                (4,500)
  Policy acquisition costs amortized                                           -               9,061                  7,082
Change in operating assets and liabilities
  Accrued investment income                                                    -                 249                   (415)
  Premiums receivable                                                       (910)            (14,344)               (29,157)
  Reinsurance balances                                                         -                 205                (12,764)
  Other assets and liabilities                                              (277)                  -                   (202)
  Unpaid losses and loss adjustment expenses                                   -               9,881                 41,129
  Unearned, advance premiums and policyholder deposits                         -              13,954                 14,686
  Policyholder retention dividends payable                                     -               1,341                  3,650
  Accounts payable and accrued expenses                                      352                 875                  1,513
  Income taxes payable                                                        66               5,301                 (3,550)
                                                                       -----------------------------------------------------
Net cash provided by operating activities                                     19              15,847                 15,131
Investing activities
  Securities available-for-sale:
  Purchases                                                                    -             (18,369)               (55,875)
  Sales and maturities                                                         -               7,186                 15,995
Securities held-to-maturity:
  Maturities                                                                   -               1,433                  4,227
Purchase of insurance subsidiary                                               -                   -                 (4,513)
Cash acquired in purchase of insurance subsidiary                              -               5,893                      -
Purchases of property and equipment                                         (297)               (932)                (2,237)
Sale of other assets                                                          61                 100                     23
                                                                       -----------------------------------------------------
Net cash used in investing activities                                       (236)             (4,689)               (42,380)
Financing activities
Issuance of common stock                                                       -                 250                    201
Issuance of preferred stock, net of syndication costs                          -              21,569                      -
Proceeds from note payable                                                     -              10,000                 10,000
                                                                       -----------------------------------------------------
Net cash provided by financing activities                                      -              31,819                 10,201
                                                                       -----------------------------------------------------
Net (decrease) increase in cash and cash equivalents                        (217)             42,977                (17,048)
Cash and cash equivalents at beginning of year                             1,159                 942                 43,919
                                                                       =====================================================
Cash and cash equivalents at end of year                                   $ 942            $ 43,919               $ 26,871
                                                                       =====================================================
Supplemental cash flow data
Cash paid - interest                                                       $   -            $      -               $    741
                                                                       ====================================================
Cash paid - income taxes                                                   $  55            $  2,561                $13,450
                                                                       ====================================================

See accompanying notes.

                      AmComp Incorporated and Subsidiaries

                   Notes to Consolidated Financial Statements

                                December 31, 1997


1. Nature of Operations and Significant Accounting Policies

Organization

AmComp Incorporated and subsidiaries (collectively, "the Company") consist of the following entities at December 31, 1997:

o AmComp Incorporated ("AmComp"), a holding company incorporated on December 28, 1995;
o AmComp Preferred Insurance Company ("AmComp Preferred"), a wholly-owned property and casualty insurance company (formerly known as Pinnacle Assurance Corporation);
o Pinnacle Administrative, Inc. ("Pinnacle Administrative "), a wholly-owned administrative services company providing sales and marketing, underwriting, policyholder service, data processing and accounting services (formerly known as Florida Administrators, Inc.);
o Pinnacle Benefits, Inc. ("Pinnacle Benefits"), a wholly-owned claims processing company (formerly known as Compensation Benefits, Inc.); and
o AmComp Assurance Corporation ("AmComp Assurance"), a wholly-owned property and casualty insurance company.

AmComp became the sole stockholder of Pinnacle Administrative and Pinnacle Benefits when the majority stockholder and Chairman of the Board of the Company, and two minority stockholders contributed their ownership of Pinnacle Administrative and Pinnacle Benefits to AmComp on January 26, 1996. Since the entities were under common control, the combination of AmComp, Pinnacle Administrative and Pinnacle Benefits has been accounted for in a manner similar to a pooling of interests. Accordingly, Pinnacle Administrative and Pinnacle Benefits have been combined with AmComp as if the transaction occurred on January 1, 1995, using each entity's historical book values.

Prior to April 1995, AmComp Preferred was a Florida self-insurance fund, Florida Air Conditioning Contractors Association Self Insurers Fund ("the Fund"). As a Fund, the members of the fund had joint and several liability for the obligations of the Fund and were subject to unlimited assessability. In April 1995, the Fund converted to an assessable mutual insurance company, Pinnacle Assurance Corporation ("Pinnacle"), in which the policyholders were jointly and proportionately liable for Pinnacle's obligations, subject to a maximum contingent assessment liability for each policyholder.

                      AmComp Incorporated and Subsidiaries

1. Nature of Operations and Significant Accounting Policies (continued)

In August 1995, Pinnacle filed a Plan of Conversion and Recapitalization with the Florida Department of Insurance ("DOI") to convert itself from an assessable mutual company to a Florida domestic stock insurance company. In addition, Pinnacle entered into a subscription and purchase agreement in which Pinnacle Administrative or a newly formed holding company would acquire all of the issued and outstanding common stock of Pinnacle at the time that the Plan of Conversion and Recapitalization was approved by the DOI which occurred on January 26, 1996. At that time, AmComp acquired all of the issued and outstanding common stock of Pinnacle and paid a subscription price of $8.4 million. Pinnacle's name was subsequently changed to AmComp Preferred.

The acquisition of AmComp Preferred by AmComp has been accounted for as a purchase as if the acquisition occurred on January 1, 1996. In connection with the conversion from a mutual insurance company to a stock insurance company, all policy assessability provided for in the policies as either a self insurance fund or an assessable mutual company was eliminated. The policyholders received no other consideration for the acquisition of AmComp Preferred. Accordingly, the Company recorded the approximate $5.7 million of net assets acquired as negative goodwill which is being amortized over a ten year period.

On January 26, 1996 and December 31, 1996, unrelated investors purchased 1.4 million and 1.0 million shares of AmComp redeemable convertible preferred stock directly for $14 million and $10 million, respectively. In addition, the same investors acquired 4,000,000 shares (32%) of AmComp's issued and outstanding common stock directly from the majority stockholder and the two minority stockholders.

On October 31, 1997, AmComp Preferred acquired all of the issued and outstanding shares of an inactive Florida-domiciled property and casualty insurance company, Thomas Jefferson Insurance Company, which changed its name to AmComp Assurance (see Note 2).

Use of Estimates

The preparation of financial statements requires management to make estimates and assumptions that affect amounts reported in the consolidated financial statements and the accompanying notes. Such estimates and assumptions could change in the future as more information becomes known that could affect the amounts reported herein.

                      AmComp Incorporated and Subsidiaries

1.  Nature of Operations and Significant Accounting Policies (continued)

Basis of Presentation

The accompanying consolidated financial statements have been prepared on the basis of GAAP and include the accounts of AmComp, AmComp Preferred, Pinnacle Administrative , Pinnacle Benefits and AmComp Assurance. All intercompany accounts and transactions have been eliminated in consolidation.

Investments

Fixed maturity investments are designated at purchase as held-to-maturity or available-for-sale. Held-to-maturity fixed maturity investments are reported at amortized cost. Securities classified as available-for-sale are reported at fair value with unrealized appreciation and depreciation, net of deferred taxes, included as a separate component of stockholders'equity. The Company has the intent and ability to hold to maturity those securities designated as held-to-maturity.

Realized gains and losses on sales of investments are recognized in operations on the specific identification basis.

Cash and Cash Equivalents

The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents.

Deferred Policy Acquisition Costs

To the extent recoverable from future policy revenues, the costs that vary with and are primarily related to the production of new and renewal business, net of reinsurance ceding allowances received, have been deferred and amortized over the effective period of the related insurance policies.

Property and Equipment

Property and equipment is stated on the basis of cost. Depreciation is computed using the straight-line method over the estimated useful life for financial reporting purposes. Accumulated depreciation was $852,000 and $1,286,833 at December 31, 1996 and 1997, respectively.

                      AmComp Incorporated and Subsidiaries

1.  Nature of Operations and Significant Accounting Policies (continued)

Reinsurance

Reinsurance premiums, losses, and loss adjustment expenses are accounted for on a basis consistent with those used in accounting for the original policies issued and the terms of the reinsurance contracts. Reinsurance ceding commissions received are deferred and amortized over the effective period of the related insurance policies.

Federal and State Income Taxes

The Company provides deferred federal and state income taxes for certain differences between the financial statement amounts and tax bases of assets and liabilities.

Policyholder Retention Dividends

Policyholder retention dividends are recognized over the effective period of the related policies, and are restricted to limitations imposed by the Board of Directors (see note 10).

Unpaid Losses and LAE

Unpaid Losses and LAE represent the estimated ultimate net cost of all reported and unreported losses incurred through December 31, 1997. The reserves for unpaid losses and LAE are estimated using individual case-basis valuations and statistical analyses. Those estimates are subject to the effects of trends in loss severity and frequency. Although considerable variability is inherent in such estimates, management believes that the reserves for losses and LAE are adequate. The estimates are continually reviewed and adjusted as necessary as experience develops or new information becomes known; such adjustments are included in current operations.

Recognition of Premium Revenue

The Company's insurance premiums are billed annually or under various installment plans based on the estimated annual premium under the policy terms. At the end of the policy term, payroll-based premium audits are performed on substantially all policyholder accounts to determine earned premiums for the policy year. Earned but unbilled premiums include estimated future

                      AmComp Incorporated and Subsidiaries

1.  Nature of Operations and Significant Accounting Policies (continued)

audit premiums and collateralized premiums. Collateralized premiums include policies where the final calculated premium is paid after the end of the policy term and the receivable balance is collateralized by cash equivalents, letters of credit, and financial guarantee bonds. Estimated future audit premiums are estimated based on a weighted average derived from the Company's historical experience as a percentage of earned premiums.

These estimates are subject to the effects of trends in payroll audit adjustments. Although considerable variability is inherent in such estimates, management believes that the accrual for earned but unbilled premiums is reasonable. The estimates are continually reviewed and adjusted as necessary as experience develops or new information becomes known; such adjustments are included in current operations. The reserve for unearned premiums is determined on a daily pro rata basis.

Administrative and Service Fee Income

Administration and service fees for 1995 are for sales, marketing, underwriting, policyholder service, data processing and claims adjudication services that were provided by Pinnacle Administrative and Pinnacle Benefits for AmComp Preferred.

Special Disability Trust Fund ("SDTF") Assessments and Recoveries

The Company accrues and expenses SDTF assessments based on a percentage of net written premiums and recognizes recoveries from the SDTF when they are received (see Notes 3 and 4).

Policyholder Deposits

Policyholders are required to maintain deposits with the Company for certain installment pay plans. Based on the selected pay plan, management determines the deposit amount, which is based on a percentage of the policyholders' estimated annual premium. Deposits are analyzed annually and adjusted as considered necessary.

                      AmComp Incorporated and Subsidiaries

1. Nature of Operations and Significant Accounting Policies (continued)

Accretion of Preferred Stock Syndication Costs

The Company received net proceeds (net of syndication costs of $2,431,000) of $21,569,000 for the issuance of the 2,400,000 shares of Mandatorily Redeemable Convertible Preferred Stock Series A (the "RCPS") during 1996. The RCPS is mandatorily redeemable on January 31, 2003 for $10 per share. The Company is accreting the syndication costs, using the interest method, through the mandatory redemption date. The annual accretion cost is being charged against retained earnings and is included as a reduction to net income attributable to common stockholders.

Earnings Per Share

The Company computes earnings per share in accordance with Statement of Financial Accounting Standards No. 128. In the calculation of basic earnings per share the dilutive effects of options, warrants and convertible securities are excluded from the calculation. Diluted earnings per share considers the effects of dilutive convertible securities. All earnings per share amounts for all periods have been presented to conform to the Statement 128 requirements.

Concentrations of Credit Risk

Financial instruments that potentially subject the Company to significant concentrations of credit risk consist principally of cash, investments, premiums receivable and reinsurance recoverables (see Notes 5, 6 and 7). Concentrations of credit risk with respect to premiums receivable are limited due to the large number of entities comprising the Company's customer base. However, the majority of the collateralized premiums receivable balance of $13.1 million at December 31, 1997, is collateralized by financial guaranty bonds that are written by two insurance companies that are rated A- or better by A. M. Best. Additionally, most of the Company's revenues are currently derived from products and services offered to customers in the Florida market which could be adversely affected by economic downturns, an increase in competition or other environmental changes.

                      AmComp Incorporated and Subsidiaries

1.  Nature of Operations and Significant Accounting Policies (continued)

New Accounting Standards

In June 1997, the Financial Accounting Standards Board issued Statement 130, Reporting Comprehensive Income. Statement 130 establishes new rules for the reporting and display of comprehensive income and its components; however, adoption in 1998 will have no impact on the Company's net income or stockholders'equity. Statement 130 requires unrealized gains or losses on the Company's available-for-sale securities which were previously separately reported in stockholders' equity, to be included in accumulated other comprehensive income and changes therein reported as a component of total comprehensive income.

2.  Acquisitions

On October 31, 1997, AmComp Preferred acquired all of the outstanding stock of AmComp Assurance for $4,512,981, and subsequently contributed bonds with a fair value of $7,579,721 to AmComp Assurance. The transaction was accounted for as a purchase and $2,158,514 of purchase price in excess of net assets acquired ("Goodwill") was recorded at the acquisition date. The Goodwill is being amortized on a straight-line basis over ten years. Net income of $72,624, representing the net income of AmComp Assurance since the acquisition date, is included in the accompanying statements of income for the year ended December 31, 1997. AmComp Assurance is licensed to write property and casualty business in twenty-one states.

3. Regulatory Requirements and Restrictions

AmComp Preferred and AmComp Assurance are required to periodically submit financial statements prepared in accordance with prescribed or permitted statutory accounting practices ("SAP") to the DOI. Such practices vary from GAAP. Prescribed SAP includes state laws, regulations and general administrative rules, as well as a variety of publications of the National Association of
Insurance Commissioners (NAIC). Permitted SAP encompasses all accounting practices that are not prescribed; such practices may differ from company to company and may not necessarily be permitted in subsequent reporting periods. During 1995, AmComp Preferred received written approval from the DOI to classify cumulative SDTF assessments (by accident year) as ULAE. In prior years, such assessments were classified as other underwriting expenses. As a result of this permitted practice, AmComp Preferred's excess of statutory reserves over statement reserves were reduced and surplus was increased by $4,408,000 and $1,661,000 at December 31, 1996 and 1997, respectively, compared to what would have been reported under prescribed statutory accounting practices. Based on a recommendation in a recent DOI Report of Examination, AmComp Preferred will discontinue this practice for accounting periods subsequent to December 31, 1997.

                      AmComp Incorporated and Subsidiaries

3. Regulatory Requirements and Restrictions (Continued)

AmComp Preferred and AmComp Assurance are subject to certain  Risk-Based Capital
(RBC) requirements specified by the NAIC. Under those requirements, the amount of capital and surplus maintained by a property casualty insurance company is to be determined based on the various risk factors related to it. At December 31, 1996 and 1997, the RBC of AmComp Preferred and AmComp Assurance exceeded the minimum RBC requirements.

Under DOI regulations, AmComp Preferred and AmComp Assurance are required to maintain capital and surplus equal to the greater of $5,000,000 or 10% of policyholder liabilities, which amounts to $5,000,000 for AmComp Assurance and approximately $10,000,000 for AmComp Preferred at December 31, 1997.

AmComp Preferred's statutory-basis capital and surplus was $34,681,000 and $45,825,000 at December 31, 1996 and 1997, respectively, and its statutory-basis net income was $3,269,000 and $1,378,000 for the years ended December 31, 1996 and 1997, respectively. AmComp Assurance's statutory-basis capital and surplus was $5,595,143 (unaudited) and $9,928,721 (unaudited) at December 31, 1996 and 1997, respectively, and its statutory-basis net (loss)/income was ($369,728) (unaudited) and $334,022 (unaudited) for the years ended December 31, 1996 and 1997, respectively.

Under Florida insurance regulations, the maximum dividend to stockholders that may be paid without prior approval by the DOI is specifically defined by the Florida Insurance Laws and Regulations and is generally the lesser of 10% of surplus or 100% of the prior year's net income, excluding realized capital gains, plus a two year carryback. For AmComp Preferred, no dividends were paid during 1996 or 1997. As of December 31, 1997, the amount available for stockholder dividends from AmComp Preferred without prior approval was approximately $4,582,556. For AmComp Assurance, $72,000 is available for dividends without prior approval at December 31, 1997.

Stock insurance companies are subject to statutes related to excess profits for workers' compensation insurance companies. However, for five years following authorization of the conversion from an assessable mutual to a stock insurance company by the DOI, AmComp Preferred is provided relief from certain aspects of these statutes. Nevertheless, such amounts otherwise subject to these rules shall be maintained as policyholders' surplus and not be available for dividends for a period of five years.

                      AmComp Incorporated and Subsidiaries

4. State of Florida SDTF

The State of Florida maintains the SDTF for the purpose of providing benefits to workers who have a pre-existing condition and incur a second or subsequent injury. The SDTF is funded through annual assessments against workers'
compensation  insurers,  which  are  based  on  a  percentage  of  net  workers'
compensation premiums written. Assessments charged to underwriting and acquisition expense in the accompanying consolidated financial statements were $3,189,000 and $4,625,450 in 1996 and 1997, respectively.

AmComp Preferred submits claims to the SDTF for recovery of applicable claims paid on behalf of AmComp Preferreds' insureds. Because of the uncertainty of the collectibility of such amounts, SDTF recoverables are reported in the accompanying financial statements when received. Cash collections from the SDTF were approximately $795,000 and $465,000 in 1996 and 1997, respectively.

The SDTF currently has significant unfunded liabilities. It is not possible to predict how the SDTF will operate, if at all, in the future after further legislative review. Changes in the SDTF's operations, which decrease the availability of recoveries from the SDTF, increase SDTF assessments payable by AmComp Preferred, and/or result in the discontinuation of the SDTF could have an adverse effect on AmComp Preferred's business, financial condition and its operations. Under current law, future assessments are capped at 4.52% of net written premiums and no recoveries can be made for losses incurred after January 1, 1998.

                      AmComp Incorporated and Subsidiaries

5. Investments

The Company's investments in available-for-sale securities and held-to-maturity securities are summarized as follows:


                                                                    Gross              Gross
                                                Amortized         Unrealized         Unrealized             Fair
                                                   Cost             Gains              Losses              Value
                                                -------------------------------------------------------------------
                                                                       (In Thousands)
Available-for-sale securities at
December 31, 1996
U.S. Treasury securities                          $  4,502         $    1                $    1           $  4,502
Other government agencies                            8,992             39                    41              8,990
Municipalities                                       7,490             93                     1              7,582
Corporate                                            1,939             17                     -              1,956
                                                ------------------------------------------------------------------
Total fixed maturity securities                    $22,923           $150                 $  43            $23,030
                                                ==================================================================

Held-to-maturity securities at
December 31, 1996
U.S. Treasury securities                           $30,609         $    -                  $423            $30,186
Mortgage-backed securities                             720              -                     1                719
                                                ------------------------------------------------------------------
Total fixed maturity securities                    $31,329         $    -                  $424            $30,905
                                                ==================================================================

                                                                    Gross              Gross
                                                Amortized         Unrealized         Unrealized             Fair
                                                   Cost             Gains              Losses              Value
                                                -------------------------------------------------------------------
                                                                       (In Thousands)
Available-for-sale securities at
December 31, 1997
U.S. Treasury securities                           $ 2,783          $    -                 $ 30            $  2,753
Other government agencies                            3,488              13                    -               3,501
Municipalities                                      44,739             564                    -              45,303
Corporate                                           14,197             142                    -              14,339
                                                -------------------------------------------------------------------
Total fixed maturity securities                    $65,207          $  719                 $ 30             $65,896
                                                ===================================================================

                      AmComp Incorporated and Subsidiaries

5. Investments (Continued)


                                                          Gross      Gross
                                            Amortized  Unrealized  Unrealized   Fair
                                               Cost       Gains      Losses     Value
                                            -------------------------------------------
Held-to-maturity securities at
December 31, 1997
U.S. Treasury securities                    $26,594     $   1        $  98     $26,497
Mortgage-backed securities                      321         1            -         322
                                            ------------------------------------------
Total fixed maturity securities             $26,915     $   2        $  98     $26,819
                                            ==========================================

The fair values for fixed maturity securities are based on quoted market prices, where available. For fixed maturity securities not actively traded, fair values are estimated using values obtained from independent pricing services.

The amortized cost and estimated market values of investments in fixed maturity securities, segregated by available-for-sale and held-to-maturity, at December 31, 1997 and 1996 are summarized, by maturity, as follows:


                                                  Available-for-Sale                   Held-to-Maturity
                                           ------------------------------------------------------------------
                                           Amortized              Fair          Amortized                Fair
                                             Cost                 Value           Cost                  Value
                                           ------------------------------------------------------------------
                                                                     (In Thousands)
       1997
       Years to maturity:
        One or less                        $   6,698          $   6,704         $   7,584          $   7,567
        After one through five                51,687             52,343            19,010             18,930
        After five through ten                 2,243              2,260                 -                  -
        After ten                              1,091              1,087                 -                  -
        Mortgage-backed securities             3,488              3,502               321                322
                                           -----------------------------------------------------------------
       Total                                $ 65,207          $  65,896         $   26,915         $  26,819
                                           =================================================================

The foregoing data is based on the stated maturities of the securities. Actual maturities may differ as borrowers may have the right to call or prepay obligations.

At December 31, 1996 and 1997, bonds with an amortized cost of $3,195,000 and $5,450,000, respectively, were on deposit with various states' departments of insurance in accordance with regulatory requirements.

                      AmComp Incorporated and Subsidiaries

5. Investments (Continued)

Major categories of the Company's net investment income at December 31, 1995, 1996 and 1997 are summarized as follows (in thousands):

                                                 1995         1996         1997
                                              ----------------------------------
        Income:
          Fixed maturity securities           $      -       $2,702       $4,076
          Cash and cash equivalents                 53          637        1,215
                                              ----------------------------------
        Investment income                           53        3,339        5,291
        Investment expenses                          -           51          113
                                              ==================================
        Net investment income                 $     53       $3,288       $5,178
                                              ==================================

There were no sales of fixed maturity securities prior to maturity during 1995 or 1996. Proceeds from the sale of investments in available-for-sale fixed maturity securities during 1997 were $15,597,266; gross gains of $88,716 and gross losses of ($24,250) were realized on those sales.

6.  Premiums Receivable

Major categories of the Company's premiums receivable at December 31, are summarized as follows (in thousands):

                                                        1996              1997
                                                     ---------------------------

        Direct billed premiums receivable              $8,268           $13,306
        Estimated future audit premiums                 4,449             4,436
        Collateralized premiums receivable              2,160            13,146
        Premiums receivable deferred installments      17,288            31,112
                                                      -------------------------
                                                       32,165            62,000
        Less allowance for doubtful accounts           (7,134)           (7,812)
                                                      ==========================
        Net premiums receivable                       $25,031           $54,188
                                                      =========================

During 1997, the Company wrote off $3,329,000 of premiums receivable for which the potential for future collections was considered to be remote.

                      AmComp Incorporated and Subsidiaries

7. Reinsurance

Certain premiums and losses are ceded to other insurance companies under a quota share reinsurance arrangement and various aggregate and specific excess of loss reinsurance agreements. The ceded reinsurance agreements are intended to provide Pinnacle with the ability to maintain its exposure to loss within its capital resources.

Effective October 1, 1997, the Company, entered into a 35% quota share reinsurance agreement (the "Quota Share Treaty") with two reinsurers, rated A or better by A.M. Best. Under the Quota Share Treaty, the Company ceded approximately 35% of its direct unearned premium reserve as of October 1, 1997 and approximately 35% of its Net written premiums ("Net" defined as gross less specific excess reinsurance cessions) after October 1, 1997 with a ceding commission of 35%. Under this agreement, the Company cedes 35% of its Net losses and ALAE until a Loss Ratio ("Loss Ratio", defined as Net losses and ALAE incurred divided by Net earned premiums) equals 65%. The Company retains 100% of all losses in a Loss Ratio corridor between 65% and 70%. If the Loss Ratio exceeds 70%, the Company resumes ceding 35% of the Net losses under the Quota Share Treaty. In addition to losses and ALAE, the Company cedes 35% of its policyholder dividends paid that are subject to the treaty.

 AmComp Preferred offers workers' compensation policies at statutory limits. A summary of AmComp Preferred's specific and aggregate reinsurance retention limits follows:

      Accident                         Specific               Aggregate
       Year                           Retention               Retention
      ------------------------------------------------------------------
                                               (In Thousands)

      1987                               $200                 $  2,070
      1988                                200                    2,080
      1989 and 1990                       300                        -
      1991 through 1993                   500                        -
      1994                                400                        -
      1995                                400                   28,000
      1996                                500                        -
      1997*                               500                        -

* The specific excess treaty for the 1997 accident year contains a one time deductible of $500,000.

                      AmComp Incorporated and Subsidiaries

7. Reinsurance (continued)

AmComp Preferred's ceded reinsurance arrangements had the following effect on certain items in the accompanying financial statements for 1997 and 1996:


     Premiums: (in thousands)                1996                            1997
                                 ------------------------------    -------------------------------
                                   Written             Earned        Written              Earned
                                 ------------------------------    -------------------------------
     Direct                       $70,995             $59,370         $126,782            $114,515
     Ceded                         (1,144)             (1,144)         (23,155)            (12,010)
                                  -----------------------------    -------------------------------
     Net                          $69,851             $58,226         $103,627            $102,505
                                  =============================    ===============================


       Other amounts (in thousands):                                   1996                 1997
                                                                   -------------------------------

         Unpaid losses and LAE ceded                                 $4,075               $18,639
         Unearned premium reserve ceded                                   -                11,145
         Incurred losses and LAE ceded                                  289                15,279
         Incurred policyholder dividends ceded                            -                   419

The Company has $1.4 million of unsecured reinsurance recoverables on unpaid losses and LAE due from a reinsurer that is rated E by A.M. Best, but is current in its payments to the Company. The reinsurer has recently been purchased by Humana, Inc. a national healthcare provider and is undergoing restructuring. Management believes that the amounts recoverable from the reinsurer are fully collectible, and therefore no allowance has been provided at December 31, 1997 related to amounts recoverable from this reinsurer. At December 31, 1997 the Company had $14,491,000 of paid and unpaid unsecured reinsurance recoverables from four reinsurers. Each of the four reinsurers had an A.M. Best rating of A or better.

Reinsurance contracts do not relieve the Company from its obligations to policyholders. Failure of reinsurers to honor their obligations could result in losses to the Company. Management evaluates the financial condition of its reinsurers and monitors concentrations of credit risk to minimize its exposure to significant losses from reinsurer insolvencies.

                      AmComp Incorporated and Subsidiaries

8. Federal and State Income Taxes

Significant components of income tax expense for the year ended December 31 are as follows (in thousands):
                                       1995             1996           1997
                                      ------------------------------------------

      Current expense                 $   60           $8,497          $9,969
      Deferred (benefit) expense         210           (5,006)         (7,909)
                                      ========================================
      Income tax expense              $  270           $3,491          $2,060
                                      ========================================

The effective federal income tax rates on earnings before income taxes differ from the maximum statutory rates as follows:


                                             1995                  1996                  1997
                                      -----------------------------------------------------------------
                                       Amount     Rate       Amount     Rate      Amount        Rate
                                      -----------------------------------------------------------------
Computed expected tax expense           $265       35%       $ 3,124     35%     $2,623           35%
State income taxes, net                   27        4            319      4         268            4
Tax exempt income                          -        -            (86)    (1)       (522)          (7)
Other (benefit) expense net              (22)      (3)           134      2        (309)          (4)
                                      ===================  =================  ========================
Effective income tax expense            $270       36%        $3,491     40%     $2,060           28%
                                      ===================  =================  ========================

The Revenue Reconciliation Act of 1993 increased the U.S. federal income tax rate to 35% for taxable income in excess of $10,000,000. Because the Company currently has annual taxable income exceeding $10,000,000, a U.S. federal income tax rate of 35% has been used to compute the federal portion of deferred tax assets and liabilities. An income tax rate of 5.5% has been used to compute the State portion of deferred tax assets and liabilities.

The Company records deferred federal income taxes payable on certain temporary differences between the amounts reported in the accompanying consolidated financial statements and the amounts reported for federal and state income tax reporting purposes.

                      AmComp Incorporated and Subsidiaries

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and tax liabilities as of December 31, 1997 and 1996 are presented below (in thousands):


       Deferred tax assets:                                                      1996                            1997
                                                                               ----------------------------------------
            Loss reserve adjustments                                            $3,011                           $5,315
            Unearned premium adjustment                                          2,221                            2,447
            Allowance for bad debt                                               2,752                            3,014
            Policyholder dividends                                                   -                            1,625
                                                                               ----------------------------------------
       Total deferred tax assets                                                 7,984                           12,401
       Deferred tax liabilities:
            Deferred policy acquisition expenses                                 1,314                              317
            Policyholder dividends                                               2,285                                -
            Net unrealized appreciation on available-for-sale securities            41                              253
            Other                                                                1,111                              901
                                                                               ----------------------------------------
       Total deferred tax liabilities                                            4,751                            1,471
                                                                               ----------------------------------------
       Net deferred tax asset                                                   $3,233                          $10,930
                                                                               ========================================

9.  Unpaid Losses and LAE

The following table provides a reconciliation of the beginning and ending balances for unpaid losses and LAE, reported in the accompanying consolidated balance sheet (in thousands):


                                                                                          1996                          1997
                                                                                         -------------------------------------
Unpaid losses and LAE, net of related reinsurance recoverables at beginning of year      $     -                       $41,307
Add unpaid losses and LAE, net of related reinsurance recoverables, acquired in
  purchase of AmComp Preferred                                                            31,723                             -
Add provision for losses and LAE, net of reinsurance, occurring in:
     Current year                                                                         31,499                        62,991
     Prior years                                                                          (3,240)                        1,430
                                                                                        --------------------------------------
Incurred losses during the current year                                                   28,259                        64,421
Deduct payments for losses and LAE, net of reinsurance, occurring in:
     Current year                                                                          8,808                        16,863
     Prior years                                                                           9,867                        20,993
                                                                                        --------------------------------------
Payments for losses and LAE during the current year, net of reinsurance                   18,675                        37,856
                                                                                        --------------------------------------
Unpaid losses and LAE, net of related reinsurance recoverables at end of year             41,307                        67,872
Reinsurance recoverables on unpaid losses and LAE at end of year                           4,075                        18,639
                                                                                        --------------------------------------
Unpaid losses and LAE, gross of reinsurance recoverables on unpaid losses at end
 of year                                                                                 $45,382                       $86,511
                                                                                        ======================================

                      AmComp Incorporated and Subsidiaries

9.        Unpaid Losses and LAE (Continued)

The Company's liabilities for unpaid losses and LAE, net of related reinsurance recoverables, at December 31, 1995 and 1996, were (decreased) and increased in the following year by ($3,240,000) and $1,430,000, respectively, for losses that had occurred on or prior to those balance sheet dates. In the December 31, 1996 evaluation, management refined its loss projections to smooth the severities used in developing estimates of ultimate losses and LAE to reduce the level of redundancies at that date. During 1997 the Company recognized adverse development of $2,311,000 on the December 31, 1996 reserves for losses and allocated loss adjustment expenses (ALAE), which was offset by favorable development of $881,000 on the December 31, 1996 unallocated loss adjustment expense reserves (ULAE). The adverse development realized in 1997 on reserves for losses and ALAE is due to a higher than anticipated loss ratio on the new business produced in 1996.

The anticipated effect of inflation is implicitly considered when estimating liabilities for losses and LAE. While anticipated changes in claim costs due to inflation are considered in estimating the ultimate claim costs, the increase in average severity of claims is caused by a number of factors that vary with the individual type of policy written. Future average severities are projected based on historical trends adjusted for implemented changes in underwriting standards, policy provisions and general economic trends. Those anticipated trends are monitored based on actual development and are modified if necessary.

10. Policyholder Retention Dividends

Certain policyholders have entered into agreements that provide for the opportunity for dividends based on either their own individual or group loss experience. Approximately 54% and 67% of the total business was subject to dividend participation during 1996 and 1997, respectively. The dividends are paid at the sole discretion of the Board of Directors (Board) and must be approved by the Board prior to payment.

During 1997, the Board limited total retention dividend payments on 1996 and 1997 policies to 6.2% of total net earned premiums. The Company has reported dividend expense of $3,600,000 and $6,080,000 for 1996 and 1997, respectively, which does not exceed the 6.2% limitation imposed by the Board.

                      AmComp Incorporated and Subsidiaries

11. Commitments and Contingencies

The Company is named as a defendant in various legal actions arising principally from claims made under insurance policies and contracts. Those actions are considered by the Company in estimating the losses and LAE reserves. Management believes that the resolution of those actions will not have a material effect on the Company's financial position or results of operations.

Future minimum payments under noncancellable operating leases with initial terms of one year or more as of December 31, 1997 are as follows (in thousands):

                   Year ended December 31,
                        1998                              $    553
                        1999                                   571
                        2000                                   527
                        2001                                   419
                        2002                                   157
                        Thereafter                              79
                                                          --------
                                                          $  2,306
                                                          ========

During 1997, the Company's Board of Directors approved an incentive compensation agreement for an executive of the Company. This agreement provides for the executive to share from 3% to 7% of the Company's pre-tax operating income in excess of $8.5 million. The agreement is effective through December 31, 1999.

During 1997, the Company entered into employment contracts with several of its executives. These contracts provide for continuing compensation for a period ranging from 12 to 18 months if the executives are released without cause.

12. Fair Value of Financial Instruments

Statement of Financial Accounting Standards, No. 107, Disclosure about Fair Value of Financial Instruments, requires disclosure of the estimated Fair value of all financial instruments including both assets and liabilities unless specifically exempted.

The following methods and assumptions were used by the Company in estimating the Fair value of financial instruments.

                      AmComp Incorporated and Subsidiaries

12. Fair Value of Financial Instruments (Continued)

Cash and Cash Equivalents: The carrying amount reported in the balance sheet for cash and cash equivalents approximates fair value due to the short-term nature of those items.

Accounts Receivable and Accounts Payable: The carrying amounts reported in the balance sheet for accounts receivable and accounts payable approximate their fair value.

Investment Securities: Fair values for fixed maturity securities and other invested assets are based on quoted market prices where available. For fixed maturity securities not actively traded, fair values are estimated using values obtained from independent pricing services (see Note 5.)

Note Payable: The Company's note payable is floating rate long-term debt. Accordingly, the carrying amount is estimated to approximate the fair value.

13. 401(k) Savings Plan

The Company sponsors a 401(k) tax-deferred retirement savings plan (the Plan) for its employees. The Plan is approved by the IRS and is administered by a national financial management service. All full time employees with at least one year of service are eligible to participate. Expenses relating to the Plan were $0, $26,000 and $35,000, respectively, for the years ended December 31, 1995, 1996 and 1997.

14. Notes Payable

At December 31, 1997, the Company amended and restated the credit agreement that was originally dated December 31, 1996 ("Facility A"). The maximum commitment under Facility A was extended from $10,000,000 to $15,000,000 at December 31, 1997. Under Facility A, interest is payable at the 30 day LIBOR rate plus a margin. At December 31, 1996 and 1997, the Company had borrowed $10,000,000 and $15,000,000, respectively, and the interest rate was 7.91% and 7.88%, respectively. The terms of the Facility A agreement require quarterly principal payments of $750,000, commencing March 5, 1999 with the final payment due December 5, 2001 in an amount equal to the outstanding balance of Facility A at that date. Facility A is collateralized by $15,000,000 of surplus notes issued by AmComp Preferred to the Company and the stock of AmComp Preferred. As a commitment fee to amend and restate this Facility, the Company paid $50,000, which is expensed over the term of the agreement.

                      AmComp Incorporated and Subsidiaries

14. Notes Payable (Continued)

At December 31, 1997, the Company executed an additional $5,000,000 credit facility ("Facility B"). Under Facility B, interest is payable at the 30 day LIBOR rate plus a margin. At December 31, 1997, the interest rate was 7.88%. Facility B may be consolidated into Facility A at August 31, 1998, (the
"Consolidation Date") if the Company meets certain requirements, primarily related to the infusion of $10,000,000 of additional capital or debt that is subordinated to Facility A prior to the Consolidation Date, and the Company meeting certain operating thresholds through the Consolidation Date. As a commitment fee for this credit facility, the Company issued a warrant to purchase 55,000 shares of common stock. See Note 16. The fair value ($75,000) of the warrant is being expensed over the term of Facility B.

Maturities of these debt obligations at December 31, 1997, are as follows (in thousands):

                   1998*                  $  5,000
                   1999                      3,000
                   2000                      3,000
                   2001                      9,000
                                          --------
                   Total                  $ 20,000
                                          ========

* Assumes that the Facility B is not consolidated into Facility A at August 31, 1998.

The credit agreement for Facility A and Facility B contains various restrictive covenants. These restrictions primarily pertain to levels of indebtedness, limitations on payment of dividends and limitations on capital expenditures. Additionally, the Company must also comply with several financial covenant restrictions including defined ratios of leverage, debt service, current maturity coverage, net premium written to surplus and risk based capital. At December 31, 1997 and 1996, the Company was in compliance with all covenants under its debt agreement.

15.  Mandatorily Redeemable Preferred Stock

Mandatorily Redeemable Convertible Preferred Stock Series A: 2,400,000 shares of $1.00 par value, voting, participating, redeemable, convertible, preferred stock ("RCPS"), was authorized, issued and outstanding at December 31, 1997 and 1996. The RCPS is convertible at any time, at the option of the holders, into 2.5 shares of the Company's common stock for each share of RCPS held. The number of shares of common stock into which the RCPS can be converted may be adjusted from time to time to avoid dilution of the RCPS stockholders. The RCPS is mandatorily convertible in the event of an initial public offering of the Company's

                      AmComp Incorporated and Subsidiaries

15.  Mandatorily Redeemable Preferred Stock (Continued)

common stock yielding at least $30 million of proceeds to the Company after deduction of underwriting discounts and commissions. The RCPS has a liquidation preference of $10 per share and is mandatorily redeemable at January 31, 2003. Dividends are payable as declared by the Board of Directors.

Mandatorily  Redeemable  Preferred  Stock Series B: The Company is authorized to issue1,000,000 shares of $1.00 par value, voting, nonconvertible, 10% Cumulative, preferred stock ("RNCPS"). The RNCPS is mandatorily redeemable at January 31, 2003. No shares of the RNCPS have been issued. The RNCPS is subordinate to the RCPS.

16.  Common Stock and Common Stock Warrants

Common Stock: There were 18,600,000 and 22,300,000 authorized shares of $.01 par value common stock as of December 31, 1996 and 1997, respectively. At December 31, 1996 and 1997, 12,562,500 and 12,596,664 shares were issued and outstanding. Dividends are payable as declared by the Board of Directors and are subordinate to the Redeemable Convertible Preferred Stock Series A.

Common Stock Warrants: In conjunction with the Company entering into a credit facility on December 31, 1997, the Company issued a warrant to purchase 55,000 shares of the Company's Common Stock. The warrants vest immediately and are exercisable any time on or prior to the fifth anniversary of the date of issuance at an exercise price of $4. The Company has capitalized the related $75,000 fair value of the warrant and will amortize the amount over the term of the credit facility.

17. Stock Options

During 1997, the Board of Directors approved a Director Stock Option Plan (the "Directors Plan") and reserved 200,000 shares of common stock for issuance under this plan. Under the Directors Plan, options vest over a period determined at the time of grant and are exercisable over a five-year period after the date of grant for an exercise price equal to the fair market value of the common stock on the date of grant. Through December 31, 1997, options to purchase 90,000 shares have been granted, none are currently exercisable, none have been forfeited and none have been exercised.

During 1996, the Company approved an employee stock option plan (the "Employee Plan"), and reserved 625,000 shares of the Company's common stock for future issuance under this plan. The employee options vest over a period determined at the time of grant and are exercisable over a period of not more than ten years at an exercise price equal to fair market value of the common stock at the date of grant in the case of incentive

                      AmComp Incorporated and Subsidiaries

17. Stock Options (Continued)

options and not less than 80% of such fair market value in the case of non-qualified options. At December 31, 1997, options to purchase 79,190 shares are currently exercisable at an average exercise price of $4.37.

During 1996, the Company approved an agent stock option plan (the "Agent Plan"), and reserved 875,000 shares of the Company's common stock for future issuance under this plan. The agent options vest over a period determined at the time of grant and are exercisable over a period of not more than four years after the date of grant at an exercise price equal to not less than the fair market value of the common stock on the date of grant. The vesting of agent options is contingent upon the agents meeting specified performance requirements. At December 31, 1997, options to purchase 112,703 shares of common stock are currently exercisable at an average exercise price of $6.

During 1997, the Company granted an executive options to purchase 49,998 shares of common stock, under an executive incentive stock option agreement and options to purchase 450,002 shares of common stock under a non-qualified stock option agreement. These options vest over a three year period, and are exercisable over a ten year period after the date of grant for an exercise price of $6 per share. None of the options are currently exercisable, none have been forfeited and none have been exercised.

The Company has elected to follow APB No. 25, Accounting for Stock Issued to Employees, and related Interpretations in accounting for its stock options granted to employees and director's, and Financial Accounting Standards Board
(FASB) Statement No. 123, Accounting for Stock-Based Compensation, for its stock options granted to agents and its discretionary options granted to directors. Under APB No. 25, because the exercise price of the Company's employee stock options equals or is greater than the market price of the underlying stock on the date of grant, no compensation expense is recognized. The Company expenses the fair value (as determined at the measurement date) of options granted to agents over the vesting period.

                      AmComp Incorporated and Subsidiaries

17.  Stock Options (continued)

Pro forma information regarding net income, required by FASB Statement No. 123, as if the Company had accounted for its stock options issued to employees and directors under the fair value method is as follows (in Thousands except for per share information):

                                                     December 31,
                                          ------------------------------------
                                            1995          1996         1997
                                          ------------------------------------
   Proforma net income                     $  487      $  5,273     $  4,845
   Proforma basic earnings per share       $  .04      $    .42     $    .39
   Proforma diluted earnings per share     $  .04      $    .28     $    .26

The fair value for these options was estimated at the date of grant using a Black-Scholes option pricing model with the following assumptions; risk-free interest rates of 6.0% in 1997 and 6.5% in 1996; volatility factors of the expected market price of the Company's Common Stock of .25; expected dividends of $0; expected life equal to the life of the options; and stock price on the date of grant of $4 for options issued prior to August, 1997 and $6 for options issued during and after August 1997.

The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Company's stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its stock options.

                      AmComp Incorporated and Subsidiaries

17.  Stock Options (continued)

A summary of the Company's stock option activity, for the Employee Plan and Agent Plan through December 31, 1997 follows:


                                           Employees                       Agents
                                      ------------------------------------------------------
                                       Average                       Average
                                       Exercise     Number of        Exercise      Number of
                                        Price         Shares          Price         Shares
                                      ------------------------------------------------------

Outstanding--December 31, 1995        $    -               -         $    -               -
Granted                                 4.35         427,250            6.00        888,063
Forfeited                               4.00          (6,450)              -              -
                                      -----------------------------------------------------
Outstanding--December 31, 1996          4.36         420,800            6.00        888,063
Granted                                 6.00         745,000               -              -
Exercised                               4.00          (2,500)              -              -
Forfeited                               4.00         (22,350)           6.00       (201,956)
                                      -----------------------------------------------------
Outstanding - December 31, 1997        $4.83       1,140,950            6.00        686,107
                                      =====================================================

The weighted-average remaining contractual life of those options are 2.4 and 3.6 years at 1996 and 1997, respectively. The weighted-average fair value of options with stock price equal to exercise price and stock price less than exercise price for option granted during 1996 was $1.50 and $.66, respectively, per share. The weighted-average fair value of options granted during 1997 with stock price equal to exercise price and stock price less than exercise price was $1.11 and $.75 per share, respectively.

                      AmComp Incorporated and Subsidiaries

19.  Earnings Per Share

The following table sets forth the computation of basic and diluted earnings per share:


                                                                                   1995           1996              1997
                                                                                -------------------------------------------
          Numerator:
            Net income                                                            $ 487         $ 5,434            $ 5,434
            Less accretion of mandatorily redeemable preferred stock
               syndication costs                                                      -            (176)              (355)
                                                                                -------------------------------------------
            Net income attributable  to common stockholders (Numerator for
               basic earnings per share)                                            487           5,258              5,079
          Effect of dilutive securities:
             Plus accretion of mandatorily redeemable  preferred stock
               syndication costs                                                      -             176                355
                                                                                ===========================================
             Net income attributable to common stockholders after assumed
               conversions (Numerator for diluted earnings per share)             $ 487          $5,434            $ 5,434
                                                                                ===========================================
          Denominator:
            Weighted average shares outstanding
                  (denominator for basic earnings per share)                     12,500          12,527             12,574
             Plus effect of dilutive securities:
             Mandatorily redeemable preferred stock                                   -           2,961              6,000
             Employee stock options                                                   -               -                 65
                                                                                -------------------------------------------
          Weighted average shares and assumed conversions
                  (denominator for diluted earnings per share)                   12,500          15,488             18,639
                                                                                ===========================================
          Basic earnings per share                                               $  .04         $  0.42            $  0.40
                                                                                ===========================================

          Diluted earnings per share                                             $  .04         $  0.35            $  0.29
                                                                                ==========================================

The total number of outstanding potentially dilutive securities and the number of common shares that these securities may be converted into are as follows:


                                                                Potential Shares of Common
                      Security Outstanding                        Stock to be Issued
               ---------------------------------------        ----------------------------
                                                                  1996              1997
                                                              ----------------------------
                                                                     (In thousands)
               Mandatorily redeemable preferred stock            6,000              6,000
               Employee and agent stock options                  1,309              1,827
                                                              ---------------------------
                                                                 7,309              7,827
                                                              ===========================

At December 31, 1995, there were no potentially dilutive securities outstanding.

                  Consolidated Financial Statements (Unaudited)

                      AmComp Incorporated and Subsidiaries

                     Six months ended June 30, 1997 and 1998

                      AmComp Incorporated and Subsidiaries

                        Consolidated Financial Statements
                                   (Unaudited)

                Six months ended June 30, 1997 and June 30, 1998




                                    Contents

Consolidated Financial Statements (Unaudited)

Consolidated Balance Sheets..................................................1
Consolidated Statements of Income............................................3
Consolidated Statements of Comprehensive Income..............................4
Consolidated Statements of Cash Flows........................................5
Notes to Consolidated Financial Statements...................................6

                      AmComp Incorporated and Subsidiaries

                           Consolidated Balance Sheets


                                                                      December 31,     June 30,
                                                                        1997             1998
                                                                       (Note 1)      (Unaudited)
                                                                      --------------------------
                                                                          (In Thousands)
Assets
 Cash and invested assets:
   Fixed maturity securities available-for-sale at fair value
     (amortized cost of  $65,207 in 1997 and $62,180 in 1998)           $65,896        $62,961
   Fixed maturity securities held-to-maturity at amortized cost
     (fair value of $26,819 in 1997 and $23,636 in 1998)                 26,915         23,527
   Cash and cash equivalents                                             26,871         16,810
   Other invested assets                                                     37             37
                                                                       -----------------------
Total cash and invested assets                                          119,719        103,335


Accrued investment income                                                 1,217          1,125
Premiums receivable, less allowance of $7,812 in 1997
   and $9,784 in 1998                                                    54,188         70,946
Reinsurance recoverable:
   On paid losses and loss adjustment expenses                              718          3,806
   On unpaid losses and loss adjustment expenses                         18,639         32,867
   Prepaid reinsurance premiums                                          11,145         12,193
Deferred policy acquisition costs                                           824          1,607
Property and equipment                                                    2,890          3,523
Deferred income taxes                                                    10,930         11,398
Goodwill                                                                  2,087          2,015
Other assets                                                                629            500
                                                                       -----------------------
Total assets                                                           $222,986       $243,315
                                                                       =======================


                                                                 December 31,    June 30,
                                                                    1997          1998
                                                                  (Note 1)     (Unaudited)
                                                                 -------------------------
                                                                      (In Thousands)
Liabilities and stockholders' equity
Liabilities:
  Policy reserves and policyholders' funds:
    Unpaid losses and loss adjustment expenses                     $86,511      $97,821
    Unearned and advance premiums                                   38,478       51,895
    Policyholders' deposits                                          5,147        4,481
    Policyholder retention dividends payable                        10,700       14,789
                                                                   --------------------
Total policy reserves and policyholders' funds                     140,836      168,986

Reinsurance payable                                                 13,623            -
Accounts payable and accrued expenses                                6,214        9,973
Income taxes payable                                                 1,977            -
Note payable                                                        20,000       20,000
Negative goodwill                                                    4,860        4,559
Other liabilities                                                       43          252
                                                                   --------------------
Total liabilities                                                  187,553      203,770

Mandatorily redeemable convertible preferred stock series A         22,100       22,280

Redeemable nonconvertible cumulative preferred stock series B            -            -

Commitments and contingencies

Stockholders' equity:
  Common Stock (authorized shares 22,300; issued and
   outstanding 12,563 in 1997 and 12,597 in 1998)                      126          126
  Common Stock Warrants                                                 75           75
  Additional paid-in-capital                                           450          450
  Retained earnings                                                 12,246       16,166
  Accumulated other comprehensive income-unrealized
   appreciation on available-for-sale securities (net of deferred
   taxes of  $223 and $253)                                            436          448
                                                                  ---------------------
Total stockholders' equity                                          13,333       17,265
                                                                  ---------------------
Total liabilities and stockholders' equity                        $222,986     $243,315
                                                                  =====================


See accompanying notes.

                      AmComp Incorporated and Subsidiaries

                        Consolidated Statements of Income
                                   (Unaudited)


                                                                    Six Months Ended
                                                              ----------------------------
                                                                  1997            1998
                                                              ----------------------------
                                                                  (In Thousands Except Per
                                                                       Share Amounts)
Revenue:
  Net premiums earned                                            $52,988        $36,046
  Net investment income                                            2,551          2,745
  Other income                                                       408            520
                                                                 ----------------------
Total revenue                                                     55,947         39,311

Expenses:
  Losses and loss adjustment expenses                             32,228         18,588
  Underwriting and acquisition expenses                           16,239         10,794
  Interest expense                                                   338            759
                                                                 ----------------------
Total expenses                                                    48,805         30,141
                                                                 ----------------------
Income before dividends to policyholders and income taxes          7,142          9,170
Dividends to policyholders                                         2,996          3,424
                                                                 ----------------------
Income before income taxes                                         4,146          5,746
Income tax expense                                                 1,282          1,646
                                                                 ----------------------
Net income                                                        $2,864         $4,100
Accretion of mandatorily redeemable preferred stock
  syndication costs
                                                                    (178)          (180)
                                                                 -----------------------
Net income attributable to common stockholders                    $2,686         $3,920
                                                                 =======================

Earnings per share - basic                                          $.21           $ .31
                                                                 =======================
Earnings per share - diluted                                        $.15           $ .22
                                                                 =======================

See accompanying notes.

                      AmComp Incorporated and Subsidiaries

                 Consolidated Statements of Comprehensive Income
                                   (Unaudited)


                                                                 Six months ended June 30,
                                                                 -------------------------
                                                                     1997         1998
                                                                 -----------------------
Net income                                                        $  2,864      $  4,100
Other comprehensive income, net of tax
 Unrealized appreciation of available for sale securities
   arising during period                                               (12)          140
 Less:  reclassification adjustment for gains included in net
   income                                                                -          (128)
                                                                 ------------------------
Comprehensive income                                               $  2,852     $  4,112
                                                                 ========================



See accompanying notes.

                      AmComp Incorporated and Subsidiaries

                      Consolidated Statements of Cash Flows
                                   (Unaudited)


                                                                                      Six months ended June 30,
                                                                                   1997                      1998
                                                                               ----------------------------------
Operating activities                                                                    (In Thousands)
Net income                                                                       $ 2,864                  $ 4,100
Adjustments to reconcile net income to net  cash provided by operating activities:
    Depreciation and amortization                                                    181                      147
    Provision for deferred income taxes                                           (3,055)                    (468)
    Policy acquisition costs deferred                                            (17,175)                  (5,197)
    Policy acquisition costs amortized                                            11,476                    4,414
 Change in operating assets and liabilities
    Accrued investment income                                                       (175)                      92
    Premiums receivable                                                          (43,163)                 (16,758)
    Reinsurance balances                                                              (9)                 (31,987)
    Other assets and liabilities                                                      29                      338
    Unpaid losses and loss adjustment expenses                                    16,908                   11,310
    Unearned, advance premiums and policyholder deposits                          36,292                   12,751
    Policyholder retention dividends payable                                       1,922                    4,089
    Accounts payable and accrued expenses                                          2,651                    3,759
    Income taxes payable                                                          (3,538)                  (1,977)
                                                                                ----------------------------------
Net cash provided by (used in) operating activities                                5,208                  (15,387)

Investing activities
    Securities available-for-sale:
    Purchases                                                                    (20,173)                  (4,709)
    Sales and maturities                                                           4,500                    7,750
Securities held-to-maturity:
    Maturities                                                                       200                    3,279
Purchases of property and equipment                                                 (603)                  (1,014)
Sale of other assets                                                                 108                       20
                                                                                ---------------------------------
Net cash (used in) provided by investing activities                              (15,968)                   5,326

Financing activities
Issuance of common stock                                                             190                        -
                                                                                ---------------------------------
Net cash provided by financing activities                                            190                        -
                                                                                ---------------------------------
Net decrease in cash and cash equivalents                                        (10,570)                 (10,061)
Cash and cash equivalents at beginning of year                                    43,919                   26,871
                                                                                ---------------------------------
Cash and cash equivalents at end of period                                        33,349                  $16,810
                                                                                =================================

Supplemental cash flow data
Cash paid - interest                                                              $  338                  $   759
Cash paid - income taxes                                                          $7,830                  $ 4,320

See accompanying notes.

                      AmComp Incorporated and Subsidiaries

                   Notes to Consolidated Financial Statements
                                   (Unaudited)
                                  June 30, 1998


1. Basis of Presentation

The consolidated balance sheet as of June 30, 1998, and the related consolidated statements of income, comprehensive income, and cash flows for the six month periods ended June 30, 1997 and 1998 are unaudited and have been prepared in accordance with generally accepted accounting principles for interim financial information. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of such financial statements have been included. The results of operations for the six months ended June 30, 1998 are not necessarily indicative of the results to be expected for the full fiscal year.

The balance sheet at December 31, 1997 has been derived from the Audited Financial Statements at that date, but does not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements.

The accompanying consolidated financial statements include the accounts of AmComp Incorporated, AmComp Preferred Insurance Company ("AmComp Preferred"), AmComp Assurance Corporation ("AmComp Assurance"), Pinnacle Administrative Company and Pinnacle Benefits Incorporated (collectively "AmComp" or the "Company"). All intercompany accounts have been eliminated in consolidation.

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Such estimates and assumptions could change.

New Accounting Standards

During the six months ended June 30, 1998, the Company adopted Statement of Financial Accounting Standards No. 130, Reporting Comprehensive Income ("Statement 130"). Statement 130 establishes new rules for the reporting and display of comprehensive income and its components. The adoption of Statement 130 had no effect on the Company's reported net income or stockholders' equity. Statement 130 requires unrealized gains or losses on the Company's available-for-sale securities which were previously separately reported in stockholders' equity, to be included in accumulated other comprehensive income and changes therein reported as a component of total comprehensive income.

                      AmComp Incorporated and Subsidiaries

                   Notes to Consolidated Financial Statements

                                  June 30, 1998


2.        Reinsurance

Certain premiums and losses are ceded to other insurance companies under a quota share reinsurance arrangement, and various aggregate and specific excess of loss reinsurance agreements. The ceded reinsurance agreements are intended to provide Preferred and Assurance with the ability to maintain their exposure to loss within their capital resources.

Effective March 1, 1998, the Company entered into an excess of loss agreement with an unaffiliated reinsurer whereby the Company will cede 11.8% of its net earned premiums and will cede $450,000 of each and every loss in excess of $50,000 per each occurrence. Through June 30, 1998, the Company has ceded premiums of $3,514,000 and incurred losses of $8,048,000 under this agreement.

Effective  October  1,  1997,  the  Company  entered  into  a  35%  quota  share reinsurance agreement (the "Quota Share Treaty") with two unaffiliated reinsurers. Under the Quota Share Treaty, the Company ceded approximately 35% of its direct unearned premium reserve as of October 1, 1997 and approximately 35% of its Net written premiums ("Net" defined as gross less specific excess reinsurance cessions) after October 1, 1997 with a ceding commission of 35%. Under this agreement, the Company cedes 35% of its Net losses and ALAE until a Loss Ratio ("Loss Ratio", defined as Net losses and ALAE incurred divided by Net earned premiums) equals 65%. The Company retains 100% of all losses in a Loss Ratio corridor between 65% and 70%. If the Loss Ratio exceeds 70%, the Company resumes ceding 35% of the Net losses under the Quota Share Treaty. In addition to losses and ALAE, the Company cedes 35% of its policyholder dividends paid that are subject to the treaty. Effective April 1, 1998, the Company changed the quota share percentage to 25%. For the six months ended June 30, 1998, the Company has ceded premiums of $15,344,000 and incurred losses of $12,585,000 under this agreement.

Reinsurance contracts do not relieve the Company from its obligations to policyholders. Failure of reinsurers to honor their obligations could result in losses to the Company. Management evaluates the financial condition of its reinsurers and monitors concentrations of credit risk to minimize its exposure to significant losses from reinsurer insolvencies.

                      AmComp Incorporated and Subsidiaries

                   Notes to Consolidated Financial Statements

                                  June 30, 1998



3. Federal and State Income Taxes

The provision for taxes for the six months ended June 30, 1997 and 1998, differs from the statutory rate primarily due to the effects of tax exempt interest income.

4. Commitments and Contingencies

The Company is named as a defendant in various legal actions arising principally from claims made under insurance policies and contracts. Those actions are considered by the Company in estimating the losses and LAE reserves. Management believes that the resolution of those actions will not have a material effect on the Company's financial position or results of operations.

During 1997, the Company's Board of Directors approved an incentive compensation agreement for an executive of the Company. This agreement provides for the executive to share from 3% to 7% of the Company's pre-tax operating income in excess of $8.5 million. The agreement is effective through December 31, 1999.

Certain executives of the Company have employment contracts. These contracts provide for continuing compensation for a period ranging from12-18 months if the executives are released without cause.

Certain policyholders have entered into contractual agreements in accordance with management's participation guidelines that provide for the opportunity for dividends based on either their own individual or group loss experience. The dividends must be approved by the Board of Directors prior to payment.

The Company has reported dividend expense of $2,996,000 and $3,424,000 for the six month periods ended June 30 1997 and 1998, respectively, which is less than the limitation imposed by the Board of Directors for those periods.

                      AmComp Incorporated and Subsidiaries

                   Notes to Consolidated Financial Statements

                                  June 30, 1998



5. Stock Options

During 1998, the Company granted an executive options to purchase 49,998 shares of common stock under an executive incentive stock option agreement and options to purchase 75,002 shares of common stock under a non-qualified stock option agreement.

6.        Earnings Per Share

The following table sets forth the computation of basic and diluted earnings per share for the six months ended June 30 (in thousands except per share data):


                                                                                    1997                   1998
                                                                                ------------------------------------
          Numerator:
            Net income                                                             $ 2,864               $ 4,100
            Less accretion of mandatorily redeemable preferred stock
               syndication costs                                                      (178)                 (180)
                                                                                ---------------------------------
            Net income attributable  to common stockholders (Numerator for
               basic earnings per share)                                             2,686                 3,920
          Effect of dilutive securities:
             Plus accretion of mandatorily redeemable  preferred stock
               syndication costs                                                       178                   180
                                                                                --------------------------------
             Net income attributable to common stockholders after assumed
               conversions (Numerator for diluted earnings per share)              $ 2,864                $4,100
                                                                                ================================
          Denominator:
            Weighted average shares outstanding
                  (denominator for basic earnings per share)                        12,563                12,597
             Plus effect of dilutive securities:
             Mandatorily redeemable preferred stock                                  6,000                 6,000
             Employee stock options                                                      -                   108
                                                                                --------------------------------
          Weighted average shares and assumed conversions
                  (denominator for diluted earnings per share)                      18,653                18,705
                                                                                ================================
          Basic earnings per share                                                  $  .21               $  0.31
                                                                                ================================

          Diluted earnings per share                                                $  .15               $  0.22
                                                                                ================================

                      AmComp Incorporated and Subsidiaries

                   Notes to Consolidated Financial Statements

                                  June 30, 1998

6.  Earnings Per Share (Continued)

The total number of outstanding potentially dilutive securities and the number of common shares that these securities may be converted into at June 30, are as follows:

                                                      Potential Shares of Common
                 Security Outstanding                    Stock to be Issued
      --------------------------------------          --------------------------
                                                         1997          1998
                                                      --------------------------
                                                           (In thousands)
      Mandatorily redeemable preferred stock             6,000       6,000
      Employee and agent stock options                   1,747       1,545
                                                      --------------------
                                                         7,747       7,545
                                                      =====================

                       AmComp Preferred Insurance Company
                    (Formerly Pinnacle Assurance Corporation
                     An Assessable Mutual Insurance Company)

                              Financial Statements

                          Year ended December 31, 1995
                       with Report of Independent Auditors

                       AmComp Preferred Insurance Company
                    (Formerly Pinnacle Assurance Corporation
                     An Assessable Mutual Insurance Company)

                              Financial Statements

                          Year ended December 31, 1995


                                    Contents

Report of Independent Certified Public Accountants............................1

Audited Financial Statements

Balance Sheet.................................................................2
Statement of Operations.......................................................4
Statement of Changes in Equity................................................5
Statement of Cash Flows.......................................................6
Notes to Financial Statements.................................................8

               Report of Independent Certified Public Accountants

Board of Directors
AmComp Preferred Insurance Company (Formerly Pinnacle Assurance Corporation,
  An Assessable Mutual Insurance Company)

We have audited the accompanying balance sheet of AmComp Preferred Insurance Company as of December 31, 1995 and the related statements of operations, changes in equity and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. These standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

As described in Note 1 to the financial statements, the Company converted from an assessable mutual insurance company to a stock-insurance company on January 26, 1996. Concurrently, all of the company's common stock was acquired by AmComp Incorporated.

In our opinion, the 1995 financial statements referred to above present fairly, in all material respects, the financial position of AmComp Preferred Insurance Company, at December 31, 1995, and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.


/s/ Ernst & Young LLP
March 4, 1998
West Palm Beach, Florida

                       AmComp Preferred Insurance Company
                    (Formerly Pinnacle Assurance Corporation
                     An Assessable Mutual Insurance Company)

                                  Balance Sheet

                                December 31, 1995
                                 (In Thousands)


Assets Cash and invested assets:
 Fixed maturity securities available-for-sale at fair value
  (amortized cost of $11,687)                                         $11,754
 Fixed maturity securities held-to-maturity at amortized cost
  (fair value of $33,026)                                              32,346
 Cash and cash equivalents                                              5,893
                                                                      -------
Total cash and invested assets                                         49,993


Accrued investment income                                                 844
Premiums receivable, less allowance of $2,935                          11,212
Reinsurance recoverable:
  On paid losses and loss adjustment expenses                             245
  On unpaid losses and loss adjustment expenses                         4,364
Deferred policy acquisition costs                                       1,111
Property and equipment                                                     61
Other assets                                                               11
                                                                      -------
Total assets                                                          $67,841
                                                                      =======

See accompanying notes.

                       AmComp Preferred Insurance Company
                    (Formerly Pinnacle Assurance Corporation
                     An Assessable Mutual Insurance Company)

                            Balance Sheet (Continued)

                                December 31, 1995
                                 (In Thousands)


Liabilities and equity
Liabilities:
  Policy reserves and policyholders' funds:
    Unpaid losses and loss adjustment expenses                        $36,087
    Unearned and advance premiums                                      11,116
    Policyholders' deposits                                             4,394
    Policyholder retention dividends payable                            5,709
                                                                      -------
Total policy reserves and policyholders' funds                         57,306

Accounts payable and accrued expenses                                   3,033
Administrative and service fee payable to Pinnacle Administrative
    and Pinnacle Benefits                                                 795
Income taxes payable                                                      629
Deferred income taxes                                                   1,043
                                                                      -------
Total liabilities                                                      62,806

Commitments and contingencies

Equity:
  Retained earnings                                                     4,993
  Net unrealized appreciation of available-for sale securities
   (net of deferred taxes of $25)                                          42
                                                                      -------
Total equity                                                            5,035
                                                                      =======
Total liabilities and equity                                          $67,841
                                                                      =======

See accompanying notes.

                       AmComp Preferred Insurance Company
                    (Formerly Pinnacle Assurance Corporation
                     An Assessable Mutual Insurance Company)

                             Statement of Operations

                          Year ended December 31, 1995
                                 (In Thousands)


Revenue:
  Net premiums earned                                               $32,346
  Net investment income                                               2,492
  Other income                                                          832
                                                                    -------
Total revenue                                                        35,670

Expenses:
  Losses and loss adjustment expenses                                16,754
  Losses and loss adjustment expenses - Pinnacle Benefits             1,600
  Underwriting and acquisition expenses                              10,228
  Administrative and service expense - Pinnacle Administrative        4,702
                                                                    -------
Total expenses                                                       33,284
                                                                    -------
Income before dividends to policyholders and income taxes             2,386
Dividends to policyholders                                            2,768
                                                                    -------
Loss before income taxes                                               (382)
Income tax benefit                                                       50
                                                                    -------
Net loss                                                            $  (332)
                                                                    =======

See accompanying notes.

                       AmComp Preferred Insurance Company
                    (Formerly Pinnacle Assurance Corporation
                     An Assessable Mutual Insurance Company)

                         Statement of Changes in Equity


                                                 Net Unrealized
                                                 Appreciation of
                                                   Available-
                                      Retained     for-Sale           Total
                                      Earnings     Securities        Equity
                                      -------------------------------------

Balance at January 1, 1995             $5,325         $  -          $5,325
  Net loss                               (332)           -            (332)
  Net unrealized appreciation               -           42              42
                                       -----------------------------------
Balance at December 31, 1995           $4,993         $ 42          $5,035
                                       ===================================


See accompanying notes.

                       AmComp Preferred Insurance Company
                    (Formerly Pinnacle Assurance Corporation
                     An Assessable Mutual Insurance Company)

                             Statement of Cash Flows

                          Year ended December 31, 1995
                                 (In Thousands)


Operating activities
Net loss                                                               $   (332)
Adjustments to reconcile net loss to net cash provided by operating activities:
  Depreciation and amortization                                              79
  Provision for deferred income tax benefit                              (1,197)
  Policy acquisition costs deferred                                      (5,026)
  Policy acquisition costs amortized                                      3,915
Change in operating assets and liabilities
  Accrued investment income and other assets                               (172)
  Premiums receivable                                                    (6,963)
  Reinsurance recoverable                                                 2,555
  Unpaid losses and loss adjustments expenses                             5,135
  Unearned and advanced premiums                                          9,509
  Policyholder retention dividends payable                                1,404
  Accrued expenses and other liabilities                                  2,634
  Payable to affiliated companies                                           300
  Income taxes payable                                                      876
                                                                       --------
Net cash provided by operating activities                                12,717

Investing activities
  Securities available-for-sale:
  Purchases                                                              (2,499)
Securities held-to-maturity:
  Purchases                                                              (8,734)
  Maturities                                                              2,195
                                                                       --------
Net cash used in investing activities                                    (9,038)
                                                                       ---------

Net increase in cash and cash equivalents                                 3,679
Cash and cash equivalents at beginning of year                            2,214
                                                                       --------
Cash and cash equivalents at end of year                                $ 5,893
                                                                       ========

See accompanying notes.

                       AmComp Preferred Insurance Company
                    (Formerly Pinnacle Assurance Corporation
                     An Assessable Mutual Insurance Company)

                       Statement of Cash Flows (continued)

                          Year ended December 31, 1995
                                 (In Thousands)


Supplemental cash flow data:
Cash paid:
  Income taxes                                                         $     995

Noncash transactions:
  Transfer of investments from held-to-maturity to
    available-for-sale                                                    9,188
  Unrealized gain from transfer to available-for-sale (net of the
    related tax effect of $25)                                               42



See accompanying notes.

                       AmComp Preferred Insurance Company
                    (Formerly Pinnacle Assurance Corporation
                     An Assessable Mutual Insurance Company)

                          Notes to Financial Statements

                                December 31, 1995


1. Nature of Operations and Significant Accounting Policies

Organization

AmComp Preferred Insurance Company (formerly Pinnacle Assurance Corporation), An Assessable Mutual Insurance Company ("AmComp Preferred") was the successor to Florida Air Conditioning Contractors Association Self Insurers Fund (the Fund). Effective April 7, 1995, the Fund converted to an assessable mutual insurance company. As policyholders of an assessable mutual insurance company, the policyholders are jointly and proportionately liable for the obligations of AmComp Preferred, and the maximum contingent assessment liability for each policyholder is limited to not less than three nor more than 10 times their annual premium for a term of one year. Prior to the conversion to an assessable mutual insurance company, fund members had joint and several liability for the obligations of the Fund and were subject to unlimited assessibility. On January 26, 1996, AmComp Preferred, pursuant to a Plan of Conversion and Recapitalization (the "Plan") and with the approval of AmComp Preferred's policyholders and the Florida Department of Insurance ("DOI"), converted from an assessable mutual insurance company to a Florida domestic stock-insurance company.

The Board of Directors adopted the Plan dated August 21, 1995, providing for the conversion and recapitalization of AmComp Preferred from an assessable mutual insurance company to a Florida domestic stock insurance company. As part of the Plan, AmComp Preferred entered into a Subscription and Purchase Agreement (the "Agreement") with Pinnacle Administrative Inc. ("Pinnacle Administrative"), formerly known as Florida Administrators, Inc. dated August 21, 1995, providing that simultaneous with the Plan, Pinnacle Administrative or a newly formed holding company or affiliate would acquire 15,000 shares of AmComp Preferred's capital stock representing 100% ownership of AmComp Preferred. The Plan was approved by the DOI by a Consent Order dated November 14, 1995 and was subsequently approved at the 1995 Annual Meeting of Members of AmComp Preferred held on December 18, 1995. The DOI issued another Consent Order dated January 26, 1996, approving the issuance of capital stock to Pinnacle Administrative's newly formed holding company, AmComp Incorporated ("AmComp"). The corporate by laws of AmComp Preferred authorized 15,000 shares of $100 par value capital stock. A subscription price of $8,400,000 was paid to AmComp Preferred on January 26, 1996, in accordance with the terms of the Plan and the related Agreement.

AmComp Preferred is authorized to issue workers' compensation insurance on Florida risks, and is domiciled in the State of Florida. AmComp Preferred markets its insurance through independent agents throughout the State of Florida.

                       AmComp Preferred Insurance Company
                    (Formerly Pinnacle Assurance Corporation
                     An Assessable Mutual Insurance Company)

                          Notes to Financial Statements

                                December 31, 1995


1. Nature of Operations and Significant Accounting Policies (continued)

Use of Estimates

The preparation of financial statements of insurance companies requires management to make estimates and assumptions that affect amounts reported in the financial statements and accompanying notes. Such estimates and assumptions could change in the future as more information becomes known and such changes could affect the amounts reported and disclosed herein.

Basis of Presentation

The accompanying financial statements of AmComp Preferred have been prepared in conformity with generally accepted accounting principles ("GAAP").

Investments

Fixed maturity investments are designated at purchase as held-to-maturity or available-for-sale. Held-to-maturity fixed maturity investments are reported at amortized cost. Securities classified as available-for-sale are reported at fair value with unrealized appreciation and depreciation net of tax, included as a separate component of equity. AmComp Preferred has the intent and ability to hold to maturity those securities designated as held-to-maturity.

In accordance with the transition provisions of Statement of Financial Accounting Standards No. 115, A Guide to Implementation of Statement No. 115 on Accounting for Certain Investments in Debt and Equity Securities, issued by the Financial Accounting Standards Board (FASB) in November 1995, AmComp Preferred transferred securities with an amortized cost of $9,188,000 from the held-to-maturity to the available-for-sale category on December 31, 1995. The net unrealized appreciation on the securities transferred was approximately $42,000, which is net of deferred income taxes of $25,000.

                       AmComp Preferred Insurance Company
                    (Formerly Pinnacle Assurance Corporation
                     An Assessable Mutual Insurance Company)

                          Notes to Financial Statements

                                December 31, 1995


1. Nature of Operations and Significant Accounting Policies (continued)

Investments (continued)

Realized gains and losses on sales of investments and declines in value considered to be other-than-temporary are recognized in operations on the specific identification basis.

Cash and Cash Equivalents

AmComp Preferred considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.

Deferred Policy Acquisition Costs

To the extent recoverable from future policy revenues, the costs that vary with and are primarily related to the production of new and renewal business have been deferred and amortized over the effective period of the related insurance policies.

Property and Equipment

Property and equipment is stated on the basis of cost. Depreciation is computed using the straight-line method over the estimated useful life for financial reporting purposes. Accumulated depreciation was $412,000 at December 31, 1995.

Reinsurance

Reinsurance premiums, losses, and loss adjustment expenses are accounted for on bases consistent with those used in accounting for the original policies issued and the terms of the reinsurance contracts.

Federal and State Income Taxes

AmComp Preferred provides deferred federal and state income taxes for certain differences between the financial statement amount and tax bases of assets and liabilities.

                       AmComp Preferred Insurance Company
                    (Formerly Pinnacle Assurance Corporation
                     An Assessable Mutual Insurance Company)

                          Notes to Financial Statements

                                December 31, 1995


1. Nature of Operations and Significant Accounting Policies (continued)

Policyholder Retention Dividends

Policyholder retention dividends are recognized over the effective period of the related policies and are restricted to limitations imposed by the Board of Directors (see Note 8).

Unpaid Losses and Loss Adjustment Expenses

Unpaid losses and loss adjustment expenses ("LAE") represent the estimated ultimate net cost of all reported and unreported losses incurred through December 31, 1995. The reserves for unpaid losses and LAE are estimated using individual case-basis valuations and statistical analyses. These estimates are subject to the effects of trends in loss severity and frequency. Although considerable variability is inherent in such estimates, management believes that the reserves for losses and LAE are adequate. The estimates are continually reviewed and adjusted as necessary as experience develops or new information becomes known; such adjustments are included in current operations.

Recognition of Premium Revenue

AmComp Preferred's insurance premiums are billed annually or under various installment plans based on the estimated annual premium under the policy terms. At the end of the policy term, payroll-based premium audits are performed on substantially all policyholder accounts to determine final earned premiums. Earned but unbilled premiums include estimated future audit premiums and collateralized premiums. Collateralized premiums include policies where the final calculated premium is paid after the end of the policy term and the receivable balance is collateralized by cash equivalents, letters of credit, and financial guarantee bonds. Estimated future audit premiums are estimated based on a weighted average derived from AmComp Preferred's historical experience as a percentage of earned premiums.

These estimates are subject to the effects of trends in payroll audit adjustments. Although considerable variability is inherent in such estimates, management believes that the accrual for earned but unbilled premiums is reasonable. The estimates are continually reviewed and adjusted as necessary as experience develops or new information becomes known; such adjustments are included in current operations. The reserve for unearned premiums is determined on a daily pro rata basis.

                       AmComp Preferred Insurance Company
                    (Formerly Pinnacle Assurance Corporation
                     An Assessable Mutual Insurance Company)

                          Notes to Financial Statements

                                December 31, 1995


1. Nature of Operations and Significant Accounting Policies (continued)

Administrative and Service Fee Expense

AmComp Preferred, pursuant to agreements with Pinnacle Administrative and Pinnacle Benefits Inc. ("Pinnacle Benefits") incurred expenses of $6,302,000 during 1995. Of the $6,302,000, $1,600,000 was for claims adjudication services performed by Pinnacle Benefits and is reported in the accompanying statement of operations as losses and loss adjustment expenses - Pinnacle Benefits. The remaining $4,702,000 was for sales, marketing, underwriting, policyholder service, and data processing services provided by Pinnacle Administrative and is reported in the accompanying statement of operations as administrative and service fee expense - Pinnacle Administrative.

Administrative and Service Fee Payable to Pinnacle Administrative and Pinnacle Benefits

At December 31, 1995, AmComp Preferred had amounts due to Pinnacle Administrative and Pinnacle Benefits of $795,000, for unpaid administrative and service fees which is reported in the accompanying balance sheet as Administrative and service fees payable to Pinnacle Administrative and Pinnacle Benefits.

Special Disability Trust Fund (SDTF) Assessments and Recoveries

AmComp Preferred accrues and expenses SDTF assessments based on a percentage of net earned premiums and recognizes recoveries from the SDTF when they are received (see Note 3).

Policyholder  Deposits

Policyholders are required to maintain deposits with the Company for certain installment pay plans. Based on the selected pay plan, management determines the deposit amount which is based on a percentage of the policyholders' estimated annual premium. Deposits are analyzed annually and adjusted as considered necessary.

                       AmComp Preferred Insurance Company
                    (Formerly Pinnacle Assurance Corporation
                     An Assessable Mutual Insurance Company)

                          Notes to Financial Statements

                                December 31, 1995


1. Nature of Operations and Significant Accounting Policies (continued)

Concentrations of Credit Risk

Financial instruments that potentially subject AmComp Preferred to significant concentrations of credit risk consist principally of cash, investments, premiums receivable and reinsurance recoverables. Concentrations of credit risk with respect to premiums receivable are limited due to the large number of entities comprising AmComp Preferred's customer base. However, all of AmComp Preferred's revenues are currently derived from products and services offered to customers in Florida which could be adversely affected by economic downturns, an increase in competition or other environmental changes.

2. Regulatory Requirements and Restrictions

AmComp  Preferred  is  required  to  periodically  submit  financial  statements prepared in accordance with prescribed or permitted statutory accounting practices ("SAP") to the DOI. Such SAP practices differ from GAAP. Prescribed SAP includes state laws, regulations and general administrative rules, as well as a variety of publications of the National Association of Insurance Commissioners ("NAIC"). Permitted SAP encompasses all accounting practices that are not prescribed; such practices may differ from company-to-company and may not necessarily be permitted in subsequent reporting periods.

At December 31, 1995, the statutory surplus of AmComp Preferred was $11,174,000 greater than it would have been if certain practices had not been permitted by the DOI. This difference results from the following two permitted practices: (i) future tax liabilities of approximately $9,200,000 resulting from a change in accounting method that will be paid in three subsequent years were not recorded, and (ii) cumulative SDTF assessments were reported as ULAE for statutory purposes resulting in a $1,974,000 decrease of the liability for excess statutory reserves over statement reserves. Based on a recommendation in a recent DOI Report of Examination, AmComp Preferred will discontinue this practice for accounting periods subsequent to December 31, 1997.

                       AmComp Preferred Insurance Company
                    (Formerly Pinnacle Assurance Corporation
                     An Assessable Mutual Insurance Company)

                          Notes to Financial Statements

                                December 31, 1995


2. Regulatory Requirements and Restrictions (continued)

AmComp Preferred is also subject to certain Risk-Based Capital (RBC) requirements specified by the NAIC. Under those requirements, the amount of capital and surplus maintained by a property and casualty insurance company is to be determined based on the various risk factors related to it. At December 31, 1995, AmComp Preferred's RBC exceeded the minimum RBC requirements.

AmComp Preferred's statutory-basis capital was $18,312,000 at December 31, 1995 as an assessable mutual insurance company and its statutory-basis net income was $1,704,000. The statutory-basis capital and surplus at December 31, 1995 was favorably impacted by the admissibility of $4,889,000 of recoverables due from the SDTF and $7,312,000 of anticipated investment income. When the AmComp Preferred converted to a stock insurance company on January 26, 1996, these items were no longer admissable assets and the statutory-basis capital and surplus was reduced for these items.

Under Florida insurance regulations, when AmComp Preferred converts to a stock insurance company, the maximum dividend to stockholders which may be made without prior approval by the DOI is specifically defined by the Florida Insurance Laws and Regulations and is generally the lesser of 10% of surplus or 100% of the prior year's net income, excluding realized capital gains, plus a two year carryback.

As a stock insurance company, AmComp Preferred will be subject to statutes related to excess profits for workers' compensation insurance companies. However, for five years following authorization of the conversion from an assessable mutual to a stock insurance company by the DOI, AmComp Preferred is provided relief from certain aspects of these statutes. Nevertheless, such amounts otherwise subject to these rules will be maintained by AmComp Preferred as surplus as to policyholders and will not be available for dividends for a period of five years.

                       AmComp Preferred Insurance Company
                    (Formerly Pinnacle Assurance Corporation
                     An Assessable Mutual Insurance Company)

                          Notes to Financial Statements

                                December 31, 1995



3. State of Florida SDTF

The State of Florida maintains the SDTF for the purpose of providing benefits to workers who have a pre-existing condition and incur a second or subsequent injury. The SDTF is funded through annual assessments against workers'
compensation   insurers  which  are  based  on  a  percentage  of  net  workers'
compensation premiums written. Assessments charged to underwriting and acquisition expenses in the accompanying financial statements were $1,972,000 in 1995.

AmComp Preferred submits claims to the SDTF for recovery of applicable claims paid on behalf of AmComp Preferred's insureds. For GAAP purposes, because of the uncertainty of the collectibility of such amounts, SDTF recoverables are recorded as they are received. Cash collections from the SDTF amounted to approximately $780,000 in 1995.

The SDTF currently has significant unfunded liabilities. It is not possible to predict how the SDTF will operate, if at all, in the future after further legislative review. Changes in the SDTF's operations, that decrease the availability of recoveries from the SDTF, or increase SDTF assessments payable by AmComp Preferred, and/or the discontinuation of the SDTF could have a material effect on AmComp Preferred's business, financial condition and its operations. Under current law, future assessments are capped at 4.52% of net written premiums and no recoveries can be made for losses incurred after January 1, 1998.

                       AmComp Preferred Insurance Company
                    (Formerly Pinnacle Assurance Corporation
                     An Assessable Mutual Insurance Company)

                          Notes to Financial Statements

                                December 31, 1995


4. Investments

AmComp  Preferred's   investments  in  available-for-sale  and  held-to-maturity securities are summarized as follows:


                                                               Amortized                 Gross Unrealized
                                                                            -----------------------------------
                                                                 Cost           Gains                Losses            Fair Value
                                                               ---------------------------------------------------------------------
                                                                                     (In Thousands)
Available-for-sale securities at December 31, 1995
U.S. Treasury securities                                        $11,498         $  79                $   8               $11,569
Mortgage-backed securities                                          189             -                    4                   185
                                                               ---------------------------------------------------------------------
Total fixed maturity securities                                 $11,687         $  79                $  12               $11,754
                                                               =====================================================================

Held-to-maturity  securities at December 31, 1995
U.S. Treasury securities                                        $31,187         $ 748                $  61               $31,874
Mortgage-backed securities                                        1,159             -                    7                 1,152
                                                               ---------------------------------------------------------------------
Total fixed maturity securities                                 $32,346         $ 748                $  68               $33,026
                                                               =====================================================================

The fair values for fixed maturity securities are based on quoted market prices, where available. For fixed maturity securities not actively traded, fair values are estimated using values obtained from independent pricing services.

                       AmComp Preferred Insurance Company
                    (Formerly Pinnacle Assurance Corporation
                     An Assessable Mutual Insurance Company)

                          Notes to Financial Statements

                                December 31, 1995



4. Investments (Continued)

The amortized cost and estimated market values of fixed maturity securities, segregated by available-for-sale and held-to-maturity, at December 31, 1995 are summarized, by maturity, as follows:


                                            Available-for-Sale           Held-to-Maturity
                                        Amortized          Fair        Amortized      Fair
                                           Cost            Value          Cost        Value
                                       -----------------------------------------------------
                                                              (In Thousands)
Years to maturity:
  One or less                           $  5,999         $  6,015       $     -      $     -
  After one through five                   4,499            4,553        29,200       29,722
  After five through 10                    1,000            1,001         1,987        2,152
  Mortgaged-backed securities                189              185         1,159        1,152
                                       =====================================================
Total                                    $11,687         $ 11,754       $32,346      $33,026
                                       =====================================================

The foregoing data is based on the stated maturities of the securities. Actual maturities may differ as borrowers may have the right to call or prepay obligations.

At December 31, 1995, fixed maturity securities with an amortized cost of $3,244,000 were on deposit with the Florida Insurance Department in accordance with DOI regulatory requirements.

Major categories of AmComp Preferred's net investment income are summarized as follows:

         Income:
           Fixed maturity securities                          $2,388
           Cash and cash equivalents                             165
                                                              ------
         Investment income                                     2,553
         Investment expenses                                      61
                                                              ======
         Net investment income                                $2,492
                                                              ======

                       AmComp Preferred Insurance Company
                    (Formerly Pinnacle Assurance Corporation
                     An Assessable Mutual Insurance Company)

                          Notes to Financial Statements

                                December 31, 1995


5. Reinsurance

Certain premiums and losses are ceded to other insurance companies under various aggregate and specific excess of loss reinsurance agreements. The ceded reinsurance agreements are intended to provide AmComp Preferred with the ability to maintain its exposure to loss within its capital resources.

AmComp Preferred offers workers' compensation policies at statutory limits. A summary of AmComp Preferred's specific and aggregate reinsurance retention limits follows:

                                                Retention
    Accident Year                       Specific           Aggregate
    ----------------------------------------------------------------------------
                                               (In Thousands)

    1986                                 $175              $  1,726
    1987                                  200                 2,070
    1988                                  200                 2,080
    1989-90                               300                     -
    1991-93                               500                     -
    1994                                  400                     -
    1995                                  400                28,000

AmComp Preferred's ceded reinsurance arrangements had the following effect on certain items in the accompanying financial statements:

                                       (In Thousands)
                                             1995
     Premiums:
                                     -------------------------
                                      Written          Earned
                                     -------------------------
     Direct                           $43,494         $33,985
     Ceded                             (1,639)         (1,639)
                                     -------------------------
     Net                              $41,855         $32,346
                                     =========================

     Other amounts:

     Unpaid losses and LAE ceded       $4,364
     Incurred losses and LAE ceded     $2,689

                       AmComp Preferred Insurance Company
                    (Formerly Pinnacle Assurance Corporation
                     An Assessable Mutual Insurance Company)


                          Notes to Financial Statements

                                December 31, 1995


5. Reinsurance (Continued)

Reinsurance contracts do not relieve AmComp Preferred from its obligations to policyholders. Failure of reinsurers to honor their obligations could result in losses to AmComp Preferred. AmComp Preferred evaluates the financial condition of its reinsurers and monitors concentrations of credit risk to minimize its exposure to significant losses from reinsurer insolvencies.

At December 31, 1995, approximately $4,000,000 of AmComp Preferred's reinsurance recoverables on paid and unpaid losses were due from one individual reinsurer (rated A++ by A.M. Best Company).

6. Federal and State Income Taxes

Significant components of income tax benefit are as follows:

        Current expense                  $(1,147)
        Deferred benefit                   1,197
                                         --------
        Income tax benefit                 $  50
                                         ========

The effective federal income tax rates on earnings before income taxes were lower than the maximum statutory rates as follows:

                                                    Amount
                                                 ------------
Computed expected tax benefit                      $  134
State income taxes, net                                15
Other, net                                            (99)
                                                 --------
Effective income tax benefit                        $  50
                                                 ========

                       AmComp Preferred Insurance Company
                    (Formerly Pinnacle Assurance Corporation
                     An Assessable Mutual Insurance Company)

                          Notes to Financial Statements

                                December 31, 1995


6.        Federal and State Income Taxes (Continued)

AmComp Preferred records deferred federal income taxes payable on certain temporary differences between the amounts reported in the accompanying financial statements and the amounts reported for federal and state income tax reporting purposes. The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and tax liabilities as of December 31, 1995 are presented below (in thousands):


       Deferred tax assets:
        Loss reserve adjustments                                        $2,741
        Unearned premium adjustment                                        797
        Allowance for bad debt                                           1,104
                                                                        ------
       Total deferred tax assets                                         4,642

       Deferred tax liabilities:
        Deferred policy acquisition expenses                               418
        Policyholder dividends                                           5,179
        Net unrealized appreciation on available-for-sale securities        25
        Other                                                               63
                                                                       -------
       Total deferred tax liabilities                                    5,685
                                                                       -------
       Net deferred tax liability                                       $1,043
                                                                       =======

                       AmComp Preferred Insurance Company
                    (Formerly Pinnacle Assurance Corporation
                     An Assessable Mutual Insurance Company)

                          Notes to Financial Statements

                                December 31, 1995


7. Unpaid Losses and LAE

The following table provides a reconciliation of the beginning and ending balances for unpaid losses and LAE, reported in the accompanying balance sheet (in thousands):


    Unpaid losses and LAE, net of related reinsurance recoverables
      at beginning of year                                                           $23,874
    Add provision for losses and LAE, net of reinsurance, occurring in:
      Current year                                                                    20,794
      Prior years                                                                     (2,440)
                                                                                   ---------
    Total losses incurred during the year                                             18,354
    Deduct payments for losses and LAE, net of reinsurance, occurring in:
      Current year                                                                     3,442
      Prior years                                                                      7,063
                                                                                    --------
    Payments for losses and LAE during the current year, net of reinsurance           10,505
                                                                                    --------
    Unpaid losses and LAE, net of related reinsurance recoverables at end of year     31,723
    Reinsurance recoverable on unpaid losses and LAE at end of year                    4,364
                                                                                    --------
    Unpaid losses and LAE, gross of reinsurance recoverables on unpaid losses at
       end of year                                                                   $36,087
                                                                                    ========

AmComp Preferred's liability for unpaid losses and LAE, net of related reinsurance recoverables, at December 31, 1994, was decreased in the following year by $2,440,000 for claims that had occurred prior to 1995. This favorable loss emergence resulted principally from settling reserves established in prior years for amounts that were less than expected.

The anticipated effect of inflation is implicitly considered when estimating liabilities for losses and LAE. While anticipated claims costs due to inflation are considered in estimating the ultimate claim costs, the increase in average severity of claims is caused by a number of factors that vary with the individual type of policy written. Future average severities are projected based on historical trends adjusted for implemented changes in underwriting standards, policy provisions and general economic trends. Those anticipated trends are monitored based on actual development and are modified if necessary.

                       AmComp Preferred Insurance Company
                    (Formerly Pinnacle Assurance Corporation
                     An Assessable Mutual Insurance Company)

                          Notes to Financial Statements

                                December 31, 1995


8. Policyholder Retention Dividends

Certain policyholders have entered into agreements that provide for the opportunity for dividends based on either their own individual or group loss experience. As a mutual company all of the business was subject to dividend participation during 1995. The dividends are paid at the sole discretion of the Board of Directors (Board) and must be approved by the Board prior to payment.

9. Commitments and Contingencies

AmComp Preferred is named as a defendant in various legal actions arising principally from claims made under insurance policies and contracts. Those actions are considered by AmComp Preferred in estimating unpaid losses and LAE reserves. AmComp Preferred's management believes that the resolution of those actions will not have a material effect on AmComp Preferred's financial position or results of operations.

Effective January 1, 1993, AmComp Preferred subleased its office space to Pinnacle Administrative for the amount of rent due and payable per the lease agreement. Therefore, AmComp Preferred incurred no rental expense for 1995. Future minimum payments under noncancelable operating leases with initial terms of one year or more are $82,000 and $41,000 for 1996 and 1997, respectively.

10. Fair Value of Financial Instruments

Statement of Financial Accounting Standard, No. 107, Disclosure about Fair Value of Financial Instruments, requires disclosure of the estimated Fair value of all financial instruments including both assets and liabilities unless specifically exempted.

The following methods and assumptions were used by the Company in estimating the Fair value of financial instruments.

Cash and Cash Equivalents: The carrying amount reported in the balance sheet for cash and cash equivalents approximate fair value due to the short-term nature of those items.

                       AmComp Preferred Insurance Company
                    (Formerly Pinnacle Assurance Corporation
                     An Assessable Mutual Insurance Company)

                          Notes to Financial Statements

                                December 31, 1995


10. Fair Value of Financial Instruments (continued)

Accounts Receivable and Accounts Payable: The carrying amounts reported in the balance sheet for accounts receivable and accounts payable approximate their fair value.

Investment Securities: Fair values for fixed maturity securities and other invested assets are based on quoted market prices where available. For fixed maturity securities not actively traded, fair values are estimated using values obtained from independent pricing services.

================================================================================


               , 1998






                               AmComp Incorporated

                         ________ Shares of Common Stock






                           --------------------------


                                   PROSPECTUS
                           --------------------------








                          Donaldson, Lufkin & Jenrette

                                 BT Alex. Brown

                           Credit Suisse First Boston








--------------------------------------------------------------------------------

We have not authorized any dealer, salesperson or other person to give you any written information other than this prospectus or to make representations as to matters that are not stated in this prospectus. You must not rely on unauthorized information. This prospectus is not an offer to sell these securities or our solicitation of your offer to buy these securities in any jurisdiction where that would not be permitted or legal. Neither the delivery of this prospectus nor any sales made hereunder after the date of this prospectus shall create any implication that the information contained herein or the affairs of the Company have not changed since the date hereof.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

Until ______, 199__ (25 days after the date of this prospectus), all dealers that effect transactions in these securities may be required to deliver a prospectus. This is in addition to the dealer's obligation to deliver a prospectus when acting as an underwriter in this offering and when selling previously unsold allotments or subscriptions.

--------------------------------------------------------------------------------

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.  Other Expenses of Issuance and Distribution.

    The following table sets forth the various expenses (other than selling commissions and other fees paid to the Underwriters) which will be paid by the Registrant in connection with the issuance and distribution of the securities being registered. With the exception of the SEC registration fee and the NASD filing fee, all amounts shown are estimates.

    SEC registration fee...............................................  $13,900
    NASD filing fee....................................................  $ 5,500
    NASD National Market listing fee and expenses......................  $     *
    Blue sky fees and expenses (including legal and filing fees)               *
    Printing expenses (other than stock certificates)..................        *
    Printing and engraving of stock certificates.......................        *
    Legal fees and expenses (other than Blue sky)......................        *
    Accounting fees and expenses.......................................        *
    Transfer Agent and Registrar fees and expenses.....................        *
    Miscellaneous expenses.............................................        *
                                                                         -------
             Total.....................................................  $     *
                                                                         =======
------------------------
*  To be provided by amendment.

Item 14.  Indemnification of Directors and Officers.

         The Certificate of Incorporation of the Registrant provides that the Registrant shall indemnify to the extent permitted by Delaware law any person whom it may indemnify thereunder, including directors, officers, employees, consultants and agents of the Registrant. Such indemnification (other than an order by a court) shall be made by the Registrant only upon a determination that indemnification is proper in the circumstances because the individual met the applicable standard of conduct. Advances for such indemnification may be made pending such determination. Such determination shall be made by a majority vote of a quorum consisting of disinterested directors, by independent legal counsel or by the stockholders. In addition, the Registrant's Certificate of Incorporation eliminates, to the extent permitted by Delaware law, personal liability of directors to the Registrant and its stockholders for monetary damages for breach of fiduciary duty as directors.

         The Registrant's authority to indemnify its directors and officers is governed by the provisions of Section 145 of the DGCL, as follows:

         (a) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person's conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person's conduct was unlawful.

         (b) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

         (c) To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this section, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith.

         (d) Any indemnification under subsections (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a) and (b) of this section. Such determination shall be made with respect to a person who is a director or officer at the time of such determination (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.

         (e) Expenses (including attorneys' fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in this section. Such expenses (including attorneys' fees) incurred by former directors and officers or other employees and agents may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.

         (f) The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any by law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person's official capacity and as to action in another capacity while holding such office.

         (g) A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person's status as such, whether or not the corporation would have the power to indemnify such person against such liability under this section.

         (h) For purposes of this section, references to the "corporation" shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had the power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued.

         (i) For purposes of this section, references to "other enterprises" shall include employee benefit plans, references to "fines" shall include any excise taxes assessed on a person with respect to any employee benefit plan, and references to "serving at the request of the corporation" shall include any service as a director, officer, employee, or agent of the corporation which imposes duties on, or involves services by such director, officer, employee or agent with respect to any employee benefit plan, its participants or beneficiaries, and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of any employee benefit plan shall be deemed to have acted in a manner "not opposed to the best interests of the corporation" as referred to in this section.

         (j) The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

         (k) The Court of Chancery is hereby vested with exclusive jurisdiction to herein determine all actions for advancement of expenses or indemnification brought under this section or under any bylaw, agreement, vote of stockholder, or disinterested directors, or otherwise. The Court of Chancery may summarily determine a corporation's obligation to advance expenses (including attorneys' fees).

         Pursuant to the Underwriting Agreement filed as Exhibit 1.1 to this Registration Statement, the Registrant has agreed to indemnify the Underwriters and the Underwriters have agreed to indemnify the Registrant and its directors, officers and controlling persons against certain civil liabilities that may be incurred in connection with the offering, including certain liabilities under the Securities Act.

         The Registrant has entered into Indemnification Agreements with each of its directors and officers whereby it has agreed to indemnify each director and officer from and against any and all judgments, fines, penalties, excise taxes and amounts paid in settlement or incurred by such director or officer for or as a result of action taken or not taken while such director was acting in his capacity as a director or executive officer of the Registrant.

Item 15.  Recent Sales of Unregistered Securities.

         During the past three years, the following securities were sold by the Registrant without registration under the Securities Act of 1933, as amended (the "Securities Act"). All share data included herein has been restated to give effect to a 5-for-2 stock split of the Common Stock effected in the form of a stock dividend distributed in September 1996. All certificates representing the securities described herein and currently outstanding have been appropriately legended. The securities described below were issued pursuant to an exemption from registration contained in Section 4(2) of the Securities Act as transactions by an issuer not involving any public offering. Certain of such securities were also issued in compliance with Regulation D under the Securities Act.

         (a)      Issuances of Capital Stock

                  In connection with the original capitalization of the Registrant on January 26, 1996, the Registrant issued 12,500,000 shares of Common Stock to certain members of management in consideration of the transfer by them to the Registrant of all of the issued and outstanding shares of capital stock of Pinnacle Administrative and Pinnacle Benefits.

                  In connection with the original capitalization of the Registrant on January 26, 1996, and on April 29, 1996, the Registrant sold an aggregate of 1,400,000 shares of its Series A Redeemable Convertible Preferred Stock, and on December 31, 1996, the Registrant sold an aggregate of 1,000,000 shares of its Series A Preferred Stock to Welsh, Carson, Anderson & Stowe, VII, L.P., WCAS Healthcare Partners, L.P., Sprout Growth II, L.P., Sprout Capital VII, L.P. and certain others investors. The aggregate purchase price for all such shares was $24,000,000.

                  On July 2, 1996, the Registrant sold 22,500, 22,500, 11,250 and 6,250 shares of Common Stock to John K. Carlyle, Daniel J. Thomas, Richard
D. Rehm and James M. Greenwood, respectively, in a private placement for an aggregate purchase price of $250,000. On April 18, 1997, in a private placement of stock, the Registrant sold 8,333, 8,333, 8,333, 4,166 and 2,500 shares of its Common Stock to Craig R. Callen, Lawrence N. Lavine, W. Patrick McMullen III, John W. Patterson and Richard A. Landgarten, respectively. The aggregate purchase price was $189,990.

                  In order to induce NationsBank, N.A. to enter into a credit facility, on December 31, 1997, the Registrant issued to NationsBank, N.A. a warrant to purchase an aggregate of 55,000 shares of Common Stock at an exercise price of $4.00 per share.

         (b) Certain grants and exercises of stock options.

                  The 1996 Stock Option Plan was adopted by the Registrant's Board of Directors on April 18, 1997. As of September 30, 1998, options to purchase up to an aggregate of 638,000 shares of Common Stock had been granted to employees of the Registrant, of which options to purchase up to an aggregate of 587,405 shares of Common Stock were outstanding. The Registrant has issued an aggregate of 5,970 shares of Common Stock upon the exercise of such options.

                  The Directors' Stock Option Plan was adopted by the Registrant's Board of Directors on April 18, 1997. As of September 30, 1998, options to purchase an aggregate of 105,000 shares of Common Stock had been granted to directors of the Registrant, of which all options granted were outstanding. No shares of Common Stock have been issued pursuant to such options.

                  The 1996 Stock Option Plan for Agents (the "Agents Plan") was adopted by the Registrant's Board of Directors on March 29, 1996. As of September 30, 1998, options to purchase an aggregate of 875,000 shares of Common Stock had been granted to 35 independent agencies, of which options to purchase an aggregate of 341,862 shares of Common Stock were outstanding. No shares of Common Stock have been issued pursuant to such options.

                  On January 1, 1997, the Registrant granted to Fred R. Lowe an option to purchase 500,000 shares of Common Stock at an exercise price of $6.00 per share. No shares of Common Stock have been issued pursuant to this option.

                  On May 20, 1998, the Registrant granted to Debra Cerre-Ruedisili an option to purchase 125,000 shares of Common Stock at an exercise price of $6.00 per share. No shares of Common Stock have been issued pursuant to this option.



Item 16.  Exhibits and Financial Statements.

         (a)  Exhibits:

Number         Description of Exhibit

   *1.1       Form of Underwriting Agreement.
    3.1       Certificate of Incorporation of the Registrant, as amended.
    3.2       By-laws of the Registrant.
    4.1       Terms of the Registrant's Series A Preferred Stock. (See Exhibit
              3.1).
   *4.2       Specimen Certificate for the Registrant's Common Stock.
   *5         Opinion of Olshan Grundman Frome & Rosenzweig LLP.
   10.1       Shareholder Agreement, dated June 29, 1993, by and among
              Compensation Benefits, Inc., the Registrant, and Sam A. Stephens,
              Dale E. Hanson and Alan N. Duggan (as amended by Amendment to
              Shareholders Agreement dated December 19, 1995 and Amendment No. 2 to Shareholders Agreement dated July 8, 1996).
   10.2       Stockholders Agreement, dated as of January 26, 1996, by and among the Registrant, the Florida Administrators, Inc., Sam A. Stephens,
              Dale E. Hanson, Alan N. Duggan and Fred R. Lowe (the "Executives")
              and Welsh, Carson, Andersen and Stowe VII L.P., WCAS Healthcare
              Partners, L.P., Sprout Growth II, L.P., Sprout Capital VII, L.P.,
              DLJ Capital Corporation, Sprout CEO Fund, Profit Sharing Plan,
              DLJSC - Custodian F/B/O David F. Bellet, Horizon Investment
              Associates, I, Patrick S. Welsh, Russell L. Carson, Bruce K.
              Anderson, Richard H. Stowe, Andrew M. Paul, Thomas E. McInerney,
              James B. Hoover, Robert A. Minicucci, Anthony J. DeNicola, Paul B.
              Queally, Craig R. Callen, Lawrence N. Lavine, Laura Van Buren, W.
              Patrick McMullen, III, John W. Patterson, Richard A. Landgarten,
              John K. Carlyle, Daniel J. Thomas, Richard D. Rehm and James M.
              Greenwood (collectively, the "Purchasers") (as amended by
              Amendment to Stockholders Agreement and Registration Rights
              Agreement dated July 8, 1996) and Amendment No. 2 to Stockholders
              Agreement dated December 31, 1996).
   10.3       Registration Rights Agreement, dated as of January 26, 1996, by and among the Registrant, Florida Administrators, Inc., the
              Executives and the Purchasers (as amended by Amendment to
              Stockholders Agreement and Registration Rights Agreement dated
              July 8, 1996).
   10.4       Warrantholders Rights Agreement, dated as of December 31, 1997, by and between the Registrant and NationsBank, N.A.
   10.5       Amended and Restated Credit Agreement, dated as of December 31,
              1997, by and among the Registrant and NationsBank, N.A.
 **10.6       Workers' Compensation Excess of Loss Reinsurance Agreement,
              effective March 1, 1998, by and between Pinnacle Assurance
              Corporation (a/k/a AmComp Preferred Insurance Company), Thomas
              Jefferson Insurance Company (a/k/a AmComp Insurance Company),
              and/or other current or future member companies of the AmComp
              Insurance Group and certain quota-share reinsurers, and Reliance
              Insurance Company (as amended as of March 1, 1998 and April 1,
              1998).
 **10.7       Workers' Compensation and Employers Liability Quota-Share
              Reinsurance Agreement, effective October 1, 1997, between Pinnacle
              Assurance Corporation, AmComp Preferred Insurance Company, Thomas
              Jefferson Insurance Company, AmComp Assurance Company
              and other insurance companies owned, managed, or affiliated with
              AmComp Insurance Group, and Everest Reinsurance Company and
              Underwriters Reinsurance Company.
    10.8      Workers' Compensation Excess of Loss Reinsurance Agreement,
              effective January 1, 1997, by and between Pinnacle Assurance
              Corporation and Continental Casualty Company (as amended as of
              September 26, 1997, as of October 31, 1997, as of November 25,
              1997 and as of January 1, 1998).
   *10.9      1996 Stock Option Plan of the Registrant, as amended.
   *10.10     Directors' Stock Option Plan of the Registrant, as amended.
   *10.11     1996 Stock Option Plan for Agents of the Registrant, as amended.
   *10.12     1998 Stock Option Plan for Agents of AmComp Assurance Corporation.
    10.13     Option Letter Agreement, dated January 1, 1997, between the
              Registrant and Fred R. Lowe.
    10.14     Option Letter Agreement, dated May 20, 1998 by and between the
              Registrant and Debra Cerre-Ruedisili.
   *10.15     Employment Agreement, dated January 1, 1997 by and between the
              Registrant and Fred R. Lowe.
   *10.16     Form of Executive Employment Agreement by and between the
              Registrant and various executive employees.
   *10.17     Form of Indemnification Agreement by and between the Registrant and its directors and officers.
    10.18     Lease Agreement for North Palm Beach Facility dated January 1,
              1997 by and between 701 U.S. 1, Inc. and Ginn, Schiralli, Gary
              Partnership and Florida Administrators, Inc.
    10.19     Office Lease Agreement for Maitland Facility dated March 17, 1997 by and between Lincoln -300 Lincoln Place, Ltd. and Pinnacle
              Assurance Corporation.
    21        Subsidiaries of Company.
    23.1      Consent of Ernst & Young L.L.P.
   *23.2      Consent of Olshan Grundman Frome & Rosenzweig LLP (contained in
              Exhibit 5).
    24        Powers of Attorney (included on the signature page of this
              Registration Statement).
    27        Financial Data Schedule.

------------------------------------

    *       To be filed by amendment.

    ** Portions of these exhibits are omitted and were filed separately with the Securities and Exchange Commission pursuant to the Registrant's application requesting confidential treatment in accordance with Rule 406 of Regulation C as promulgated under the Securities Act of 1933.

    (b)     Financial Statement Schedules:

            Report of Independent Certified Public Accountants on Schedules
            Schedule 2 - Condensed Financial Information of AmComp Incorporated
            Schedule 5 - Valuation and Qualifying Accounts of AmComp
            Incorporated

Item 17.  Undertakings.

       Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

    The undersigned registrant hereby undertakes that:

       (i) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of Prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of Prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

       (ii) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of Prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    The undersigned registrant undertakes to provide to the Underwriters at the closing specified in the Underwriting Agreement, certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of North Palm Beach, State of Florida on the 11th day of November, 1998.

                                    AMCOMP INCORPORATED


                                    By: /s/ Sam A. Stephens
                                        ----------------------------------------
                                        Sam A. Stephens, Chairman of the Board

                                POWER OF ATTORNEY

    KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Sam A. Stephens, Fred R. Lowe and Debra Cerre-Ruedisili, his true and lawful attorney-in-fact, each acting alone, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments to this registration statement, and any related registration statement filed pursuant to Rule 462(b) of the Act and to file the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorneys-in-fact or their substitutes, each acting along, may lawfully do or cause to be done by virtue hereof.

    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

        Signature                     Title                        Date

/s/ Sam A. Stephens              Chairman of the Board         November 11, 1998
-------------------------
    Sam A. Stephens

/s/ Fred R. Lowe                 President, Chief Executive    November 11, 1998
-------------------------        Officer (Principal Executive
    Fred R. Lowe                 Officer) and Director

/s/ Debra Cerre-Ruedisili        Executive Vice President,     November 11, 1998
-------------------------        Chief Operating Officer
    Debra Cerre-Ruedisili        and Director

/s/ Donald L. Johnson            Senior Vice President,        November 11, 1998
-------------------------        Chief Treasurer Financial
    Donald L. Johnson            Officer and (Principal
                                 Financial and Accounting
                                 Officer)

/s/ Dale E. Hanson               Senior Vice President,       November 11, 1998
-------------------------        Secretary and Director
    Dale E. Hanson


/s/ Richard Kroon                Director                     November 11, 1998
------------------------
    Richard Kroon

/s/ Andrew M. Paul               Director                     November 11, 1998
------------------------
    Andrew M. Paul

/s/ Paul B. Queally              Director                     November 11, 1998
------------------------
    Paul B. Queally

/s/ Daniel J. Thomas             Director                     November 11, 1998
------------------------
    Daniel J. Thomas

         Report of Independent Certified Public Accountants on Schedules



Board of Directors and Stockholders
AmComp Incorporated


We have audited the consolidated financial statements of AmComp Incorporated and Subsidiaries as of December 31, 1996 and 1997, and for each of the three years in the period ended December 31, 1997, and have issued our report thereon dated March 4, 1998 (included elsewhere in this Registration Statement). Our audits also included the financial statement schedule listed in Item 16(b) of this Registration Statement. This schedule is the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits.

In our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.


/s/ Ernst & Young LLP
March 4, 1998
West Palm Beach, Florida

SCHEDULE 2 - Condensed Financial Information of AmComp Incorporated

                                 Balance Sheets


                                                                                      December 31
                                                                             1996                        1997
                                                                           ----------------------------------
                                                                                  (In Thousands)
Assets
Cash and invested assets:
 Fixed maturity securities held-to-maturity at amortized cost
 (fair value of $322 in 1997)                                              $     -                    $   344
     Cash and cash equivalents                                               3,572                      6,197
                                                                           ----------------------------------
Total cash and invested assets                                               3,572                      6,541
Investment in subsidiaries at equity                                        41,225                     53,858
Other assets                                                                   637                        364
                                                                           ----------------------------------
Total assets                                                               $45,434                    $60,763
                                                                           ==================================
Liabilities and stockholders' equity
Liabilities:
Accounts payable and accrued expenses                                          386                    $   267
Negative goodwill                                                            5,365                      4,860
Note payable                                                                10,000                     20,000
Other liabilities                                                              329                        203
                                                                           ----------------------------------
Total liabilities                                                           16,080                     25,330

Mandatorily redeemable convertible preferred stock series A                 21,745                     22,100
Redeemable nonconvertible cumulative preferred stock series B                    -                          -

Stockholders' equity:
  Common Stock (authorized shares 18,600 in 1996 and 22,300 in
   1997  issued and outstanding 12,563 in 1996 and 12,597 in 1997)             125                        126
  Common stock warrants                                                          -                         75
  Additional paid-in-capital                                                   250                        450
  Retained earnings                                                           (380)                      (570)
  Undistributed retained earnings of subsidiaries                            7,547                     12,816
  Net unrealized appreciation on available-for-sale securities (net of  tax of  $40 and $253 in 1996 and 1997, respectively, held
   by subsidiaries)                                                             67                        436
                                                                           ----------------------------------
Total stockholders' equity                                                   7,609                     13,333
                                                                           ----------------------------------
Total liabilities and stockholders' equity                                 $45,434                   $ 60,763
                                                                           ==================================

See accompanying notes.

SCHEDULE 2 - Condensed Financial Information of AmComp Incorporated

                              Statements of Income



                                                           Year Ended
                                                  ------------------------------
                                                    1996               1997
                                                  ------------------------------
                                                        (In Thousands)
Revenue:
 Net investment income                             $   74           $   907
 Equity in earnings of subsidiaries                 5,638             5,268
 Other income                                         652               569
                                                   ------------------------
Total revenue                                       6,364             6,744

Expenses:
 General and administrative expenses                  995             1,525
                                                   ------------------------
Total expenses                                        995             1,525
                                                   ------------------------
Income before income taxes                          5,369             5,219
Income tax expense                                    (65)             (215)
                                                   -------------------------
Net income                                         $5,434           $ 5,434
                                                   ========================


See accompanying notes.

SCHEDULE 2 - Condensed Financial Information of AmComp Incorporated

                      Consolidated Statements of Cash Flows


                                                            Year ended December 31
                                                             1996            1997
                                                           -----------------------
Operating activities                                            (In Thousands)
Net cash provided by (used in) operating activities        $  153         $  (232)

Investing activities
  Investment in subsidiaries                              (28,400)        (10,000)
  Dividends received from non-insurance subsidiaries            -           3,000
  Purchase of fixed maturity securities                         -            (344)
                                                          ------------------------
Net cash used in investing activities                     (28,400)         (7,344)

Financing activities
  Issuance of common stock                                    250             201
  Issuance of mandatorily redeemable preferred stock       21,569               -
  Proceeds from issuance of note payable                   10,000          10,000
                                                          -----------------------
Net cash provided by financing activities                  31,819          10,201
                                                          -----------------------
Net increase in cash and cash equivalents                   3,572           2,625
Cash and cash equivalents at the beginning of the year          -           3,572
                                                          -----------------------
Cash and cash equivalents at the end of the year           $3,572          $6,197
                                                          =======================


See accompanying notes.

SCHEDULE 2 - Condensed Financial Information of AmComp Incorporated Notes to Condensed Financial Information



The accompanying condensed financial information should be read in conjunction with the consolidated financial statements and notes thereto of AmComp Incorporated and subsidiaries. AmComp Incorporated was incorporated on December 28, 1995 and was initially capitalized on January 26, 1996. Since AmComp
Incorporated was not yet capitalized at December 31, 1995, no financial information for AmComp Incorporated has been presented for the year ended December 31, 1995.


NOTE A -- Significant Accounting Policies

In the parent company financial statements, the Company's investments in wholly-owned subsidiaries are stated at cost plus equity in undistributed earnings of the subsidiaries. AmComp Incorporated is actively engaged through certain of its subsidiaries in the property and casualty insurance business.

SCHEDULE 5 - Valuation and Qualifying Accounts
AmCOMP Incorporated
Years ended December 31, 1995, 1996, and 1997


             (In Thousands)                             Balance at       Charged to            (1)                Balance at
                                                       the Beginning     Costs and          Deductions            the End of
               Description                             of the Period     Expenses           - Describe            the Period
-------------------------------------------------------------------------------------  -------------------------------------

Year ended December 31, 1995
 Allowance for uncollectible accounts                    $    826        $ 2,280             $   171               $ 2,935
Year ended December 31, 1996
   Allowance for uncollectible accounts                     2,935          4,647                 448                 7,134
Year ended December 31, 1997
   Allowance for uncollectible accounts                  $  7,134        $ 4,007             $ 3,329               $ 7,812



(1) Write-off of premiums receivable balances against the allowance previously established.

                               INDEX TO EXHIBITS

         (a)  Exhibits:

Number         Description of Exhibit

   *1.1       Form of Underwriting Agreement.
    3.1       Certificate of Incorporation of the Registrant, as amended.
    3.2       By-laws of the Registrant.
    4.1       Terms of the Registrant's Series A Preferred Stock. (See Exhibit
              3.1).
   *4.2       Specimen Certificate for the Registrant's Common Stock.
   *5         Opinion of Olshan Grundman Frome & Rosenzweig LLP.
   10.1       Shareholder Agreement, dated June 29, 1993, by and among
              Compensation Benefits, Inc., the Registrant, and Sam A. Stephens,
              Dale E. Hanson and Alan N. Duggan (as amended by Amendment to
              Shareholders Agreement dated December 19, 1995 and Amendment No. 2 to Shareholders Agreement dated July 8, 1996).
   10.2       Stockholders Agreement, dated as of January 26, 1996, by and among the Registrant, the Florida Administrators, Inc., Sam A. Stephens,
              Dale E. Hanson, Alan N. Duggan and Fred R. Lowe (the "Executives")
              and Welsh, Carson, Andersen and Stowe VII L.P., WCAS Healthcare
              Partners, L.P., Sprout Growth II, L.P., Sprout Capital VII, L.P.,
              DLJ Capital Corporation, Sprout CEO Fund, Profit Sharing Plan,
              DLJSC - Custodian F/B/O David F. Bellet, Horizon Investment
              Associates, I, Patrick S. Welsh, Russell L. Carson, Bruce K.
              Anderson, Richard H. Stowe, Andrew M. Paul, Thomas E. McInerney,
              James B. Hoover, Robert A. Minicucci, Anthony J. DeNicola, Paul B.
              Queally, Craig R. Callen, Lawrence N. Lavine, Laura Van Buren, W.
              Patrick McMullen, III, John W. Patterson, Richard A. Landgarten,
              John K. Carlyle, Daniel J. Thomas, Richard D. Rehm and James M.
              Greenwood (collectively, the "Purchasers") (as amended by
              Amendment to Stockholders Agreement and Registration Rights
              Agreement dated July 8, 1996) and Amendment No. 2 to Stockholders
              Agreement dated December 31, 1996).
   10.3       Registration Rights Agreement, dated as of January 26, 1996, by and among the Registrant, Florida Administrators, Inc., the
              Executives and the Purchasers (as amended by Amendment to
              Stockholders Agreement and Registration Rights Agreement dated
              July 8, 1996).
   10.4       Warrantholders Rights Agreement, dated as of December 31, 1997, by and between the Registrant and NationsBank, N.A.
   10.5       Amended and Restated Credit Agreement, dated as of December 31,
              1997, by and among the Registrant and NationsBank, N.A.
 **10.6       Workers' Compensation Excess of Loss Reinsurance Agreement,
              effective March 1, 1998, by and between Pinnacle Assurance
              Corporation (a/k/a AmComp Preferred Insurance Company), Thomas
              Jefferson Insurance Company (a/k/a AmComp Insurance Company),
              and/or other current or future member companies of the AmComp
              Insurance Group and certain quota-share reinsurers, and Reliance
              Insurance Company (as amended as of March 1, 1998 and April 1,
              1998).
 **10.7       Workers' Compensation and Employers Liability Quota-Share
              Reinsurance Agreement, effective October 1, 1997, between Pinnacle
              Assurance Corporation, AmComp Preferred Insurance Company, Thomas
              Jefferson Insurance Company, AmComp Assurance Company
              and other insurance companies owned, managed, or affiliated with
              AmComp Insurance Group, and Everest Reinsurance Company and
              Underwriters Reinsurance Company.
    10.8      Workers' Compensation Excess of Loss Reinsurance Agreement,
              effective January 1, 1997, by and between Pinnacle Assurance
              Corporation and Continental Casualty Company (as amended as of
              September 26, 1997, as of October 31, 1997, as of November 25,
              1997 and as of January 1, 1998).
   *10.9      1996 Stock Option Plan of the Registrant, as amended.
   *10.10     Directors' Stock Option Plan of the Registrant, as amended.
   *10.11     1996 Stock Option Plan for Agents of the Registrant, as amended.
   *10.12     1998 Stock Option Plan for Agents of AmComp Assurance Corporation.
    10.13     Option Letter Agreement, dated January 1, 1997, between the
              Registrant and Fred R. Lowe.
    10.14     Option Letter Agreement, dated May 20, 1998 by and between the
              Registrant and Debra Cerre-Ruedisili.
   *10.15     Employment Agreement, dated January 1, 1997 by and between the
              Registrant and Fred R. Lowe.
   *10.16     Form of Executive Employment Agreement by and between the
              Registrant and various executive employees.
   *10.17     Form of Indemnification Agreement by and between the Registrant and its directors and officers.
    10.18     Lease Agreement for North Palm Beach Facility dated January 1,
              1997 by and between 701 U.S. 1, Inc. and Ginn, Schiralli, Gary
              Partnership and Florida Administrators, Inc.
    10.19     Office Lease Agreement for Maitland Facility dated March 17, 1997 by and between Lincoln -300 Lincoln Place, Ltd. and Pinnacle
              Assurance Corporation.
    21        Subsidiaries of Company.
    23.1      Consent of Ernst & Young L.L.P.
   *23.2      Consent of Olshan Grundman Frome & Rosenzweig LLP (contained in
              Exhibit 5).
    24        Powers of Attorney (included on the signature page of this
              Registration Statement).
    27        Financial Data Schedule.

------------------------------------

    *       To be filed by amendment.

    ** Portions of these exhibits are omitted and were filed separately with the Securities and Exchange Commission pursuant to the Registrant's application requesting confidential treatment in accordance with Rule 406 of Regulation C as promulgated under the Securities Act of 1933.

    (b)     Financial Statement Schedules:

            Report of Independent Certified Public Accountants on Schedules
            Schedule 2 - Condensed Financial Information of AmComp Incorporated
            Schedule 5 - Valuation and Qualifying Accounts of AmComp
            Incorporated